As filed with the Securities and Exchange Commission on December 19, 2012
File No. 333-172116
File No. 333-175773

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A (Post-Effective Amendment No. 2) REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TEXAS RARE EARTH RESOURCES CORP.

(Exact name of registrant as specified in its charter)

Delaware	1090	87-0294969
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

539 El Paso Street
Sierra Blanca, Texas 79851
(915) 369-2133

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wm. Chris Mathers
Chief Financial Officer
539 El Paso Street
Sierra Blanca, Texas 79851
(915) 369-2133

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jason K. Brenkert, Esq. Dorsey & Whitney LLP 1400 Wewatta Street, Suite 400 Denver, Colorado 80202

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one):

Large Accelerated Filer ☐                           Accelerated Filer ☐                             Non-Accelerated Filer ☐                               Smaller Reporting Company  ☒

Explanatory Note:

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus contained herein is a combined prospectus relating to the Registrant’s Registration Statement on Form S-1 (No. 333-172116) as initially filed with the Securities and Exchange Commission on February 8, 2011, as amended on April 19, 2011, May 25, 2011 and June 21, 2011, and its Registration Statement on Form S-1 (No. 333-175773) as initially filed with the Securities and Exchange Commission on July 25, 2011.

The Registrant hereby files this post-effective amendment number two to its Registration Statement on Form S-1 (No. 333-172116) as filed with the Securities and Exchange Commission on February 8, 2011 and its Registration Statement on Form S-1 (No. 333-175773) as filed with the Securities and Exchange Commission on July 25, 2011, to include the audited financial statements for the Registrant’s fiscal year ended August 31, 2012, and to reflect information disclosed in the Registrant’s annual report on Form 10-K for the year ended August 31, 2012, as filed with the Securities and Exchange Commission on November 15, 2012, and to provide updated information regarding executive compensation, ownership information for the Registrant's shares of common stock and related party transactions for the fiscal year ended August 31, 2012.

The Registrant previously paid a registration fee of $4,688,67 in connection with the filing of its Registration Statement on Form S-1 (No. 333-172116) filed with the Securities and Exchange Commission on February 8, 2011, as amended on April 19, 2011, May 25, 2011 and June 21, 2011, to register the proposed maximum aggregate offering price of $40,384,725 and a registration fee of $4,841.32 in connection with the initial filing of its Registration Statement on Form S-1 (No. 333-175773) filed with the Securities and Exchange Commission on July 25, 2011 to register the proposed maximum aggregate offering price of $41,699,600.

Subsequent to the effectiveness of its Registration Statement on Form S-1 (No. 333-172116), the Registrant’s Class A Warrants and Class B Warrants expired.  The Registrant registered on its Registration Statement on Form S-1 (No. 333-172116) 1,336,250 shares of common stock underlying the Class A Warrants and 678,125 shares on common stock underlying the Class B Warrants.  Of the 1,336,250 shares issuable upon exercise of Class A Warrants previously registered, 1,273,750 were issued before expiration and 62,500 shares of common stock previously registered were not issued.  The Registrant hereby de-registers the 62,500 shares of common stock related to shares of common stock underlying unexercised and expired Class A Warrants.  Of the 678,125 shares of common stock underlying the Class B Warrants previously registered, 618,750 were issued before expiration and 59,375 shares of common stock previously registered were not issued.  The Registrant hereby de-registers the 59,375 shares of common stock related to shares of common stock underlying unexercised and expired Class B Warrants.  Further, based on information received by the Registrant, the Registrant hereby deregisters 439,100 shares of common stock sold by selling securityholders pursuant to Rule 144 of the United States Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be amended. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION
Prospectus dated December 19, 2012

PRELIMINARY PROSPECTUS

TEXAS RARE EARTH RESOURCES CORP.
22,019,150 Shares of Common Stock

This prospectus relates to the sale of up to 22,019,150 shares of our common stock, which consists of (i) 12,432,150 shares of common stock, including 10,539,650 shares of common stock, 1,273,750 shares of common stock that were issued pursuant to the exercise of warrants exercisable at $0.50 per share (“Class A Warrants”), and 618,750 shares of common stock that were issued pursuant to the exercise of warrants exercisable at $0.75 per share (“Class B Warrants”) (ii) an aggregate of 9,337,000 shares of common stock issuable upon the exercise of warrants exercisable at $2.50 per share (“Other Warrants”), and (iii) an aggregate of 250,000 shares of common stock issuable upon the exercise of options exercisable at $5.00 per share (“Options” and collectively with the Other Warrants, the “Warrants”).

The market for the common stock is extremely limited, sporadic and highly volatile.  Our common stock trades on the OTCQX U.S. Premier operated by OTC Markets Group Inc. under the symbol “TRER.”  The last bid price of our common stock on December 17, 2012 was $0.39 per share.  There are no assurances that an active public market will develop for our common stock.

The selling stockholders are offering these shares of common stock.  The selling stockholders will offer their shares at a price of $0.39 per share until such time as the Company's common stock is listed on the Over-the-Counter Bulletin Board or a national securities exchange at which time the selling stockholders may sell their shares at the prevailing market price on the OTCQX or privately negotiated prices, in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale. See “Selling Stockholders” below for details on shares to be offered.  The selling stockholders will receive all proceeds from the sale of the common stock. We will, however, receive the proceeds of any common stock we sell to the selling stockholders upon exercise of the Warrants. We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”  Sunrise Securities Corp., a FINRA registered broker-dealer and a selling stockholder, is an underwriter, as defined by Section 2(a)(11) of the Securities Act of 1933, as amended (“Securities Act”), with respect to certain securities it has acquired from the Company.  See “Selling Stockholders.”

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. You should read this prospectus in its entirety and carefully consider the risk factors beginning on page 4 of this prospectus and the financial data and related notes incorporated by reference before deciding to invest in the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus _________, 2012

TABLE OF CONTENTS
Prospectus Summary	1
Risk Factors	7
Cautionary Note Regarding Forward-Looking Statements	19
Use Of Proceeds	19
Selling Stockholders	19
Plan Of Distribution	25
Description Of Securities To Be Registered and our Capital Stock	27
Business	29
Management's Discussion And Analysis Of Financial Condition And Results Of Operations	38
Determination Of Offering Price	44
Market Price Information And Dividend Policy	45
Management	46
Security Ownership Of Certain Beneficial Owners And Management	54
Experts	56
Legal Matters	56
Where You Can Find More Information	56
Financial Statements	F-1

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.  This prospectus will be updated as required by law.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.  In this prospectus, unless the context requires otherwise, references to the “Company,” “we,” “our” or “us” refer to Texas Rare Earth Resources Corp.

TEXAS RARE EARTH RESOURCES CORP.

General Business Description

Texas Rare Earth Resources Corp. is a mining company engaged in the business of the acquisition, exploration and development of mineral properties.  We currently hold two nineteen year leases, executed in September 2011 and November 2011, respectively, to explore and develop a 950 acre rare earths project located in Hudspeth County, Texas known as the Round Top Project.  We are also prospecting permits covering 9,345 acres adjacent to the Round Top Project.  We also own unpatented mining claims in New Mexico..  Our principal focus is on developing a metallurgical process to concentrate or otherwise extract the metals from the Round Top rhyolite, although we will continue to examine other opportunities in the region as they develop.    We currently have limited operations and have not established that any of our projects or properties contain any proven reserves or probable reserves as defined under SEC Industry Guide 7.

We were incorporated in the State of Nevada in 1970 as Standard Silver Corporation.  In July 2004, our Articles of Incorporation were amended and restated to increase the number of shares of common stock to 25,000,000, and in March 2007, we effected a 1 for 2 reverse stock split.  In September 2008,  we amended and restated our Articles of Incorporation to:  (i) increase of the number of shares of common stock from 25,000,000 to 100,000,000; and to (ii) authorize an additional 10,000,000 shares of preferred stock, to be issued at management’s discretion.  In September 2010, we amended our Amended and Restated Articles of Incorporation to change our name from Standard Silver Corporation to Texas Rare Earth Resources Corp.

On August 24, 2012, we changed our state of incorporation from the State of Nevada to the State of Delaware (the “Reincorporation”) pursuant to a plan of conversion dated August 24, 2012.   The Reincorporation was previously submitted to a vote of, and approved by, our stockholders at a special meeting of the stockholders held on April 25, 2012.

Properties

On November 8, 2011, we announced that our supplementary operating plan to expand exploration activities at our Round Top Project had been approved by the Texas General Land Office (GLO); the expanded development and exploration drill plan called for an additional 40 drill holes and 4 diamond core holes for an estimated planned drilled footage of 20,000 feet. The program included 4,000 feet of Core drilling to establish a high level of confidence in the mineralized material, provide physical engineering data and additional metallurgical sample.

On March 20, 2012, we submitted for approval an updated plan of operations .  The updated plan of operations consisted of the reclassification of the drilling program through the planned Feasibility Study into three phases.  Phase 1 consists of 25 drill locations, phase 2 consists of 41 drill locations and phase 3 consists of 27 drill locations all located on the Round Top Project.   The plan of operations also included two locations for 100 ton bulk sample collection for additional metallurgical tests.

Drilling on the Round Top Project was planned to twin certain of the historic drill holes, infill drill between existing holes and step out drill beyond the known area to better define the margins of the deposit. Coverage is planned to be adequate to begin block modeling of the deposit. A geologic model of the Round Top Project was developed by TRER and Gustavson as of March 20, 2012 and provided the basis for the PEA that was issued in Q2 2012. We have designated the sites for several holes on the adjacent Little Round Top Mountain, and several additional holes are planned to test the deeper potential. This drilling was expected to produce at least 150 tonnes of sample, all of which were to be stored and used for metallurgical testing.

We have suspended this phase of physical exploration and development at the Round Top Project pending development of a metallurgical process to extract the potentially marketable metals.

On June 22, 2012, we filed our Preliminary Economic Assessment for our Round Top Project, entitled “NI 43-101 Preliminary Economic Assessment Round Top Project, Sierra Blanca, Texas,” dated June 22, 2012, effective as of May 15, 2012 (the “Report”), with securities regulatory authorities in Canada. On June 26, 2012, the Report was furnished to, not filed with, the SEC on a current report on Form 8-K to satisfy our “public disclosure” obligations under Regulation FD of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As announced on October 3, 2012, we intend to engage our independent experts to prepare twin updated studies on the project, including refinements to the Preliminary Economic Assessment 80,000 tonnes per day mine plan and a smaller “enhanced vat acid leach” at a staged ramp-up from 10,000 tonnes per day. While such a “twin study” may be presented as one document, it may include many dozens of refinements, new ideas, empirical tests or scientific experiments as we expect to challenge and retest many more items than the eleven changes discussed earlier to the 80,000 tonne per day economic model that we call a “first pass.” We estimate our independent experts will require a similar time frame to prepare an updated study of up to one year.

In addition to the Round Top Project, we also own title to 12 unpatented mining claims, the Macho group, comprising 240 acres covering the Old Dude Mine, located in Sierra County, New Mexico.  The Old Dude Mine has a production history of silver, lead, zinc and gold dating from the 1890s.  We also own  another 18 unpatented mining claims and fractional claims, the HA group, comprising 274 acres  covering an andesite hosted vein system similar to and 10 miles to the southwest of the Macho District. These claims surround another historic producer, the Graphic Mine. The geologic setting at the HA property is the same as the Macho. We do not intend to schedule any physical exploration such as drilling or geophysics at these properties but will actively seek joint development or sale of them.

Our headquarters are now located at 539 El Paso, Sierra Blanca, Texas 79851. Effective August 31, 2012, our offices at 304 Inverness Way South, Suite 365, Englewood, CO are to be phased out. Our Sierra Blanca, Texas office at 539 El Paso Street, Sierra Blanca, TX 79851 will become our official address and our principal operational office where Jamie May will continue as office manager. Our principal daytime contact number will be 915-369- 2133. The El Paso warehouse located at 11459 Pellicano Dr., El Paso, Texas will also be phased out. We anticipate moving our accounting functions to our former office in Tyler, Texas under the supervision of our largest current shareholder and former CFO, G. W. McDonald.

Recent Corporate Developments

On October 27, 2011, we announced favorable results of our Phase I metallurgical testing and characterization that reconfirmed that the rare earth minerals are finely disseminated throughout the rhyolite host rock at our Round Top Project.

On November 8, 2011, we announced that our supplementary operating plan to expand exploration activities at our Round Top Project had been approved by the Texas General Land Office (GLO); the expanded development and exploration drill plan now calls for an additional 40 drill holes and 4 diamond core holes for an estimated planned drilled footage of 20,000 feet.

On November 10, 2011, we announced that Gustavson Associates, LLC, a subsidiary of Walsh Environmental Scientists and Engineers and its parent company, Ecology and Environment, Inc. (NASDAQ: EEI) had been contracted to perform the scoping study at the Round Top Project.

On December 31, 2011, Daniel Gorski retired as Chief Operating Officer of the Company.

On February 1, 2012, we entered into a Director Appointment Agreement, effective January 25, 2012 , with Highline Capital Partners, L.P. and several of its affiliates pursuant to which we granted Highline Capital the right to instruct our board of directors to appoint one nominee to our board of directors  during the term of the agreement.  That agreement has now expired pursuant to its terms without Highline exercising its right to appoint a director.

On February 12, 2012, our common stock began trading on the OTCQX U.S. Premier, the most prestigious tier of the over-the-counter marketplace for broker-dealers operated by OTC Markets Group Inc., under the symbol “TRER.”

On February 15, 2012, our stockholders approved an increase to the number of shares of common stock available under our Amended and Restated 2008 Stock Option Plan.

On March 29, 2012, we entered into an amended 19 year mining lease agreement (M-11317) with the GLO , thereby removing Restrictions on Development with the exception of No Hunting.

On May 16, 2012, we received a notice from OTC Markets, Inc. regarding its determination that the bid price of our shares of common stock, as quoted on the OTCQX U.S. Premier, had closed below $1.00 for more than 30 consecutive trading days and no longer met the Standards for Continued Qualification for the OTCQX U.S. Premier tier. Pursuant to Section 3.2c of the OTCQX Rules for U.S. Companies, we had a 180 calendar day grace period to regain compliance. Compliance could be regained by having the minimum bid price of our shares of common stock at the close of business be at least $1.00 for ten consecutive trading days.  The 180 calendar day grace period for the Company to regain compliance with the minimum bid price requirement of $1.00 under the rules of the OTCQX U.S. Premier expired on November 13, 2012.  Starting on November 14, 2012, the quotations for the Company’s shares of common stock have been moved from the OTCQX U.S. Premier to the OTCQX U.S. for continued quotations.

On June 12, 2012, three of our shareholders filed a Schedule 13D with the SEC to act together to explore their options concerning proposing and voting as a group on candidates for our board of directors, including potentially for the purpose of changing control of the Company.

On June 12, 2012, we announced that since March of 2012, the Corporate Governance and Nominating Committee (the “Committee”) of our board of directors , which is composed entirely of independent directors, with the assistance of independent special counsel to the Committee, has been conducting an internal review and investigation of certain matters of corporate governance and compliance with federal securities laws (the “Internal Review”). As a result of the recent report of the independent counsel on such counsel’s findings of the Internal Review and a further review of the recommendations of independent counsel by the Committee and the Board, at the direction of the Board, the Company contacted the SEC on June 8, 2012, to report the Company’s findings.

On June 13, 2012, we announced that effective June 7, 2012, Mr. Anthony Marchese had stepped down as our non-executive Chairman of the Board, and that effective June 8, 2012, the Board has appointed Mr. James Graham, an independent director of the board of directors, as interim non-executive Chairman of the Board, to run our board of directors operations while the board of directors searches for a permanent non-executive Chairman of the Board. On June 15, 2012, we issued a press release regarding the results of our Preliminary Economic Assessment.

On June 22, 2012, we filed our Preliminary Economic Assessment for our Round Top Project, entitled “NI 43-101 Preliminary Economic Assessment Round Top Project, Sierra Blanca, Texas,” dated June 22, 2012, effective as of May 15, 2012 (the “Report”), with securities regulatory authorities in Canada. On June 26, 2012, the Report was furnished to, not filed with, the Commission on Form 8-K to satisfy the Company’s “public disclosure” obligations under Regulation FD of the Securities Exchange Act of 1934, as amended.

On July 5, 2012, the three shareholders who had filed a Schedule 13D on June 12, 2012, plus a group of other participants, including some additional shareholders of the Company (the “Gorski Group”), filed a preliminary Schedule 14A with the United States Securities and Exchange Commission, regarding the solicitation of consents to four separate proposals to the shareholders: (i) repeal any provision of the Company’s bylaws in effect on that date the proposal is adopted that was not in the Amended and Restated Bylaws of Standard Silver Corporation (now known as Texas Rare Earth Resource Corporation) that became effective by written consent of the board of directors on September 8, 2008; (ii) remove without cause the following directors of the Company: James Graham, Graham Karklin, Gregory Martin and Marc LeVier; (iii) amended section 4.06 of the Amended and Restated Bylaws to provide that any vacancies on the board of directors resulting from the removal of directors by the shareholders of the Company pursuant to the solicited consents be filled exclusively by the shareholders of the Company and (iv) elect Dr. Philip Goodell, Dr. Nicholas Pingitore, John Tumazos, Cecil C. Wall and Dr. James R. Wolfe to serve as directors of the Company.

The Gorski Group stated that its reasons for seeking control of the Company included (i) dissatisfaction with the progress on developing cost-effective metallurgical extraction process for our Round Top project, (ii) the focus of current management on a mine project that will cost in excess of $2 billion ($3 billion life of mine capital costs) and will take six years to bring to production rather than focusing on a smaller mining project and advanced metallurgical testing, (iii) denying directors technical data, (iv) declining market performance due to management’s failure to properly prioritize the work on the Round Top Project, (v) the failure of the board of directors to take action after Mr. Marc LeVier received only 31.2% of shareholder votes in his favor at the February 15, 2012 Annual General Meeting of Shareholders and (6) concern in relation to control of overhead costs.

As a result, on July 18, 2012, James Graham, Graham Karklin and Gregory Martin and, on July 24, 2012, Marc LeVier resigned from the board of directors and Marc LeVier resigned as Chief Executive Officer.  The resigning directors disagreed with the assessment of the Gorski Group regarding the statements in our June 12, 2012 8-K and regarding the statements of the Gorski Group regarding the proper course of the Company as detailed in the preliminary Schedule 14A filed by the Gorski Group on July 5, 2012.

Pursuant to the terms of their resignation, Mr. Graham, Mr. Karklin and Mr. Martin retained their options in the Company and entered into resignation and release agreements which contain mutual releases of claims between the Company and the directors.

On July 24, 2012, we entered into a Separation Agreement and Release (“Separation Agreement”) with Mr. Marc LeVier regarding his voluntary resignation from the board of directors and as Chief Executive Officer.  Pursuant to the terms of the Separation Agreement, we agreed to pay Mr. LeVier as consideration for entering into the Separation Agreement and voluntarily resigning from the board of directors and as Chief Executive Officer: (i) Mr. LeVier’s base salary through to the date of the Separation Agreement, (ii) a lump sum payment of $225,000 as a separation payment, and (iii) an additional amount of four weeks base salary, reflecting accrued but unpaid vacation pay.  Pursuant to the Separation Agreement, Mr. LeVier has surrendered all of his 2,500,000 stock options. The Separation Agreement also contains a mutual waiver and release of claims and a mutual non-disparagement agreement.

On July 30, 2012, Mr. Cecil C. Wall , Dr. Philip Goodell, Dr. Nicholas Pingitore, and Mr. James R. Wolfe were appointed as  directors.  On  August 2, 2012, Mr. John Tumazos was appointed as a director.  Mr. Tumazos was also appointed as non-executive Chairman of the Board.

In relation to Mr. Tumazos’ appointment as a director, we granted Mr. Tumazos two five-year options, each vesting 1/36 at the end of each month over a 36 month period, to purchase (i) 1,000,000 of our shares of common, at an exercise price of $0.50 per share, and (ii) 900,000 of our shares of common stock, at an exercise price of $1.00 per share.

On July 30, 2012, Mr. Daniel Gorski was appointed our Chief Executive Officer.  Mr. Gorski was previously the Interim Chief Executive Officer.   On August 16, 2012, we agreed to pay compensation to Mr. Gorski, in the amount of $120,000 annually.  We and Mr. Gorski have not entered into a formal written employment agreement in relation to Mr. Gorski’s compensation and employment terms as Chief Executive Officer.

On August 24, 2012, we changed our state of incorporation from the State of Nevada to the State of Delaware (the “Reincorporation”) pursuant to a plan of conversion dated August 24, 2012.   The Reincorporation was previously submitted to a vote of, and approved by, our stockholders at a special meeting of the stockholders held on April 25, 2012.

On August 24, 2012, we and Mr. Garcia mutually agreed upon the resignation of Mr. Garcia as our Senior Vice President of Project Development and Engineering effective retroactively to August 31, 2012.  In connection with Mr. Garcia’s resignation we entered into a Confidential Severance, Waiver and Release Agreement with Mr. Garcia, dated September 14, 2012, to be effective August 31, 2012, whereby in exchange for a full general release and waiver of any obligations owed by us to Mr. Garcia,  Mr. Garcia is entitled to receive:  (i) continuation of his current salary of $200,000, as of the time of termination, for a period of twelve months (minus applicable withholding), paid through our payroll practices; and (2) continuation of health benefits through our payment of his COBRA premiums, if elected within the time period required by law, during the period from September 1, 2012 through February 28, 2013 (or such shorter period as Mr. Garcia is entitled to COBRA continuation coverage under the terms our insurance policies or plans).

In August 2012 we entered into a non-binding letter of intent with the Texas General Land Office to negotiate agreements for the following:

•	potential ground water supply on GLO land in Red Light Draw
•	associated easements for the project
•	additional leasing of land as maybe reasonably necessary for the development of leased minerals
•	Use of existing Railroad spur

On October 3, 2012, we announced a potential dividend of our Texas gold and silver properties.  We own two potentially higher grade properties. These include the beryllium-uranium “contact zone” at the base of Round Top mountain for which Cyprus Minerals prepared a historic feasibility study in 1988 posted on our web site, which is not complaint with Canadian NI 43-101standards or SEC Guide 7 standards. It contains a usable decline built to facilitate a bulk metallurgical sample, which has in place all the services necessary to resume work. We intend to contemplate the possibility of selling sell this project within our company to:  (i) utilize existing tax losses; and (ii) retain cash to develop gold and silver properties. We also own the “Macho” silver-lead-zinc property in New Mexico, which was our principal asset prior to the acquisition of the Round Top deposit. A one kilometer host structure contains galena veins, and historic shafts to 100, 300 and 525 feet from prior operations before the Second World War were filled. Management believes Macho is an exploration stage project.   There may be other opportunities to obtain small deposits suitable for 100 tonne per day mines, low cap ex, and simpler permitting that can earn favorable returns at recent gold and silver prices.  Any potential dividend of these assets to shareholders is subject to final board approval after consideration of the requirements of Delaware law for approval of dividends, completing necessary accounting and tax reviews and obtaining all necessary regulatory approvals.

Closure of Colorado Office and Reduction Of Expenses

We do not believe we can attract investor financing to maintain a large corporate staff during a lengthy pre-revenue period where most metallurgical, design, feasibility study, engineering and permitting activities will be led by outside consultants.

Further, our management policy is to shorten lines of communication, improve oversight and reduce travel expenses by moving our corporate headquarters to Sierra Blanca, Texas. Two of our directors are faculty at the University of Texas at El Paso, where we have in the past employed geology students to staff the drilling program. We expect our streamlined organization will be more effective.

Effective August 31, 2012, our offices at 304 Inverness Way South, Suite 365, Englewood, CO are to be phased out. Our Sierra Blanca, Texas office at 539 El Paso Street, Sierra Blanca, TX 79851 will become our official address and our principal operational office where Jamie May will continue as office manager. Our principal daytime contact number will be (915) 369- 2133. The El Paso warehouse located at 11459 Pellicano Dr., El Paso, Texas will also be phased out. We anticipate moving our accounting functions to our former office in Tyler, Texas under the supervision of our largest current shareholder and former CFO, G. W. McDonald. Our primary investor contacts are our chairman, John Tumazos at (732) 444-1083, and our President and CEO, Dan Gorski at (361) 790-5831.

The current management is shareholder-centric, and receives either no cash compensation or much less than previous management. We look to the share price to rise as the principal mechanism for wealth creation. We will require definitive scientific documentation, rigorous economic studies, consideration of a wide range of alternatives and meticulous oversight of any cash outlays of shareholder funds.

About This Offering

Common stock offered by selling stockholders:
 22,019,150 shares, including the following:

•12,432,150 shares of common stock;
•9,337,000 shares of common stock issuable upon the exercise of Other Warrants at $2.50 per share; and
•250,000 shares of common stock issuable upon the exercise of Options at $5.00 per share.

Shares outstanding prior to the offering:	36,550,009 shares (1) as of December 19, 2012
Shares to be outstanding after the offering	36,550,009 shares (1)
Use of proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the Warrants. We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors.”
Stock symbol	TRER
_____________

(1)
Does not include shares of common stock issuable upon exercise of the Warrants, outstanding options, and other derivative securities. Please see our “Description of Securities” section on page 27 for a complete description of these securities.

Summary Financial Data

The following summary of our financial information has been derived from our audited financial statements for the fiscal years ended August 31, 2012 and 2011.

	As of and for the Year Ended August 31, August 31,
	2012	2011
Statement of Operations Data:
Revenue	$--	$--
Net Loss	(14,374,600)	(7,020,114)
Net Loss per Share	(0.40)	(0.25

Balance Sheet Data:
Total Assets	7,289,267	17,301,045
Total Current Liabilities	478,430	579,807
Total Long Term Obligations	--	--
Total Shareholders’ Equity	6,810,837	16,721,238

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risk Related to Our Business

We have a history of losses and will require additional financing to fund exploration and, if warranted, development and production of our properties.  Failure to obtain additional financing could have a material adverse affect on our financial condition and results of operation and could cast uncertainty on our ability to continue as a going concern.

We had no revenues during the fiscal year ended August 31, 2012.  For the fiscal year ended August 31, 2012, our net loss was approximately $14,375,000. Our accumulated deficit at August 31, 2012 was approximately $22,817,000. At August 31, 2012, our cash position was approximately $6,518,000 and our working capital was approximately $6,114,000.  We have not commenced commercial production on any of our mineral properties. We have no revenues from operations and anticipate we will have no operating revenues until we place one or more of our properties into production. All of our properties are in the exploration stage.

We will need to raise additional funding to implement our business strategy.  Our management believes that based on our current working capital, we will be able to continue operations through the end of calendar year 2014 without raising additional capital.  During our fiscal year ending August 31, 2013, we plan to spend over $1,500,000 for metallurgical  testing and flow sheer development, additional geologic and resource modeling and compliance costs associated with state governmental agencies and appropriate staff and consulting expenses.  The timing of these expenditures is dependent upon a number of factors, including the availability of drilling contractors. We estimate that general and administrative expenses during fiscal year ending August 31, 2013 will be approximately $1,900,000to include payroll, investor relations, professional services, travel, and other expenses necessary to conduct our operations. We have reduced our staff, closed the Denver office and plan to reduce all other costs possible in order to accomplish our objectives without the necessity of raising additional capital.

We currently do not have sufficient funds to fully complete exploration and development work on any of our properties, which means that we will be required to raise additional capital, enter into joint venture relationships or find alternative means to finance placing one or more of our properties into commercial production, if warranted. Failure to obtain sufficient financing may result in the delay or indefinite postponement of exploration and development or production on one or more of our properties and any properties we may acquire in the future or even a loss of property interests. This includes our leases over claims covering the principal deposits on our properties, which may expire unless we expend minimum levels of expenditures over the terms of such leases. We cannot be certain that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable or acceptable to us. Our ability to arrange additional financing in the future will depend, in part, on the prevailing capital market conditions as well as our business performance.

The most likely source of future financing presently available to us is through the sale of our securities. Any sale of common shares will result in dilution of equity ownership to existing shareholders. This means that if we sell common shares, more common shares will be outstanding and each existing shareholder will own a smaller percentage of the shares then outstanding.  Alternatively, we may rely on debt financing and assume debt obligations that require us to make substantial interest and capital payments.  Also, we may issue or grant warrants or options in the future pursuant to which additional common shares may be issued. Exercise of such warrants or options will result in dilution of equity ownership to our existing shareholders.

We have a limited operating history on which to base an evaluation of our business and properties.

Any investment in the Company should be considered a high-risk investment because investors will be placing funds at risk in an early stage business with unforeseen costs, expenses, competition, a history of operating losses and other problems to which start-up ventures are often subject. Investors should not invest in the Company unless they can afford to lose their entire investment.  Your investment must be considered in light of the risks, expenses, and difficulties encountered in establishing a new business in a highly competitive and mature industry.  Our operating history has been restricted to the acquisition and sampling of our Round Top Project and this does not provide a meaningful basis for an evaluation of our Round Top Project.  Other than through conventional and typical exploration methods and procedures, we have no additional way to evaluate the likelihood of whether our Round Top Project or our other mineral properties contain commercial quantities of mineral reserves or, if they do, that they will be operated successfully.  We anticipate that we will continue to incur operating costs without realizing any revenues during the period when we are exploring our properties.

All of our properties are in the exploration stage. There is no assurance that we can establish the existence of any mineral reserve on any of our properties in commercially exploitable quantities. Until we can do so, we cannot earn any revenues from these properties, and our business could fail.

We have not established that any of our properties contain any mineral reserve, nor can there be any assurance that we will be able to do so.  The probability of an individual prospect ever having a mineral reserve that meets the requirements of the Securities and Exchange Commission is extremely remote. Even if we do eventually discover a mineral reserve on one or more of our properties, there can be no assurance that they can be developed into producing mines and extract those minerals. Both mineral exploration and development involve a high degree of risk and few properties, which are explored, are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the deposit to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

Even if commercial viability of a mineral deposit is established, it may take several years in the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish proven and probable reserves through drilling and bulk sampling, to determine the optimal metallurgical process to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. Because of these uncertainties, no assurance can be given that our exploration programs will result in the establishment or expansion of a mineral deposit or reserves.

We have no history of producing metals from our mineral properties.

We have no history of producing metals from any of our properties. Our properties are all exploration stage properties in various stages of exploration and evaluation. Our Round Top Project is an early exploration stage project, and our New Mexico properties are each early stage exploration projects that management does not consider material to our operations. Advancing properties from exploration into the development stage requires significant capital and time, and successful commercial production from a property, if any, will be subject to completing feasibility studies, permitting and construction of the mine, processing plants, roads, and other related works and infrastructure. As a result, we are subject to all of the risks associated with developing and establishing new mining operations and business enterprises including:

•	completion of feasibility studies to verify reserves and commercial viability, including the ability to find sufficient REE or gold reserves to support a commercial mining operation;
•	the timing and cost, which can be considerable, of further exploration, preparing feasibility studies, permitting and construction of infrastructure, mining and processing facilities;
•	the availability and costs of drill equipment, exploration personnel, skilled labor and mining and processing equipment, if required;
•	the availability and cost of appropriate smelting and/or refining arrangements, if required, and securing a commercially viable sales outlet for our products;
•	compliance with environmental and other governmental approval and permit requirements;
•	the availability of funds to finance exploration, development and construction activities, as warranted;
•	potential opposition from non-governmental organizations, environmental groups, local groups or local inhabitants which may delay or prevent development activities;
•	potential increases in exploration, construction and operating costs due to changes in the cost of fuel, power, materials and supplies; and
•	potential shortages of mineral processing, construction and other facilities related supplies.

The costs, timing and complexities of exploration, development and construction activities may be increased by the location of our properties and demand by other mineral exploration and mining companies. It is common in exploration programs to experience unexpected problems and delays during drill programs and, if warranted, development, construction and mine start-up. Accordingly, our activities may not result in profitable mining operations and we may not succeed in establishing mining operations or profitably producing metals at any of our properties.

If we establish the existence of a mineral reserve on any of our properties in a commercially exploitable quantity, we will require additional capital in order to develop the property into a producing mine. If we cannot raise this additional capital, we will not be able to exploit the reserve, and our business could fail.

If we do discover mineral reserves in commercially exploitable quantities on any of our properties, we will be required to expend substantial sums of money to establish the extent of the reserve, develop processes to extract it and develop extraction and processing facilities and infrastructure. We do not have adequate capital to develop necessary facilities and infrastructure and will need to raise additional funds.  Although we may derive substantial benefits from the discovery of a major mineral deposit, there can be no assurance that such a deposit will be large enough to justify commercial operations, nor can there be any assurance that we will be able to raise the funds required for development on a timely basis. If we cannot raise the necessary capital or complete the necessary facilities and infrastructure, our business may fail.

Our exploration activities may not be commercially successful.

Our long-term success depends on our ability to identify mineral deposits on our existing properties and other properties we may acquire, if any, that we can then develop into commercially viable mining operations.  Our belief that our properties contain commercially exploitable minerals has been based solely on preliminary tests that we have conducted and data provided by third parties, including the data published in various third party reports, including but not limited to the GSA, Geological Society of America, Special Paper 246, 1990.  There can be no assurance that the tests and data upon which we have relied is correct or accurate.  Moreover, mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive.  Unusual or unexpected geologic formations and the inability to obtain suitable or adequate machinery, equipment or labor are risks involved in the conduct of exploration programs.  The success of mineral exploration and development is determined in part by the following factors:

•	the identification of potential mineralization based on analysis;
•	the availability of exploration permits;
•	the quality of our management and our geological and technical expertise; and
•	the capital available for exploration.

Substantial expenditures and time are required to establish existing proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining.  Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, allowable production, importing and exporting of minerals and environmental protection.  Any one or a combination of these factors may result in us not receiving an adequate return on our investment capital.  The decision to abandon a project may have an adverse effect on the market value of our securities and our ability to raise future financing.

We do not hold the surface rights adjacent to our Round Top Project and may experience difficulties in asserting our mining rights at the Round Top Project in utilizing the surface space to build our facilities.

We do not currently hold surface rights to the adjacent surfaces at our Round Top Project. GLO currently has adjacent properties under long-term lease agreements.  While the GLO, which owns both the surface and the mineral rights at the Round Top Project, has the overriding right to mine the minerals on the property and we believe that we will have the right to construct surface facilities pursuant to our rights under the leases we hold over the Round Top Project granted by the GLO, we and the GLO may experience difficulties in dealing with the current lease and private surface owners in enforcing our rights and developing the Round Top Project.  Currently, the surface owners hold rights pursuant to two leases with the GLO which cover areas on the east and west sides of the Round Top Project.

The GLO has filed a lawsuit against the Southwest Range & Wildlife Foundation, Inc. (the “Foundation”) seeking a declaratory judgment that the restrictions on mining in Section 5.06(1) (no mining during hunting season), Section 5.06(2) (no mining after dark or before dawn), and Section 5.06(4) (no lights) of the grazing and agricultural lease (Surface Lease SL 20040002, known as the “West Lease”) are legally void and unenforceable in violation of the public policy of the State of Texas.  State of Texas v. Southwest Range & Wildlife Foundation, Inc.; Cause No. 4273 in the 205th District Court of Hudspeth County, Texas.

One of our two mining leases with the GLO at our Round Top project (Lease M-113117, the “Mining Lease”)) covers land subject to the West Lease.  By letter dated March 27, 2012, the GLO had previously advised the Foundation that, effective immediately, the State of Texas declared the restrictions on mining void and unenforceable.  Immediately thereafter, the GLO had provided us with an amendment to the Mining Lease, signed by the GLO on March 29, 2012, which removed all mining restrictions which are the subject of the lawsuit.  The GLO is now seeking declaratory relief to enjoin the Foundation from challenging the removal of the mining restrictions from the Mining Lease.  We are not a party to the lawsuit.

An adverse outcome for the GLO in the lawsuit could adversely affect our ability to mine at our Round Top project by restricting mining during hunting season and preventing mining at night. There can be no assurance that we will be able to resolve these potential issues and uncertainty may remain regarding our ability to develop and mine the Round Top Project.  If we are unable to resolve these potential issues, we may be unable to proceed with the development of a mine at the Round Top Project without becoming involved in a dispute with the holders of the surface rights, which may result in a substantial delay of the development of the Round Top Project or may prevent its development altogether.

Increased costs could affect our financial condition.

We anticipate that costs at our projects that we may explore or develop, will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans, if any, in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities such as fuel, rubber, and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any significant location could have a significant effect on our profitability.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining exploration and, if warranted, development operations. The shortage of such supplies, equipment and parts could have a material adverse effect on our ability to carry out our operations and therefore limit or increase the cost of production.

Mining and mineral exploration is inherently dangerous and subject to conditions or events beyond our control, which could have a material adverse effect on our business and plans.

Mining and mineral exploration involves various types of risks and hazards, including:

•	environmental hazards;
•	power outages;
•	metallurgical and other processing problems;
•	unusual or unexpected geological formations;
•	personal injury, flooding, fire, explosions, cave-ins, landslides and rock-bursts;
•	inability to obtain suitable or adequate machinery, equipment, or labor;
•	metals losses;
•	fluctuations in exploration, development and production costs;
•	labor disputes;
•	unanticipated variations in grade;
•	mechanical equipment failure; and
•	periodic interruptions due to inclement or hazardous weather conditions.

These risks could result in damage to, or destruction of, mineral properties, production facilities or other properties, personal injury, environmental damage, delays in mining, increased production costs, monetary losses and possible legal liability. We may not be able to obtain insurance to cover these risks at economically feasible premiums. Insurance against certain environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from production, may be prohibitively expensive. We may suffer a material adverse effect on our business if we incur losses related to any significant events that are not covered by our insurance policies.

The figures for our mineralization are estimates based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated.

Unless otherwise indicated, mineralization figures presented in this Annual Report and in our filings with securities regulatory authorities, press releases and other public statements that may be made from time to time are based upon estimates made by independent geologists and our internal geologists.  When making determinations about whether to advance any of our projects to development, we must rely upon such estimated calculations as to the mineral reserves and grades of mineralization on our properties.  Until ore is actually mined and processed, mineral reserves and grades of mineralization must be considered as estimates only.

Estimates can be imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. We cannot assure you that:

•	these interpretations and inferences will be accurate;
•	mineralization estimates will be accurate; or
•	this mineralization can be mined or processed profitably.

Any material changes in mineralization estimates and grades of mineralization will affect the economic viability of placing a property into production and a property's return on capital.

Because we have not completed feasibility studies on any of our properties and have not commenced actual production, mineralization estimates for our properties may require adjustments or downward revisions. In addition, the grade of ore ultimately mined, if any, may differ from that indicated by our feasibility studies and drill results. Minerals recovered in small scale tests may not be duplicated in large scale tests under on-site conditions or in production scale.

The mineralization estimates contained in this Annual Report have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate. But where done in accordance to NI-43-101 standards.  Extended declines in market prices for rare earth minerals may render portions of our mineralization estimates uneconomic and result in reduced reported mineralization or adversely affect the commercial viability determinations we reach. Any material reductions in estimates of mineralization, or of our ability to extract this mineralization, could have a material adverse effect on our share price and the value of our properties.

Our operations contain significant uninsured risks which could negatively impact future profitability as we maintain no insurance against our operations.

Our exploration of our mineral properties contains certain risks, including unexpected or unusual operating conditions including rock bursts, cave-ins, flooding, fire and earthquakes.  It is not always possible to insure against these risks. Should events such as these arise, they could reduce or eliminate our assets and shareholder equity as well as result in increased costs and a decline in the value of our securities.  We expect to maintain only general liability and director and officer insurance but no insurance against our properties or operations.  We may decide to take out this insurance in the future if it is available at economically viable rates.

Mineral operations are subject to market forces outside of our control which could negatively impact our operations.

The marketability of minerals is affected by numerous factors beyond our control including market fluctuations, government regulations relating to prices, taxes, royalties, allowable production, imports, exports and supply and demand.  One or more of these risk elements could have an impact on the costs of our operations and if significant enough, reduce the profitability of our operations.

We may be adversely affected by fluctuations in demand for, and prices of, rare earth products.

We expect to derive revenues, if any, from sale of rare earth and related minerals.  Changes in demand for, and the market price of, these minerals could significantly affect our profitability. The value and price of our common stock and our financial results may be significantly adversely affected by declines in the prices of rare earth minerals and products. Rare earth minerals and product prices may fluctuate and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the relative value of the U.S. dollar against foreign currencies on the world market, global and regional supply and demand for rare earth minerals and products, and the political and economic conditions of countries that produce rare earth minerals and products.

A prolonged or significant economic contraction in the United States or worldwide could put further downward pressure on market prices of rare earth minerals and products. Protracted periods of low prices for rare earth minerals and products could significantly reduce revenues and the availability of required development funds in the future. This could cause substantial reductions to, or a suspension of, REO production operations, impair asset values and if reserves are established on our prospects, reduce our proven and probable rare earth ore reserves.

In contrast, extended periods of high commodity prices may create economic dislocations that may be destabilizing to rare earth minerals supply and demand and ultimately to the broader markets. Periods of high rare earth mineral market prices generally are beneficial to our financial performance. However, strong rare earth mineral prices also create economic pressure to identify or create alternate technologies that ultimately could depress future long-term demand for rare earth minerals and products, and at the same time may incentivize development of otherwise marginal mining properties.

Permitting, licensing and approval processes are required for our operations and obtaining and maintaining these permits and licenses is subject to conditions which we may be unable to achieve.

Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. Permits known to be required are (i) an operating plan for the conduct of exploration and development approved by the Texas General Land Office, (ii) an operating plan for production approved by the Texas General Land Office, (iii) various reporting to and approval by the Texas Railroad Commission regarding drilling and plugging of drill holes, and (v) reporting to and compliance with regulations of the Texas Commission of Environmental Quality.  If we recover uranium from our mineral prospects, we will be required to obtain a source material license from the United States Nuclear Regulatory Commission.  We may also be subject to the reporting requirements and regulations of the Texas Department of Health.

Such licenses and permits are subject to changes in regulations and changes in various operating circumstances.  Companies such as ours that engage in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Issuance of permits for our activities is subject to the discretion of government authorities, and we may be unable to obtain or maintain such permits.  Permits required for future exploration or development may not be obtainable on reasonable terms or on a timely basis.  There can be no assurance that we will be able to obtain or maintain any of the permits required for the continued exploration or development of our mineral properties or for the construction and operation of a mine on our properties at economically viable costs. If we cannot accomplish these objectives, our business could face difficulty and/or fail.

We are subject to significant governmental regulations, which affect our operations and costs of conducting our business.

Our current and future operations are and will be governed by laws and regulations, including:

•	laws and regulations governing mineral concession acquisition, prospecting, development, mining and production;
•	laws and regulations related to exports, taxes and fees;
•	labor standards and regulations related to occupational health and mine safety;
•	environmental standards and regulations related to waste disposal, toxic substances, land use and environmental protection; and
•	other matters.

Companies engaged in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Failure to comply with applicable laws, regulations and permits may result in enforcement actions, including the forfeiture of claims, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or costly remedial actions. We may be required to compensate those suffering loss or damage by reason of our mineral exploration activities and may have civil or criminal fines or penalties imposed for violations of such laws, regulations and permits.

Existing and possible future laws, regulations and permits governing operations and activities of exploration companies, or more stringent implementation, could have a material adverse impact on our business and cause increases in capital expenditures or require abandonment or delays in exploration.

Legislation has been proposed that would significantly affect the mining industry.

Members of the U.S. Congress have repeatedly introduced bills which would supplant or alter the provisions of the Mining Law of 1872. If enacted, such legislation could change the cost of holding unpatented mining claims and could significantly impact our ability to develop mineralized material on unpatented mining claims. Such bills have proposed, among other things, to either eliminate or greatly limit the right to a mineral patent and to impose a federal royalty on production from unpatented mining claims. Although we cannot predict what legislated royalties might be, the enactment of these proposed bills could adversely affect the potential for development of unpatented mining claims and the economics of existing operating mines on federal unpatented mining claims. Passage of such legislation could adversely affect our financial performance.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business.

A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us, our venture partners and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain, and would be particular to the geographic circumstances in areas in which we operate. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These impacts may adversely impact the cost, production and financial performance of our operations.

Our exploration and development activities are subject to environmental risks, which could expose us to significant liability and delay, suspension or termination of our operations.

The exploration, possible future development and production phases of our business will be subject to federal, state and local environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set out limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments, and a heightened degree of responsibility for companies and their officers, directors and employees. Future changes in environmental regulations, if any, may adversely affect our operations. If we fail to comply with any of the applicable environmental laws, regulations or permit requirements, we could face regulatory or judicial sanctions. Penalties imposed by either the courts or administrative bodies could delay or stop our operations or require a considerable capital expenditure. Although we intend to comply with all environmental laws and permitting obligations in conducting our business, there is a possibility that those opposed to exploration and mining will attempt to interfere with our operations, whether by legal process, regulatory process or otherwise.

Environmental hazards unknown to us, which have been caused by previous or existing owners or operators of the properties, may exist on the properties in which we hold an interest.  It is possible that our properties could be located on or near the site of a Federal Superfund cleanup project. Although we will endeavor to avoid such sites, it is possible that environmental cleanup or other environmental restoration procedures could remain to be completed or mandated by law, causing unpredictable and unexpected liabilities to arise.

U.S. Federal Laws

The Comprehensive Environmental, Response, Compensation, and Liability Act (CERCLA), and comparable state statutes, impose strict, joint and several liability on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, demands for reimbursement for government-incurred cleanup costs, or natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (RCRA), and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

The Clean Air Act, as amended, restricts the emission of air pollutants from many sources, including mining and processing activities. Our mining operations may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the Clean Air Act and state air quality laws. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on our production levels or result in additional capital expenditures in order to comply with the rules.

The National Environmental Policy Act (NEPA) requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuance of permits to mining facilities, and assessing alternatives to those actions. If a proposed action could significantly affect the environment, the agency must prepare a detailed statement known as an Environmental Impact Statement (EIS). The U.S. Environmental Protection Agency, other federal agencies, and any interested third parties will review and comment on the scoping of the EIS and the adequacy of and findings set forth in the draft and final EIS. This process can cause delays in issuance of required permits or result in changes to a project to mitigate its potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.

The Clean Water Act (CWA), and comparable state statutes, imposes restrictions and controls on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the Environmental Protection Agency (EPA) or an analogous state agency. The CWA regulates storm water mining facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

The Safe Drinking Water Act (SDWA) and the Underground Injection Control (UIC) program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SWDA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

We could be subject to environmental lawsuits.

Neighboring landowners and other third parties could file claims based on environmental statutes and common law for personal injury and property damage allegedly caused by the release of hazardous substances or other waste material into the environment on or around our properties.  There can be no assurance that our defense of such claims will be successful.  A successful claim against us could have an adverse effect on our business prospects, financial condition and results of operation.

Land reclamation requirements for our properties may be burdensome and expensive.

Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance.

Reclamation may include requirements to:

•	control dispersion of potentially deleterious effluents;
•	treat ground and surface water to drinking water standards; and
•	reasonably re-establish pre-disturbance land forms and vegetation.

In order to carry out reclamation obligations imposed on us in connection with our potential development activities, we must allocate financial resources that might otherwise be spent on further exploration and development programs. We plan to set up a provision for our reclamation obligations on our properties, as appropriate, but this provision may not be adequate. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.   In accordance with our GLO lease/Prospecting permits all the areas impacted by the surface operations shall be reclaimed upon completion of the activity such that: a) Remove all trash, debris, plastic and contaminated soil by off-site disposal, B) Upon completion of surface grading, the soil surface shall be left in a roughened condition to negate wind and enhance water infiltration.

Rare earth and beryllium mining presents potential health risks.  Payment of any liabilities that arise from these health risks may adversely impact our Company.

Complying with health and safety standards will require additional expenditure on testing and the installation of safety equipment. Moreover, inhalation of certain minerals, such as beryllium can result in specific potential health risks ranging from acute pneumonitis, tracheobronchitis, and chronic beryllium disease to an increased risk of cancer.  Symptoms of these diseases may take years to manifest.  Failure to comply with health and safety standards could result in statutory penalties and civil liability.  We do not currently maintain any insurance coverage against these health risks. The payment of any liabilities that arise from any such occurrences would have a material, adverse impact on our Company.

There may be challenges to the title of our mineral properties.

The Company will acquire most of its properties by unpatented claims or by lease from those owning the property.  The lease of our Round Top property was issued by the State of Texas.  The validity of title to many types of natural resource property depends upon numerous circumstances and factual matters (many of which are not discoverable of record or by other readily available means) and is subject to many uncertainties of existing law and its application.  We cannot assure you that the validity of our titles to our properties will be upheld or that third parties will not otherwise invalidate those rights. In the event the validity of our titles are not upheld, such an event would have a material adverse effect on us.

Increased competition could adversely affect our ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

The mining industry is intensely competitive. Significant competition exists for the acquisition of properties producing or capable of producing, REE, gold or other metals. We may be at a competitive disadvantage in acquiring additional mining properties because we must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than us. We may also encounter increasing competition from other mining companies in our efforts to hire experienced mining professionals. Competition for exploration resources at all levels is currently very intense, particularly affecting the availability of manpower, drill rigs, mining equipment and production equipment. Increased competition could adversely affect our ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

We compete with larger, better capitalized competitors in the mining industry.

The mining industry is competitive in all of its phases, including financing, technical resources, personnel and property acquisition. We will require significant capital, technical resources, personnel and operational experience to effectively compete in the mining industry. Because of the high costs associated with exploration, the expertise required to analyze a project's potential and the capital required to develop a mine, larger companies with significant resources may have a competitive advantage over us. We face strong competition from other mining companies, some with greater financial resources, operational experience and technical capabilities than us. As a result of this competition, we may be unable to maintain or acquire financing, personnel, technical resources or attractive mining properties on terms we consider acceptable or at all.

Current economic conditions and capital markets are in a period of disruption and instability which could adversely affect our ability to access the capital markets, and thus adversely affect our business and liquidity.

The current economic conditions and financial crisis have had, and will continue to have, a negative impact on our ability to access the capital markets, and thus have a negative impact on our business and liquidity. The shortage of liquidity and credit combined with substantial losses in worldwide equity markets could lead to an extended worldwide recession. We may face significant challenges if conditions in the capital markets do not improve. Our ability to access the capital markets has been and continues to be severely restricted at a time when we need to access such markets, which could have a negative impact on our business plans. Even if we are able to raise capital, it may not be at a price or on terms that are favorable to us. We cannot predict the occurrence of future financial disruptions or how long the current market conditions may continue.

Our resources may not be sufficient to manage our expected growth; failure to properly manage our potential growth would be detrimental to our business.

We may fail to adequately manage our anticipated future growth. Any growth in our operations will place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.

If we are unable to manage growth effectively, our business, operating results and financial condition could be materially adversely affected. As with all expanding businesses, the potential exists that growth will occur rapidly. If we are unable to effectively manage this growth, our business and operating results could suffer. Anticipated growth in future operations may place a significant strain on management systems and resources. In addition, the integration of new personnel will continue to result in some disruption to ongoing operations. The ability to effectively manage growth in a rapidly evolving market requires effective planning and management processes. We will need to continue to improve operational, financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force.

We may experience difficulty attracting and retaining qualified management to meet the needs of our anticipated growth, and the failure to manage our growth effectively could have a material adverse effect on our business and financial condition.

Competition for additional qualified management is intense, and we may be unable to attract and retain additional key personnel, or to attract and retain personnel on terms acceptable to us.  Management personnel are currently limited and they may be unable to manage our expansion successfully and the failure to do so could have a material adverse effect on our business, results of operations and financial condition.  We have not entered into non-competition agreements.  As our business is substantially dependent upon the directors, executive officers and consultants, the lack of non-competition agreements poses a significant risk to us in the event such persons were to resign or be terminated from such positions.  Under such circumstances, such persons may provide confidential information and key contacts to our competitors and we may have difficulties in preventing the disclosure of such information.  Such disclosure would have a material adverse effect on our business and operations.

Our operations are dependent upon key personnel, the loss of which would be detrimental to our business.

The nature of our business, including our ability to continue our exploration and development activities, depends, in large part, on the efforts of key personnel such as Daniel Gorski, our Chief Executive Officer.  The loss of Mr. Gorski could have a material adverse effect on our business.  We do not maintain “key man” life insurance policies on any of our officers or employees.

Our failure to timely file certain periodic reports with the SEC poses significant risks to our business, each of which could materially and adversely affect our financial condition and results of operations.

We filed a Form 10 on October 30, 2008, pursuant to which we registered our common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”).  The Form 10 became effective by operation of law 60 days after it was filed.  Subsequent thereto, we did not timely file with the SEC our periodic reports, including our Forms 10-Q for the periods ended November 30, 2008 through November 30, 2010, and our Forms 10-K for the periods ended August 31, 2008, August 31, 2009 and August 31, 2010.  Consequently, we were not compliant with the periodic reporting requirements under the Exchange Act.  Our failure to timely file those and possibly future periodic reports with the SEC could subject us to enforcement action by the SEC and shareholder lawsuits.  Any of these events could materially and adversely affect our financial condition and results of operations and our ability to register with the SEC public offerings of our securities for our benefit or the benefit of our security holders.  Additionally, our failure to file our past periodic reports and future periodic reports has resulted in and could result in investors not receiving adequate information regarding the Company with which to make investment decisions.

There are risks and uncertainties regarding the outcome of the matters which we self-reported to the SEC on June 8, 2012.

On June 12, 2012, we announced that since March of 2012, the Corporate Governance and Nominating Committee (the “Committee”) of our board of directors, which is composed entirely of independent directors, with the assistance of independent special counsel to the Committee, has been conducting an internal review and investigation of certain matters of corporate governance and compliance with federal securities laws (the “Internal Review”). As a result of the recent report of the independent counsel on such counsel’s findings of the Internal Review and a further review of the recommendations of independent counsel by the Committee and our board of directors, at the direction of the board of directors, we contacted the SEC on June 8, 2012, to report our findings.  It is uncertain what actions, if any, the SEC will take in relation to the matters self-reported to the SEC and there is risk as to whether such actions, if any, would include reprimanding, fining or otherwise sanctioning us, which could negatively affect us.

Risks Relating to Our Securities

Our stock price is highly volatile.

The market price of our common stock has fluctuated and may continue to fluctuate.  These fluctuations may be exaggerated since the trading volume of its common stock is volatile, limited, and sporadic.  These fluctuations may or may not be based upon any business or operating results.  Our common stock may experience similar or even more dramatic price and volume fluctuations in the future.

The market for the common stock is limited, sporadic and volatile.  Any failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult or impossible for you to sell your shares.

Our common stock is currently traded on the OTCQX U.S., a centralized quotation service maintained by OTC Markets Group Inc. that collects and publishes market maker quotes for over-the-counter securities. Although our common stock is traded on the OTCQX U.S., a regular trading market for our securities may not be sustained in the future. Quotes for stocks traded on the OTCQX U.S. generally are not listed in the financial sections of newspapers and newspapers often devote very little coverage to stocks quoted solely on the OTCQX U.S.. Accordingly, prices for, and coverage of, securities quoted solely on the OTCQX U.S. may be difficult to obtain. In addition, stocks quoted solely on the OTCQX U.S. tend to have a limited number of market makers and a larger spread between the bid and ask prices than those listed on an exchange. All of these factors may cause holders of our common stock to be unable to resell their securities at any price. This limited trading also could decrease or eliminate our ability to raise additional funds through issuances of our securities.  There is no market for the Warrants.

Failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult for you to sell your shares or recover any part of your investment in us.  Even if an active market for our common stock does develop, the market price of our common stock may be highly volatile.  In addition to the uncertainties relating to our future operating performance and the profitability of our operations, factors such as variations in our interim financial results, or various, as yet unpredictable factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.  Accordingly, there can be no assurance as to the liquidity of any active markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

The sale of substantial shares of our common stock or the issuance of shares upon exercise of our warrants will cause immediate and substantial dilution to our existing stockholders and may depress the market price of our common stock.

In order to provide capital for the operation of our business, we may enter into additional financing arrangements.  These arrangements may involve the issuance of new common stock, preferred stock that is convertible into common stock, debt securities that are convertible into common stock or warrants for the purchase of common stock.  Any of these items could result in a material increase in the number of shares of common stock outstanding which would in turn result in a dilution of the ownership interest of existing common shareholders.  In addition, these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of our existing common stock.

We have approximately 36.5 million shares of common stock outstanding.  In addition to our common stock, we have (i) warrants that may be exercised into 7,840,000 shares of common stock exercisable at $2.50 per share, (ii) warrants that may be exercised into 1,497,000 shares of common stock at $2.50 per share, (iii) warrants that may be exercised into 250,000 of common stock at $5.00 per share, (iv) warrants that may be exercised into 33,334 shares of common stock at $3.75 per share, and (v) options that may be exercised into 3,875,000 shares of common stock at $1.00 to $4.70 issued to Directors and Officers.  The issuance of shares upon exercise of these options and warrants may result in substantial dilution to the interests of other stockholders and may adversely affect the market price of our common stock.

A low market price may severely limit the potential market for our common stock.

An equity security that trades below a certain price per share is subject to SEC rules requiring additional disclosures by broker-dealers.  These rules generally apply to any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions (a “penny stock”).  Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors.  For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale.  The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.  Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer.

Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  In the event our common stock trades at a price of less than $5.00 per share, the additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock.

We do not currently intend to pay cash dividends.

We have not declared any dividends since incorporation and do not anticipate that we will do so in the foreseeable future.  Our present policy is to retain all available funds for use in our operations and the expansion of our business.  Payment of future cash dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant. Accordingly, investors will only see a return on their investment if the value of our securities appreciates.

Control by current shareholders.

The current shareholders have elected the directors and the directors have appointed current executive officers to serve the Company.  The voting power of these shareholders could also discourage others from seeking to acquire control of us through the purchase of our common stock which might depress the price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking statements”). Such forward-looking statements concern the Company’s anticipated results and developments in the Company’s operations in future periods, planned exploration and development of its properties, plans related to its business and other matters that may occur in the future.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements.  Forward-looking statements in this prospectus include, but are not limited to:

•	the progress, potential and uncertainties of the Company’s 2012-2013 rare-earth exploration program at its Round Top Project;
•	the success of getting the necessary permits for future drill programs and future project exploration;
•	expectations regarding the ability to raise capital and to continue its exploration plans on its properties; and
•	plans regarding anticipated expenditures at the Round Top Project.

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

•	risks associated with the Company’s history of losses and need for additional financing;
•	risks associated with the Company’s limited operating history;
•	risks associated with the Company’s properties all being in the exploration stage;
•	risks associated with the Company’s lack of history in producing metals from its properties;
•	risks associated with a shortage of equipment and supplies;
•	risks associated with the Company’s need for additional financing to develop a producing mine, if warranted;
•	risks associated with the Company’s exploration activities not being commercially successful;
•	risks associated with ownership of surface rights at the Company’s Round Top Project;
•	risks associated with increased costs affecting the Company’s financial condition;
•	risks associated with a shortage of equipment and supplies adversely affecting the Company’s ability to operate;
•	risks associated with mining and mineral exploration being inherently dangerous;
•	risks associated with mineralization estimates;
•	risks associated with changes in mineralization estimates affecting the economic viability of the Company’s properties;
•	risks associated with uninsured risks;
•	risks associated with mineral operations being subject to market forces beyond the Company’s control;
•	risks associated with fluctuations in commodity prices;
•	risks associated with permitting, licenses and approval processes;
•	risks associated with the governmental and environmental regulations;
•	risks associated with future legislation regarding the mining industry and climate change;
•	risks associated with potential environmental lawsuits;
•	risks associated with the Company’s land reclamation requirements;
•	risks associated with rare earth and beryllium mining presenting potential health risks;
•	risks related to title in the Company’s properties
•	risks related to competition in the mining and rare earth elements industries;
•	risks related to economic conditions;
•	risks related to our ability to manage growth;
•	risks related to the potential difficulty of attracting and retaining qualified personnel;
•	risks related to the Company’s dependence on key personnel;
•	risks related to the Company’s SEC filing history; and
•	risks related to the Company’s securities.

This list is not exhaustive of the factors that may affect the Company’s forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the section headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this prospectus. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Except as required by law, the Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. The Company qualifies all the forward-looking statements contained in this prospectus by the foregoing cautionary statements.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account.  We will not receive any of the proceeds from the resale of these shares.  However, we will generate proceeds from the cash exercise of the Warrants by the selling stockholders, if any.  We intend to use those proceeds for general corporate purposes.

SELLING SECURITY HOLDERS

The following table was prepared based on information provided to us as of July 11, 2011, updated to the date of this prospectus, on the basis of information available to us on that date, and details the name of each selling stockholder, the number of shares owned by that selling stockholder, and the number of shares that may be offered by each selling stockholder for resale under this prospectus.  The selling stockholders may sell up to 22,019,150 shares of our common stock under this prospectus, comprised of (i) 12,432,150 shares of common stock, (ii) 9,337,000 shares of common stock issuable upon the exercise of Other Warrants, and (iii) 250,000 shares of common stock issuable upon the exercise of Options, held by certain selling stockholders. Because each selling stockholder may offer all, some or none of the shares it holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to the Offering(1)	Shares of Common Stock Included in Prospectus	Number of Shares of Common Stock Owned After the Offering	Percentage of Ownership After Completion of Offering (2)(3)
Sunrise Securities Corp.	1,293,500(4)	1,248,500(5)	45,000	*
Kingsbrook Opportunities Master Fund, LP	800,000(6)	800,000	-	-
Highline Capital Partners, QP, LP	1,689,552(7)	1,689,552	-	-
Highline Capital International, Ltd.	1,266,903(8)	1,266,903	-	-
Highline Capital Partners, L.P.	219,535(9)	219,535	-	-
Highline A Master Fund, L.L.C.	404,014(10)	404,014	-	-
Highline Capital Master, LP	1,319,996(11)	1,319,996
Neil L. Cohen	1,000,000(12)	1,000,000	-	-
Freestone Advantage Partners	20,000(13)	20,000	-	-
Cranshire Capital LP	180,000(14)	180,000	-	-
Diversified Equity Investments, Fund 1, L.P.	100,000(15)	100,000	-	-
Marshall Wolf	100,000(16)	100,000	-	-
William Jurica	400,000(17)	400,000	-	-
Libra Fund LP	3,120,900(18)	6,680,900(18)	-	-
Libra Offshore Master Fund LP	880,000(19)	880,000	-	-
Robert Fuchs	150,000(20)	150,000	-	-
John Tumazos	1,700,733(21)	1,086,500	614,233	1.67%
Reed Madison	20,000(22)	20,000	-	-

Preferred Oil & Gas Properties, LLC	156,250(23)(24)	156,250	-	-
Stacy Reid Hall	156,250(24)	156,250	-	-
Damon Kellam	62,500(24)	62,500	-	-
The Magee Corporation	156,250 (24)(25)	156,250	-	-
Karey R. Vaught	156,250(24)	156,250	-	-
Paul Lewis	156,250(24)	156,250	-	-
James and Nancy Kennedy	156,250(24)	156,250	-	-
Huey Keeney, Jr.	156,250(24)	156,250	-	-
Michael Johnson	156,250(24)	156,250	-	-
Jano Capital, LLC	156,250(24)(26)	156,250	-	-
Michael Barish	187,500(27)	187,500	-	-
Gene Thrash	99,125(28)	78,125(29)	21,000	*
Trent Pollard Thrash	78,125(29)	78,125	-	-
H.L. Severance, Inc. Pension Plan & Trust	156,250(30)	156,250	-	-
H. Leigh Severance	156,250(24)	156,250	-	-
George Markelson	368,750(31)	368,750	-	-
Vincent Marchese	156,250 (24)(32)	156,250	-	-
Les Smith	156,250(24)	156,250	-	-
T. William Merrill	156,250(33)	156,250	-	-
Luke T. Smith	312,500(34)	312,500	-	-
Ruth I. Low	81,250(35)	81,250	-	-
Nathan A. Low	2,268,500(36)	1,112,500(37)	1,156,000	3.16%
Lighthouse Capital Ltd.	112,500(38)	112,500	-	-
Amnon Mandelbaum	404,000(39)	84,000(40)	320,000	*
Chris Temple	80,000(41)	20,000(42)	60,000	*
Marcia Kucher	500(43)	500	-	-

* Less than 1%.

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(2)	This percentage is based upon 36,550,009 shares issued and outstanding as of December 19, 2012 , plus the additional shares that the selling stockholder is deemed to beneficially own.

(3)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligations known to us to sell any shares of common stock at this time.

(4)
Represents (i) 312,500 shares of common stock and (ii) 936,000 shares of common stock underlying a five-year warrant exercisable at $2.50 per share.  Sunrise Securities Corp. (“SSC”) is a registered broker-dealer and has represented that it acquired the securities described above in the ordinary course of business and, at the time of acquisition, the selling stockholder did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities.  On November 9, 2010, SSC acquired (i) 125,000 shares of common stock, (ii) a Class A Warrant to purchase up to 125,000 shares of common stock, and (iii) a Class B Warrant to purchase up to 62,500 shares of common stock, for cash consideration of $50,000.  In July 2011, SSC exercised its Class A and Class B Warrants for aggregate gross proceeds to the Company of $109,375.  In July 2011, SSC was issued a five-year warrant to purchase up to 936,000 shares of common stock, exercisable at $2.50 per share, as payment of commissions in connection with the exercise of certain options in July 2011 issued to certain investors between January and February 2011.  Nathan Low, as president and sole shareholder of SSC, has voting and investment control over the securities held by SSC, and may be deemed to have beneficial ownership over the shares held by SSC.  SSC is a FINRA registered broker-dealer, and is an underwriter, as defined in Section 2(a)(11) of the Securities Act, with respect to the securities acquired in in July 2011 in connection with the option exercises.

(5)	Represents (i) 312,500 shares of common stock and (ii) 936,000 shares of common stock underlying a five-year warrant exercisable at $2.50 per share.

(6)
Represents (i) 390,000 shares of common stock, (ii) 80,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share, and (iii) 320,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.  Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment management of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities.  Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities.  KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners.  Ari J. Storch, Adam J. Chill, and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result, may be considered beneficial owners of the securities deemed beneficially owned by Opportunities GP and GP LLC.  Each of Kingsbrook Partners, Opportunities GP, GP LLC, and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.  As the sole managing members of Opportunities GP and GP LLC, Messrs. Storch, Chill, and Wallace have voting and investment control over these securities held by the selling stockholder.

(7)
Represents (i) 862,092 shares of common stock, (ii) 146,820 shares of common stock underlying a five year warrant exercisable at $2.50 per share, and (iii) 680,640 shares of common stock underlying a five year warrant exercisable at $2.50 per share.  Highline Capital Holdings, L.L.C. (“Highline Capital”) serves as the general partner of the selling stockholder, and may be deemed to have beneficial ownership over the securities held by the selling stockholder.  Jacob W. Doft is the sole managing member of Highline Capital, and as the sole managing member has voting and investment control over securities held by the selling stockholder.

(8)
Represents (i) 284,823 shares of common stock underlying a five year warrant exercisable at $2.50 per share, and (ii) 982,080 shares of common stock underlying a five year warrant exercisable at $2.50 per share. Highline Capital serves as the investment manager of the selling stockholder, and may be deemed to have beneficial ownership over the securities held by the selling stockholder.  Jacob W. Doft is the sole managing member of Highline Management, and as the sole managing member has voting and investment control over securities held by the selling stockholder.

(9)
Represents (i) 112,020 shares of common stock, (ii) 24,955 shares of common stock underlying a five year warrant exercisable at $2.50 per share, and (iii) 82,560 shares of common stock underlying a five year warrant exercisable at $2.50 per share.  Highline Capital serves as the general partner of the selling stockholder, and may be deemed to have beneficial ownership over the securities held by the selling stockholder.  Jacob W. Doft is the sole managing member of Highline Capital, and as the sole managing member has voting and investment control over securities held by the selling stockholder.

(10)
Represents (i) 205,892 shares of common stock, (ii) 23,402 shares of common stock underlying a five year warrant exercisable at $2.50 per share, and (iii) 174,720 shares of common stock underlying a five year warrant exercisable at $2.50 per share.  Highline Capital serves as the managing member of the selling stockholder, and may be deemed to have beneficial ownership over the securities held by the selling stockholder.  Jacob W. Doft is the sole managing member of Highline Capital, and as the sole managing member has voting and investment control over securities held by the selling stockholder.

(11)
Represents 1,319,996 shares of common stock.  Highline Capital serves as the managing member of the selling stockholder, and may be deemed to have beneficial ownership over the securities held by the selling stockholder.  Jacob W. Doft is the sole managing member of Highline Capital, and as the sole managing member has voting and investment control over securities held by the selling stockholder.

(12)
Represents (i) 500,000 shares of common stock, (ii) 100,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share, and (iii) 400,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.

(13)
Represents (i) 10,000 shares of common stock, (ii) 2,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share, and (iii) 8,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.  Downsview Capital, Inc. (“Downsview”) is the investment manager for a managed account of Freestone Advantage Partners, LP and consequently has voting control and investment discretion over securities held in such account. Mitchell P. Kopin (“Mr. Kopin”), president of Downsview, has voting and investment control over Downsview. As a result, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares held in such account which are being registered hereunder.

(14)
Represents (i) 90,000 shares of common stock, (ii) 18,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share, and (iii) 72,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.  Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital, L.P. (“Cranshire”) and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin (“Mr. Kopin”), president of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the shares of common stock beneficially owned by Cranshire.

(15)
Represents (i) 50,000 shares of common stock, (ii) 10,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share, and (iii) 40,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.   Daniel Spine serves as the managing partner of the selling stockholder, and consequently has voting and investment control with respect to the shares of common stock held by the selling stockholder.

(16)
Represents (i) 50,000 shares of common stock, (ii) 10,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share, and (iii) 40,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.

(17)
Represents (i) 200,000 shares of common stock, (ii) 40,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share, and (iii) 160,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.

(18)
Represents 3,120,900 shares of common stock and 530,445 shares of common stock acquirable upon exercise of warrants, but excludes 3,029,555 shares underlying five-year warrants exercisable at $2.50 per share.  These securities are directly owned by Libra Fund, L.P. (“Libra Fund”).  The warrants issued to Libra Fund in connection with the January 2011 private placement include a provision whereby Libra Fund may only exercise the warrants to the extent such exercise does result in Libra Fund owning in excess of 9.99% of the shares of Company common stock issued and outstanding.  As a result, of the 3,560,000 shares of common stock underlying the five year warrant exercisable at $2.50 per share only 530,445 have been included for purposes of determining Libra Fund’s beneficial ownership.   If there was no 9.99% cap, Libra Fund would beneficially own an aggregate of 6,680,900 shares of common stock, consisting of 3,120,900 shares of common stock and 3,560,000 shares of common stock underlying five-year warrants exercisable at $2.50 per share.  The securities directly owned by Libra Fund may be deemed to be beneficially owned by (i) Libra Advisors, LLC by virtue of its role as the investment manager of Libra Fund, (ii) Libra Associates LLC by virtue of its role as the general partner of Libra Fund, and (iii) Ranjan Tandon as the managing member of Libra Advisors, LLC and Libra Associates LLC.  Each of Libra Advisors, LLC, Libra Associates LLC, and Mr. Tandon disclaim beneficial ownership with respect to the securities directly owned by Libra Fund except to the extent of their pecuniary interest therein.  The 9.99% beneficial ownership limitation does not prevent Libra Fund from selling some of its holdings and then receiving additional shares. Accordingly, Libra Fund could exercise and sell more than 9.99% of our common stock without ever at any one time holding more than this limit.

(19)
Represents (i) 440,000 shares of common stock, (ii) 88,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share, and (iii) 352,000 shares of common stock underlying a five-year warrant exercisable at $2.50 per share. These securities are directly owned by Libra Offshore Master Fund, L.P. (“Libra Offshore”).  The warrants issued to Libra Offshore in connection with the January 2011 Private Placement include a provision whereby Libra Offshore may only exercise the warrants to the extent such exercise does result in Libra Offshore owning in excess of 9.99% of the shares of Company common stock issued and outstanding.  The securities directly owned by Libra Offshore may be deemed to be beneficially owned by (i) Libra Advisors, LLC by virtue of its role as the investment manager of Libra Offshore, (ii) Libra Associates LLC by virtue of its role as the general partner of Libra Offshore, and (iii) Ranjan Tandon as the managing member of Libra Advisors, LLC and Libra Associates LLC.  Each of Libra Advisors, LLC, Libra Associates LLC, and Mr. Tandon disclaim beneficial ownership with respect to the securities directly owned by Libra Offshore except to the extent of their pecuniary interest therein..

(20)
Represents 150,000 shares of common stock underlying five-year warrants exercisable at $2.50 per share.  The selling stockholder has informed us that he is an employee of a registered broker-dealer and has represented that he acquired the shares in the ordinary course of business and, at the time of acquisition, the selling stockholder did not have any agreement or understanding, directly or indirectly, with any person to distribute the shares.  The selling stockholder has represented to the Company that in February 2011 and July 2011, Aspenwood Capital assigned to the selling stockholder warrants to purchase up to 30,000 and 120,000 shares of common stock, respectively, issued to Aspenwood Capital as payment of commissions in connection with the Company’s 2011 private placements.

(21)
Represents (i) 1,393,400 shares of common stock, (ii) 149,000 shares of common stock underlying a five-year warrant exercisable at $2.50 per share, (iii) 83,333 shares of common stock vested and issuable upon exercise of 1,000,000 employee stock options at a price of $0.50 and (iv) 75,000 shares of common stock vested and issuable upon exercise of 900,000 employee stock options at a price of $1.00.  The  selling stockholder has informed us that he is an affiliate of a registered  investment advisor and has represented that he acquired the shares in the ordinary course of business and, at the time of acquisition, the selling stockholder did not have any agreement or understanding, directly or indirectly, with any person to distribute the shares.  Mr. Tumazos is a director of the Company.  On October 15, 2010, the selling stockholder acquired (i) 375,000 shares of common stock, (ii) a Class A Warrant to purchase up to 375,000 shares of common stock, and (iii) a Class B Warrant to purchase up to 187,500 shares of common stock for cash consideration of $150,000.  On November 12, 2010, the selling stockholder exercised both the Class A Warrant and the Class B Warrant for cash consideration of $328,125, and was issued 562,500 shares of common stock.  In February 2011 and June 2011, the selling stockholder was issued five year warrants to purchase up to 29,000 and 120,000 shares of common stock, respectively, exercisable at $2.50 per share.  Included in beneficial holdings but not registered for resale under this registration statement are 7,550 shares of common stock, 55,556 shares of common stock vested and issuable upon exercise of 1,000,000 employee stock options at a price of $0.50 and 50,000 shares of common stock vested and issuable upon exercise of 900,000 employee stock options at a price of $1.00.

(22)	Represents 20,000 shares of common stock underlying five-year warrants exercisable at $2.50 per share.

(23)
James S. Byrom serves as the manager of Preferred Oil & Gas Properties, LLC, and has voting and investment control with respect to the shares of common stock held by Preferred Oil & Gas Properties, LLC.

(24)	Represents 62,500 shares of common stock

(25)
Paul Magee serves as the president of The Magee Corporation and has voting and investment control with respect to the shares of common stock held by the Magee Corporation.  Mr. Magee individually holds 400,000 shares of our common stock.

(26)
The 1999 Nowell Sheinwald Trust and The 1999 Jade Sheinwald Trust each hold 50% of the membership interests in the selling stockholder, and as a result, may be deemed to have beneficial ownership over the securities held by the selling stockholder.  Steven Sheinwald has voting and investment control over the securities held by the selling stockholder.

(27)	Represents 187,500 shares of common stock, including 75,000 shares of common stock issued upon exercise of Class A Warrants, and 37,500 shares of common stock issued upon exercise of Class B Warrants.

(28)	Represents 135,750 shares of common stock, including 31,250 shares of common stock issued upon exercise of Class A Warrants, and 15,625 shares of common stock issued upon exercise of Class B Warrants.

(29)	Represents 78,125 shares of common stock, including 31,250 shares of common stock issued upon exercise of Class A Warrants, and 15,625 shares of common stock issued upon exercise of Class B Warrants.

(30)
Represents 156,250 shares of common stock, including 62,500 shares of common stock issued upon exercise of Class A Warrants, and 31,250 shares of common stock issued upon exercise of Class B Warrants.  H. Leigh Severance, as trustee, has voting and investment control over the securities held by the H. Leigh Severance Trust, Inc. Pension Plan and Trust.

(31)
Represents 368,750 shares of common stock, including 162,500 shares of common stock issued upon exercise of Class A Warrants, and 81,250 shares of common stock issued upon exercise of Class B Warrants.

(32)	The selling stockholder has informed us that he is the brother of Anthony Marchese, a director of the Company.

(33)	Represents 156,250 shares of common stock, including 42,500 shares of common stock issued upon exercise of Class A Warrants, and 31,250 shares of common stock issued upon exercise of Class B Warrants.

(34)
Represents 312,500 shares of common stock, including 125,000 shares of common stock issued upon exercise of Class A Warrants, and 62,500 shares of common stock issued upon exercise of Class B Warrants.  The selling stockholder has informed us that he is an affiliate of a registered broker-dealer and has represented that he acquired the securities described above in the ordinary course of business and, at the time of acquisition, the selling stockholder did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities.  On October 15, 2009 and October 25, 2010, the selling stockholder acquired an aggregate of (i) 375,000 shares of common stock, (ii) a Class A Warrant to purchase up to 375,000 shares of common stock, and (iii) a Class B Warrant to purchase up to 187,500 shares of common stock, for aggregate cash consideration of $50,000.

(35)	Represents 82,250 shares of common stock issued upon exercise of Class B Warrants.

(36)
Represents the following registered in the name of the selling stockholder: (i) 487,500 shares of common stock, (ii) a five year warrant to purchase up to 250,000 shares at $5.00 per share, and (iii) an option to purchase up to 237,500 shares of common stock exercisable at $2.50 per share.

(37)
Represents the following registered in the name of the selling stockholder: (i) 312,500 shares of common stock, (ii) a five year warrant to purchase up to 250,000 shares at $5.00 per share, and (iii) an option to purchase up to 237,500 shares of common stock exercisable at $2.50 per share.  On November 9, 2010, Mr. Low acquired (A) 125,000 shares of common stock, (B) a Class A Warrant to purchase up to 175,000 shares of common stock, and (C) a Class B Warrant to purchase up to 62,500 shares of common stock, for cash consideration of $50,000.   In June 2011, Mr. Low exercised the Class A and Class B Warrants, resulting in the issuance of 187,500 shares of common stock resulting in gross proceeds to the Company of $109,375.  Mr. Low has represented to the Company that on February 28, 2011, (A) Sunrise Securities Corp. (“SSC”) assigned to the selling stockholder warrants to purchase up to 237,500 shares of common stock issued to SSC as payment of commissions in connection with the January 2011 Private Placement, and (B) an affiliate of SSC assigned to the selling stockholder warrants to purchase up to 250,000 shares at $1.60 per share and 250,000 shares at $5.00 per share issued to the affiliate of SSC pursuant to a public relations agreement.  In June 2011, Mr. Low exercised a warrant to purchase 250,000 shares of common stock at $1.60 per share on a cashless basis, resulting in the issuance of 175,000 shares of common stock. The selling stockholder is the president and sole shareholder of SSC, a registered broker-dealer.  As a result, the selling stockholder may be deemed to have beneficial ownership over the shares held by SSC.  Accordingly, the shares beneficially owned by SSC have been aggregated with the securities beneficially owned by the selling stockholder for purposes of this section

(38)
Represents 112,500 shares of common stock, including 56,250 shares of common stock issued upon exercise of Class A Warrants.  Carl Caserta is the principal executive officer of Lighthouse Capital Ltd and has voting and investment control over the shares held by Lighthouse Capital.

(39)
Represents (i) 40,000 shares of common stock, (ii) 44,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share, (iii) 160,000 shares of common stock underlying an option exercisable at $2.50 per share, and (iv) 160,000 shares of common stock underlying a warrant issuable upon the exercise of an option.  The selling stockholder has informed us that he is an employee of a registered broker-dealer and has represented that he acquired the shares in the ordinary course of business and, at the time of acquisition, the selling stockholder did not have any agreement or understanding, directly or indirectly, with any person to distribute the shares.  On January 25, 2011, the selling stockholder acquired (i) 40,000 shares of common stock, (ii) 40,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share, (iii) 160,000 shares of common stock underlying an option exercisable at $2.50 per share, and (iv) 160,000 shares of common stock underlying a warrant issuable upon the exercise of an option, for cash consideration of $100,000.  The selling stockholder has represented to the Company that on February 28, 2011, SSC assigned to the selling stockholder a warrant to purchase up to 4,000 shares of common stock issued to SSC as payment of commissions in connection with the January 2011 Private Placement.

(40)	Represents (i) 40,000 shares of common stock and (ii) 44,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.

(41)	Represents 80,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.

(42)	Represents 20,000 shares of common stock underlying a five year warrant exercisable at $2.50 per share.

(43)
Represents 500 shares of common stock underlying a five year warrant exercisable at $2.50 per share.  The selling stockholder has informed us that she is an employee of a registered broker-dealer and has represented that she acquired the shares in the ordinary course of business and, at the time of acquisition, the selling stockholder did not have any agreement or understanding, directly or indirectly, with any person to distribute the shares.  The selling stockholder has represented to the Company that on February 28, 2011, SSC assigned to the selling stockholder warrants to purchase up to 500 shares of common stock issued to SSC as payment of commissions in connection with the January 2011 Private Placement..

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of his/hers/its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicit’s purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;
•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

Act, if available, rather than under this prospectus, provided they meet certain requirements under Rule 144.  Broker-dealers engaged by a selling stockholder may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from a selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Transactions under this prospectus may or may not involve brokers or dealers.  The selling stockholders may sell securities directly to purchasers or to or through broker-dealers, who may act as agents or principals.  Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in selling securities.  Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder in amounts to be negotiated in connection with the sale.  Broker-dealers or agents may also receive compensation in the form of discounts, concessions or commissions from the purchasers of securities for whom the broker-dealers may act as agents or to whom they sell as principal, or both.  This compensation as to a particular broker-dealer might exceed customary commissions.

Sunrise Securities Corp. (“SSC”), a selling stockholder under this prospectus, is a FINRA registered broker-dealer, and is also an underwriter within the meaning of section 2(a)(11) of the Securities Act in connection with the resale of the securities acquired by SSC as payment of commissions in July 2011.  As a result SSC may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. Any of the other selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may also be “underwriters” as that term is defined under the Securities Act.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act.  The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

We have not been informed by any selling stockholder that SSC will be paid commissions or fees in connection with the resale of the shares of common stock or Warrants offered by the selling stockholders pursuant to this prospectus, nor have we been informed by any selling stockholder that they have engaged SSC to act as a selling agent in connection with the shares of common stock offered hereby.

Prior to a selling stockholder entering into an agreement with a broker-dealer, such broker-dealer will need to seek and obtain clearance of the underwriting compensation and arrangements from FINRA.  Upon being notified by a selling stockholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling stockholder and of the participating broker-dealer(s);
•	the number of shares involved;
•	the initial price at which the shares were sold;
•	the commission paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
•	that such selling stockholder and broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
•	other facts material to the transactions.

We have informed the selling stockholders that Regulation M promulgated under the Exchange Act may be applicable to them with respect to any purchase or sale of our common stock.  In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits a selling stockholder and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock.  None of these persons may effect any stabilizing transaction to facilitate any offering at the market.  As the selling stockholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the selling stockholder that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholder, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares.  Under Regulation M, the selling stockholder or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while the selling stockholder is distributing shares covered by this prospectus.  Regulation M may prohibit the selling stockholder from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement.  We have advised the selling stockholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

In May and June, 2011, certain investors exercised outstanding options and were issued an aggregate of 6,240,000 shares of common stock and five-year warrants to purchase up to 6,240,000 shares of common stock, exercisable at $2.50 per share.  In connection with the option exercises, we paid to broker-dealers $872,000 in cash commissions and issued five-year warrants to purchase up to 1,192,000 shares of common stock at an exercise price of $2.50 per share.  The broker warrants have identical terms as those issued to the investors who exercised their options.  We are registering hereby the resale of 6,240,000 shares of common stock and the 6,240,000 shares underlying the warrants issued to the investors in May and June 2011.  We are also registering hereby the resale 1,192,000 shares of common stock underlying the warrants issued to the broker-dealers in payment of commissions.

We are required to pay the fees and expenses incident to the registration of the shares.  We have agreed to issue certain shares of our common stock in the event that this resale registration statement is not effective within 150 days of the original filing date with the SEC, see “Description of Securities to be Registered and Our Capital Stock.”  We have agreed to indemnify certain of the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES TO BE REGISTERED
AND OUR CAPITAL STOCK

This prospectus relates to the sale of up to 22,019,150 shares of our common stock, which consists of an aggregate of (i) 12,432,150 shares of common stock, (ii) 9,337,000 shares of common stock issuable upon the exercise of Other Warrants, and (iii) 250,000 shares of common stock issuable upon the exercise of Options. The following description of our capital stock is only a summary. You should also refer to our articles of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

General

We are authorized to issue 100,000,000 shares of common stock, $0.01 par value, of which 36,550,009 shares were issued and outstanding as of December 19 , 2012.  We are also authorized to issue 10,000,000 shares of preferred stock, par value $0.001, none of which have been issued as of November 23, 2012.

Common Stock

The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders.  The holders of common stock have the sole right to vote, except as otherwise provided by law or by our certificate of incorporation, including provisions governing any preferred stock.  The common stock does not have any cumulative voting, preemptive, subscription or conversion rights.  Election of directors is by a plurality of the vote.  Other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented.  The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Subject to the rights of any outstanding shares of preferred stock, of which there are currently none, the holders of common stock are entitled to receive dividends, if declared by our board of directors out of funds legally available.  In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

 The authorized but unissued shares of our common stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offering to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our Board to issue shares of stock to persons friendly to existing management, which may deter or frustrate a takeover of the Company.

Preferred Stock

We are authorized to issue of blank check authorized preferred stock.  No shares of preferred stock are issued and outstanding, and we have no present plans for the issuance thereof. Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. Our board of directors may also designate the rights, preferences, and privileges of each series of preferred stock, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

•	restricting dividends on the common stock;
•	diluting the voting power of the common stock;
•	impairing the liquidation rights of the common stock; and
•	delaying or preventing a change in control without any further action by the stockholders.

Warrants

Warrants issued to Sunrise Securities Corp.

In November 2010, the Company entered into a 24 month institutional public relations retainer agreement with an affiliate of SSC pursuant to which it was issued five-year options, terminating on November 1, 2015, to purchase 250,000 shares of common stock at $5.00 per share.  These options were subsequently assigned to another affiliate of SSC in February 2011.  The number of shares and exercise price per share subject to the option shall be adjusted in the case of any dividend, stock split or other recapitalization or reorganization of the Company so that the option shall not be diminished or diluted.

Warrants issued in connection with 2011 Private Placement (initial investments and option exercises)

Rights to Purchase Shares of Common Stock.  Between January and June 2011, we issued warrants to purchase an aggregate of 9,337,000 shares of common stock (which includes warrants to purchase 1,497,000 shares of common stock issued to registered broker dealers as commissions, each of which have identical terms to the investor warrants).  Each warrant entitles the registered holder to purchase one share of common stock at an exercise price of $2.50 per share.  Warrants to purchase up to 1,905,000 shares expire on January 25, 2016, and warrants to purchase up to 7,432,000 shares expire on May 31, 2016.

Call.  These warrants are not callable by the Company.

Exercise.  The warrants are immediately exercisable.  The holder of a warrant may exercise such warrant by surrendering the warrant exercise form properly completed and executed, together with payment of the exercise price to the Company.  The exercise price will be payable in cash, Additionally, in the event that the Company fails to maintain an effective registration statement covering the resale of the shares of common stock underlying the warrants issued between January and June 2011, commencing six months after the issuance date and for the duration of the term of the warrants, the holders have the right to exercise such warrants on a cashless basis.

Adjustments.  The exercise price and the number of shares of common stock purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, reclassifications, reorganizations, consolidations, and mergers.

Registration Rights.

On August 8, 2011, the Company’s registration statement registering the resale of 13,672,000 shares of its common stock, which consists of (i) 6,240,000 shares of common stock, (ii) an aggregate of 7,432,000 shares of common stock issuable upon exercise of warrants exercisable at $2.50 per share issued in the January 2011 private placement, was deemed effective by the SEC.    The Company is obligated to keep this registration statement effective for a period of three years.

On June 27, 2011, the Company’s registration statement registering the resale of 8,908,125 shares of its common stock, which consists of (i) 4,738,750 shares of common stock, (ii) an aggregate of 1,336,250 shares of common stock issuable upon exercise of Class A Warrants, (iii) an aggregate of 678,125 shares of common stock issuable upon exercise of Class B Warrants, (iv) an aggregate of 250,000 shares of common stock issuable upon the exercise of options exercisable at $5.00 per share, and (v) 1,905,000 shares of common stock issuable upon the exercise of warrants exercisable at $2.50 per share issued in the January 2011 private placement, was deemed effective by the SEC.    The Company is obligated to keep this registration statement effective for a period of three years.

Options

Between February 2011 and August 2012, the Company issued to its consultants, directors and executive officers options to purchase up to 7,175,000 shares of common stock, exercisable at periods ranging from one to ten years, at exercise prices ranging from $1.00 per share to $4.70.  Additionally, certain employees terminated their employment with the Company during July and August of 2012.  As a part of their termination agreements, options to these employees totaling 3,300,000 were cancelled.   Currently, the Company has 3,125,000 options outstanding exercisable for period ranging from 3.5 years to 10 years at exercise prices ranging from $0.50 to $4.70.

Indemnification

As permitted by Delaware law, our Articles of Incorporation provide that we will indemnify our directors and officers against expenses and liabilities as they are incurred to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission,  such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

BUSINESS AND PROPERTIES

The Company

We are a mining company engaged in the business of the acquisition, exploration and development of mineral properties.  We currently hold two nineteen year leases, executed in September 2011 and November 2011, respectively, to explore and develop a 950 acre rare earths project located in Hudspeth County, Texas known as the Round Top Project.  We are also prospecting permits covering 9,345 acres adjacent to the Round Top Project.  We also own unpatented mining claims in New Mexico..  Our principal focus is on developing a metallurgical process to concentrate or otherwise extract the metals from the Round Top rhyolite, although we will continue to examine other opportunities in the region as they develop.    We currently have limited operations and have not established that any of our projects or properties contain any proven reserves or probable reserves as defined under SEC Industry Guide 7.

We were incorporated in the State of Nevada in 1970 as Standard Silver Corporation.  In July 2004, our Articles of Incorporation were amended and restated to increase the number of shares of common stock to 25,000,000, and in March 2007, we effected a 1 for 2 reverse stock split.  In September 2008,  we amended and restated our Articles of Incorporation to:  (i) increase of the number of shares of common stock from 25,000,000 to 100,000,000; and to (ii) authorize an additional 10,000,000 shares of preferred stock, to be issued at management’s discretion.  In September 2010, we amended our Amended and Restated Articles of Incorporation to change our name from Standard Silver Corporation to Texas Rare Earth Resources Corp.

On August 24, 2012, we changed our state of incorporation from the State of Nevada to the State of Delaware (the “Reincorporation”) pursuant to a plan of conversion dated August 24, 2012.   The Reincorporation was previously submitted to a vote of, and approved by, our stockholders at a special meeting of the stockholders held on April 25, 2012.

Our common stock is traded on the OTCQX U.S. Premier operated by OTC Markets Group Inc. under the symbol “TRER.”  The market for our common stock on the OTCQX U.S. Premier is extremely limited, sporadic and highly volatile.

On November 8, 2011, we announced that our supplementary operating plan to expand exploration activities at our Round Top Project had been approved by the Texas General Land Office (GLO); the expanded development and exploration drill plan called for an additional 40 drill holes and 4 diamond core holes for an estimated planned drilled footage of 20,000 feet. The program included 4,000 feet of Core drilling to establish a high level of confidence in the mineralized material, provide physical engineering data and additional metallurgical sample.

On March 20, 2012, we submitted for approval an updated plan of operations .  The updated plan of operations consisted of the reclassification of the drilling program through the planned Feasibility Study into three phases.  Phase 1 consists of 25 drill locations, phase 2 consists of 41 drill locations and phase 3 consists of 27 drill locations all located on the Round Top Project.   The plan of operations also included two locations for 100 ton bulk sample collection for additional metallurgical tests.

Drilling on the Round Top Project was planned to twin certain of the historic drill holes, infill drill between existing holes and step out drill beyond the known area to better define the margins of the deposit. Coverage is planned to be adequate to begin block modeling of the deposit. A geologic model of the Round Top Project was developed by TRER and Gustavson as of March 20, 2012 and provided the basis for the PEA that was issued in Q2 2012. We have designated the sites for several holes on the adjacent Little Round Top Mountain, and several additional holes are planned to test the deeper potential. This drilling was expected to produce at least 150 tonnes of sample, all of which were to be stored and used for metallurgical testing.

We have suspended this phase of physical exploration and development at the Round Top Project pending development of a metallurgical process to extract the potentially marketable metals.

In addition to the Round Top Project, we also own title to 12 unpatented mining claims, the Macho group, comprising 240 acres covering the Old Dude Mine, located in Sierra County, New Mexico.  The Old Dude Mine has a production history of silver, lead, zinc and gold dating from the 1890s.  We also own  another 18 unpatented mining claims and fractional claims, the HA group, comprising 274 acres  covering an andesite hosted vein system similar to and 10 miles to the southwest of the Macho District. These claims surround another historic producer, the Graphic Mine. The geologic setting at the HA property is the same as the Macho. We do not intend to schedule any physical exploration such as drilling or geophysics at these properties but will actively seek joint development or sale of them.

As announced on October 3, 2012, we intend to engage our independent experts to prepare twin updated studies on the project, including refinements to the Preliminary Economic Assessment 80,000 tonnes per day mine plan and a smaller “enhanced vat acid leach” at a staged ramp-up from 10,000 tonnes per day. While such a “twin study” may be presented as one document, it may include many dozens of refinements, new ideas, empirical tests or scientific experiments as we expect to challenge and retest many more items than the eleven changes discussed earlier to the 80,000 tonne per day economic model that we call a “first pass.” We estimate our independent experts will require a similar time frame to prepare an updated study of up to one year.

Overview of the Round Top Rare Earth-Uranium-Beryllium Project

Description and Access
Round Top is a small mountain, one of a group of five that comprises the Sierra Blanca, located in Hudspeth County approximately eight miles northwest of the town of Sierra Blanca. The property is reached by truck on a private dirt road that turns north off Interstate 10 access road approximately one mile west of the town of Sierra Blanca.

Acquisition and Ownership

In November 2007, Standard Silver purchased the prospecting permits M-108543, M-108545, and M-108546 covering Sections 5, 7, 8, and 18 of Township 7, Block 71, and most of Sections 12 and 13 of Township 7, Block 72, Hudspeth County, Texas. In September 2009 this land position was expanded when the prospecting permits for Sections 3, 4, 9, 10, 16, 17, 19, 20, 21, 28, 29, 32 and 33 of Township 7, Block 71 were acquired.

September 2011 Lease

On September 2, 2011, we entered into a new nineteen year mining lease with the Texas General Land Office covering Sections 7 and 18 of Township 7, Block 71 and Section 12 of Block 72, covering approximately 860 acres at Round Top Mountain in Hudspeth County, Texas.  The mining lease issued by the Texas General Land Office gives us the right to explore, produce, develop, mine, extract, mill, remove, and market beryllium, uranium, rare earth elements, all other base and precious metals, industrial minerals and construction materials and all other minerals excluding oil, gas, coal, lignite, sulfur, salt, and potash.  The term of the lease is nineteen years so long as minerals are produced in paying quantities.

On November 24, 2003, the State of Texas and the Southwest Range and Wildlife Foundation (the “Foundation”) entered into an agreement whereby certain restrictions were placed on mining operations on property under surface lease between the State of Texas and the Foundation.  On March 29, 2012, we entered into an amendment with the State of Texas whereby all restrictions were removed between the State of Texas and the Foundation except for the restriction that the Company agrees that in developing the leased minerals there will be no hunting on the property under our lease with the State of Texas.

Under the lease, we will pay the State of Texas a lease bonus of $197,800, $35,000 of which was paid upon the execution of the lease and $65,000 which was paid in April 2011 when we submitted our initial plan of operations to conduct exploration, and $97,800 which will be due when we submit a supplemental plan of operations to conduct mining.  Upon the sale of minerals removed from Round Top, we will pay the State of Texas a $500,000 minimum advance royalty.

Thereafter, we will pay the State of Texas a production royalty equal to eight percent (8%) of gross revenue, less all operating costs with the exception of mining and primary crushing costs, derived from uranium and other fissionable materials removed and sold from Round Top and six and one quarter percent (6 ¼%) of gross revenue, less all operating costs with the exception of mining and primary crushing costs, derived from all other minerals removed and sold from Round Top.

We paid a delay rental to the State of Texas upon execution of the lease in the amount of $44,718.  Thereafter, assuming production of paying quantities has not been obtained, we may pay additional delay rental fees to extend the term of the lease for successive one (1) year periods pursuant to the following schedule:

	Per Acre Amount	Total Amount
August 17, 2013 – 2014	$50	$44,718
August 17, 2015 – 2019	$75	$67,077
August 17, 2020 – 2024	$150	$134,155
August 17, 2025 – 2029	$200	$178,873

November 2011 Lease

On November 1, 2011, we entered into a mining lease with the State of Texas covering 90 acres, more or less, of land that we purchased in September 2011 near our Round Top site.  The deed was recorded with Hudspeth County on September 16, 2011.
Under the lease, we paid the State of Texas a lease bonus of $20,700 which was paid upon the execution of the lease.  Upon the sale of minerals removed from Round Top, we will pay the State of Texas a $50,000 minimum advance royalty.  Thereafter, we will pay the State of Texas a production royalty equal to eight percent (8%) of the market value of uranium and other fissionable materials removed and sold from Round Top and six and one quarter percent (6 ¼%) of the market value of all other minerals sold from Round Top.

If production of paying quantities of minerals has not been obtained on or before November 1, 2012, we may pay the State of Texas a delay rental to extend the term of the lease in an amount equal to $4,500.  Thereafter, assuming production of paying quantities has not been obtained, we may pay additional delay rental fees to extend the term of the lease for successive one (1) year periods pursuant to the following schedule:

	Per Acre Amount	Total Amount
November 1, 2013-2014	$50	$4,500
November 1, 2015 – 2019	$75	$6,750
November 1, 2020 – 2024	$150	$13,500
November 1, 2025 – 2029	$200	$18,000

Geology and Metallurgy

The Round Top project area lies within the Texas Lineament Zone or Trans-Pecos Trend.  The lineament is a northwest trending structural zone where Laramide thrust faulting followed by basin and range normal faulting were active.  Tertiary igneous activity is also associated with the lineament zone, both intrusive and extrusive.

Locally the project area is characterized by five Tertiary microgranite bodies that intruded Cretaceous sedimentary rocks. The microgranites occur as laccoliths, mushroom-shaped bodies emplaced at relatively shallow depths.  At the current erosional levels,  lacoliths form resistant peaks with relief up to 2,000 feet.  The microgranites are enriched with various metals which may or not be economical to recover.  The rare earth elements are located with-in the intrusive rhyolite body.

Tertiary Diorites which predates the microgranites intruded the cretaceous section.  The diorites occur as sills, five to 100 feet thick and less frequently as dikes and plugs.  Sedimentary rocks exposed in the area are lower and middle cretaceous limestones shales and sandstones.  The limestone, where it is in contact with the microgranites, is the hosts for Beryllium mineralization.

The Round Top Project was initially developed in the late 1980's as a beryllium resource. During the course of the beryllium exploration, approximately 200 drill holes penetrated varying thicknesses of the rhyolite volcanic rock that makes up the mass of Round Top Mountain and caps the beryllium-uranium deposits which occur in the underlying limestone; some 100 more were drilled on Little Round Top, Sierra Blanca and Little Blanca Mountains.

The Texas Bureau of Economic Geology, working with the project geologists, conducted an investigation of the rhyolite to better understand its rare metal content. This research shows that the rhyolite laccoliths at Sierra Blanca are enriched in a variety of REEs and other rare elements such as tantalum, niobium, thorium and lithium. They analyzed a series of samples from outcrop and drill holes and studied the geochemistry and mineralogy of the rhyolite. The results of their research were published in the GSA, Geological Society of America, Special Paper 246, 1990.

On October 27, 2011, we announced that we had completed Phase I of our metallurgical testing and characterization.  This mineralogical study was carried out by DCM Science Laboratory, Inc. at Wheat Ridge, Colo.,  under the supervision of by Mountain States Research and Development and reconfirmed that the rare earth minerals are finely disseminated throughout the rhyolite host rock. Based on the initial ore characterization, this testing reconfirms the simplistic rare earth element mineral associations, which suggests favorable metallurgical processing options. Phase I was followed by Phase II of the metallurgical characterization at Mountain States laboratory in Arizona. Phase II was focused on pre-concentration evaluation and other diagnostic testing including acid leaching of the rare earth minerals.  The results of this testing is described in the preliminary economic study (PEA) released June 22 2012. The Preliminary Economic Assessment is mentioned here for informational purposes only and is not incorporated herein reference. Metallurgical research is to be continued at Hazen Research, Inc. in Golden, Colo. and at the University of Texas at El Paso.

The Round Top Project rhyolite requires further evaluation of its mineralogical makeup and economic modeling to determine the appropriate course for potential future commercial development.  However, the size of this rhyolite deposit, the high percentage (68-72%) of heavy rare earth elements to the total rare earth elements and the projected increase in HREE demand could result in Round Top becoming a reliable and long term domestic source for these increasingly strategic metals.

Project Exploration History

The Round Top rare earths and uranium-beryllium prospects were initially drilled in 1984 and 1985, during which time the ore body known as the "West End Ore Zone" was discovered by Cabot Corporation.  In subsequent years, Cyprus Minerals Corporation took over the exploration activities.  Cyprus drilled additional exploration holes and also put an adit into the ore zone where 1,115 feet of underground workings were driven.  Cyprus developed the underground workings in order to obtain bulk samples for pilot plant testing and beryllium oxide concentrate generation.  Cyprus ultimately put the project on hold as a result of poor beryllium market conditions.  Cyprus eventually merged with Phelps Dodge Corporation and the new company allowed the lease with the state of Texas to lapse.

In March 2011, the Company completed an analysis of 1,103 drill samples from the 1984-88 drilling program initially conducted on the Round Top Project by third party operators. All or a portion of forty-six out of an estimated two hundred fifty existing drill holes have been re-logged and re-analyzed. The rare earth element and other metals are consistent with the original study by the Texas Bureau of Geology that was published in the Geological Society of America, Special Paper 246 in 1990. This study first described the rare metal content of the large mass of intrusive igneous rock that makes up the body of Round Top Mountain, and is the basis for our interest in this deposit. The nine drill holes cited below were selected because they are widely distributed and roughly define an area approximately six thousand feet by four thousand feet within the approximate seven thousand foot known diameter of the intrusive rhyolite body. They intersected the entire body of the rhyolite.

On October 27, 2011, we announced favorable results of our Phase I metallurgical testing and characterization that reconfirmed that the rare earth minerals are finely disseminated throughout the rhyolite host rock at our Round Top Project.

On November 8, 2011, we announced that our supplementary operating plan to expand exploration activities at our Round Top Project had been approved by the Texas General Land Office (GLO); the expanded development and exploration drill plan now calls for an additional 40 drill holes and 4 diamond core holes for an estimated planned drilled footage of 20,000 feet.

On November 10, 2011, we announced that Gustavson Associates, LLC, a subsidiary of Walsh Environmental Scientists and Engineers and its parent company, Ecology and Environment, Inc. (NASDAQ: EEI) had been contracted to perform the scoping study at the Round Top Project.On June 15, 2012, we issued a press release regarding the results of our Preliminary Economic Assessment.

On June 22, 2012, we filed our Preliminary Economic Assessment for our Round Top Project, entitled “NI 43-101 Preliminary Economic Assessment Round Top Project, Sierra Blanca, Texas,” dated June 22, 2012, effective as of May 15, 2012 (the “Report”), with securities regulatory authorities in Canada. On June 26, 2012, the Report was furnished to, not filed with, the Commission on Form 8-K to satisfy the Company’s “public disclosure” obligations under Regulation FD of the Securities Exchange Act of 1934, as amended.  The Preliminary Economic Assessment is mentioned here for informational purposes only and is not incorporated herein reference.

Cautionary Note to Investors: The mineral estimates in the Preliminary Economic Assessment have been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of United States securities laws. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) - CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in SEC Industry Guide 7 under the United States Securities Act of 1933, as amended (the “Securities Act”). Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.  Accordingly, information in the Preliminary Economic Assessment contains descriptions of our mineral deposits that may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder. Our project as described in the Preliminary Economic Assessment currently does not contain any known proven or probable ore reserves under SEC Guide 7 reporting standards.  U.S. investors are urged to consider closely the disclosure in the Registrant’s latest reports and registration statements filed with the SEC. You can review and obtain copies of these filings at http://www.sec.gov/edgar.shtml.

U.S. Investors are cautioned not to assume that any defined resources in these categories will ever be converted into SEC Guide 7 compliant reserves.

On October 3, 2012, our management released updated economic projections related to various revisions to the proposed mine plan presented in the Preliminary Economic Assessment.

Current and Planned Exploration Activities

In April 2011, the Texas General Land Office approved our operation plan for the Round Top Project. The plan calls for the completion of approximately 50 drill holes totaling at least 12,000 feet of reverse circulation drilling.  We began exploratory drilling on the 50 drill whole sites in July 2011.  We expect the drill program to span the next three to six months while concurrent testing activities will be ongoing.

On November 8, 2011, we announced that our supplementary operating plan to expand exploration activities at our Round Top Project had been approved by the Texas General Land Office (GLO); the expanded development and exploration drill plan now calls for an additional 40 drill holes and 4 diamond core holes for an estimated planned drilled footage of 20,000 feet. The program included 4,000 feet of Core drilling to establish a high level of confidence in the resource, to provide physical engineering data and to provide an additional metallurgical sample.

On March 20, 2012, we submitted for approval an updated plan of operations.  The updated plan of operations consisted of the reclassification of the drilling program through the Feasibility Study into three phases.  Phase 1 consists of 25 drill locations, phase 2 consists of 41 drill locations and phase 3 consists of 27 drill locations all located on the Round Top Project.   The plan of operations also included two locations for 100 ton bulk sample collection for additional metallurgical tests.

Drilling on the Round Top Project was planned to twin certain of the historic drill holes, infill drill between existing holes and step out drill beyond the known area to better define the margins of the deposit. Coverage is planned to be adequate to begin block modeling of the deposit. A geologic model of the Round Top Project was developed by TRER and Gustavson as of March 20, 2012 and provided the basis for the PEA that was issued in Q2 2012. We have designated the sites for several holes on the adjacent Little Round Top Mountain, and several additional holes are planned to test the deeper potential. This drilling was expected to produce at least 150 tonnes of sample, all of which were to be stored and used for metallurgical testing.

We have suspended this phase of physical exploration and development at the Round Top Project pending development of a metallurgical process to extract the potentially marketable metals.

As announced on October 3, 2012, we intend to engage our independent experts to prepare twin updated studies on the project, including refinements to the Preliminary Economic Assessment 80,000 tonnes per day mine plan and a smaller “enhanced vat acid leach” at a staged ramp-up from 10,000 tonnes per day. While such a “twin study” may be presented as one document, it may include many dozens of refinements, new ideas, empirical tests or scientific experiments as we expect to challenge and retest many more items than the eleven changes discussed earlier to the 80,000 tonne per day economic model that we call a “first pass.” We estimate our independent experts will require a similar time frame to prepare an updated study of up to one year.

Exploration and Engineering Costs

To date we have incurred exploration costs at the Round Top Project of approximately $9.23 million.  In the fiscal year ending August 31, 2012 our total exploration costs were approximately $7.63 million.  We anticipate that our exploration costs for the fiscal year ending August 31, 2013 will be approximately $1.5 million, which will consist primarily of metallurgical expenses.

We do not expect to be able to “efficiently” advance the projects into 2014 as its share price fell. We do not intend to issue common stock below $2.50 per share, and do not intend to issue common stock to build the Round Top mine below $15 as such dilution would be value destructive in view of the project’s large estimated NPV per share of more than 100 times the stock price. We expect that North American or overseas rare earth, uranium, niobium or beryllium companies or financial investors may provide capital to advance the project more effectively, and we will engage a financial advisor after advancing its analyses. We expect that our $6.5 million in cash balances as of August 31st will be enough to continue its process development for over 30 months at estimated cash consumption near $135,000 per month.

Improvements, Equipment, Power and Water

The Round Top rare earth prospect was initially developed in the late 1980's as a beryllium resource.  As a result, several pieces of equipment were present at the property when the Company acquired the lease, some of which we have repaired as described below.  The previous operators had also built out several roads at the prospect site, which we believe are suitable for our current exploration plans.

There exists on the Round Top site a 1,115 foot, 10 foot by 10 foot decline from the surface into the Round Top prospect. There are steel sets every five feet, in some cases less, and the entire working is lagged with timber. There are “escape holes” at intervals to allow personnel to avoid equipment. The escape holes are all in good operating condition.  There is also a 36 foot steel ventilation line in place that runs for approximately 75 feet into the prospect. There is a 125 hp axial plane ventilation fan in place.  We have leveled the fan and rehabilitated the control panel, and believe it to be operational. We intend to install a "soft start" motor starter switch for the 100kw generator.

A baghouse is also located on the property that will need its electronic controls rehabilitated and modernized and filters installed. There is a 6" Victaulic compressed air line extending from the compressor station outside to the faces. There are numerous valves at strategic locations underground. There is one 2' steel Victaulic water line for drill water and an additional partly plastic Victaulic water line for dust suppression sprayers, which also has sprayers in place.

There is electric cable from the portal to the face and a switch box underground. Some additional switching gear will need to be installed at the portal.  The mine portal has a sturdy locking steel door in place that we have reconditioned.

There is a 500 barrel (23,000 gal) water tank below the mine dump for water to be hauled in and stored. This tank appears to be in good shape. The water line from the tank to the mine portal is missing and will have to be replaced. The water system will need a submersible pump, switching gear and approximately 1000 ft of 2" poly line to render the water system serviceable.

Other Properties

In addition to the Round Top Project, we also own title to 12 unpatented mining claims, the Macho group, comprising 240 acres covering the Old Dude Mine, located in Sierra County, New Mexico. The Old Dude Mine has a production history of silver, lead, zinc and gold dating from the 1890’s.  Another 18 unpatented mining claims and fractional claims, the HA group,  comprising 274 acres  cover an andesite hosted vein system similar to and 10 miles to the southwest of the Macho District. These claims surround another historic producer, the Graphic Mine. The geologic setting at the HA property is the same as the Macho.

We do not consider these prospects to be material to our operations, and at the present time there is no exploration or development activity scheduled for these New Mexico properties.  These properties are in the exploration stage and do not contain any reserves under SEC Industry Guide 7 standards.

Trends – Rare-Earth Market

Rare earth elements (or “REEs”) are a group of chemically similar elements that usually are found together in nature; they are referred to as the “lanthanide series.” These individual elements have a variety of characteristics that are important in a wide range of technologies, products, and applications and are critical inputs in existing and emerging applications including: computer hard drives, cell phones, clean energy technologies, such as hybrid and electric vehicles and wind power turbines; multiple high-tech uses, including fiber optics, lasers and hard disk drives; numerous defense applications, such as guidance and control systems and global positioning systems; and advanced water treatment technology for use in industrial, military and outdoor recreation applications. As a result, global demand for REE is projected to steadily increase due to continuing growth in existing applications and increased innovation and development of new end uses.  Interest in developing resources domestically has become a strategic necessity as there is limited production of these elements outside of China.  Our ability to raise additional funds in order to complete our plan of development at the Round Top Project may be impacted by future prices for REEs.

Sources and Availability of Raw Materials

We are currently in the exploration stage and as such we do not require any significant raw materials in order to carry out our primary operating activities. Our primary operating objective is to explore and develop the Round Top Project. For at least the next year, we expect to continue to require the use of contract drilling services in order to obtain additional geological information. In the past year we have been able to secure contract drilling services without excessive delay and costs. We except the contract drilling services will continue to be available over the next year.

The raw materials that our current operations rely on are gasoline and diesel fuel for the exploration vehicles and for the heavy equipment required to build roads and conduct drilling operations. Water is provided per service contract by Eagle Mountain Gang which is used for the drilling operations.

Seasonality

Seasonality in the State of Texas is not a material factor to our operations for our project.

Competition

The mining industry is highly competitive.  We will be competing with numerous companies, substantially all with greater financial resources available to them.  We therefore will be at a significant disadvantage in the course of acquiring mining properties and obtaining materials, supplies, labor, and equipment.  Additionally, we are and will continue to be an insignificant participant in the business of exploration and mineral property development.  A large number of established and well-financed companies are active in the mining industry and will have an advantage over us if they are competing for the same properties.  Nearly all such entities have greater financial resources, technical expertise and managerial capabilities than ourselves and, consequently, we will be at a competitive disadvantage in identifying possible mining properties and procuring the same.

China accounts for the vast majority of rare earth element production.  While rare earth element projects exist outside of China, very few are in actual production. Further, given the timeline for current exploration projects to come into production, if at all, it is likely that the Chinese will be able to dominate the market for rare earth elements into the future.  This gives the Chinese a competitive advantage in controlling the supply of rare earth elements and engaging in competitive price reductions to discourage competition.  Any increase in the amount of rare earth elements exported from other nations, and increased competition, may result in price reductions, reduced margins and loss of potential market share, any of which could materially adversely affect our profitability. As a result of these factors, we may not be able to compete effectively against current and future competitors.

Government Approvals

The exploration, drilling and mining industries operate in a legal environment that requires permits to conduct virtually all operations.  Thus permits are required by local, state and federal government agencies.   Local authorities, usually counties, also have control over mining activity.  The various permits address such issues as prospecting, development, production, labor standards, taxes, occupational health and safety, toxic substances, air quality, water use, water discharge, water quality, noise, dust, wildlife impacts, as well as other environmental and socioeconomic issues.

Prior to receiving the necessary permits to explore or mine, the operator must comply with all regulatory requirements imposed by all governmental authorities having jurisdiction over the project area.  Very often, in order to obtain the requisite permits, the operator must have its land reclamation, restoration or replacement plans pre-approved. Specifically, the operator must present its plan as to how it intends to restore or replace the affected area. Often all or any of these requirements can cause delays or involve costly studies or alterations of the proposed activity or time frame of operations, in order to mitigate impacts.  All of these factors make it more difficult and costly to operate and have a negative and sometimes fatal impact on the viability of the exploration or mining operation. Finally, it is possible that future changes in these laws or regulations could have a significant impact on our business, causing those activities to be economically reevaluated at that time.

Effect of Existing or Probable Government and Environmental Regulations

Mineral exploration, including mining operations are subject to governmental regulation. Our operations may be affected in varying degrees by government regulation such as restrictions on production, price controls, tax increases, expropriation of property, environmental and pollution controls or changes in conditions under which minerals may be marketed. An excess supply of certain minerals may exist from time to time due to lack of markets, restrictions on exports, and numerous factors beyond our control. These factors include market fluctuations and government regulations relating to prices, taxes, royalties, allowable production and importing and exporting minerals. The effect of these factors cannot be accurately determined, and we are not aware of any probable government regulations that would impact the Company.  This section is intended as a brief overview of the laws and regulations described herein and is not intended to be a comprehensive treatment of the subject matter.

Overview.  Like all other mining companies doing business in the United States, we are subject to a variety of federal, state and local statutes, rules and regulations designed to protect the quality of the air and water, and threatened or endangered species, in the vicinity of its operations. These include “permitting” or pre-operating approval requirements designed to ensure the environmental integrity of a proposed mining facility, operating requirements designed to mitigate the effects of discharges into the environment during exploration, mining operations, and reclamation or post-operation requirements designed to remediate the lands affected by a mining facility once commercial mining operations have ceased.

Federal legislation in the United States and implementing regulations adopted and administered by the Environmental Protection Agency, the Forest Service, the Bureau of Land Management, the Fish and Wildlife Service, the Army Corps of Engineers and other agencies—in particular, legislation such as the federal Clean Water Act, the Clean Air Act, the National Environmental Policy Act, the Endangered Species Act, the National Forest Management Act, the Wilderness Act, and the Comprehensive Environmental Response, Compensation and Liability Act—have a direct bearing on domestic mining operations. These federal initiatives are often administered and enforced through state agencies operating under parallel state statutes and regulations.

The Clean Water Act.  The federal Clean Water Act is the principal federal environmental protection law regulating mining operations in the United States as it pertains to water quality.

At the state level, water quality is regulated by the Environment Department, Water and Waste Management Division under the Water Quality Act (state). If our exploration or any future development activities might affect a ground water aquifer, it will have to apply for a Ground Water Discharge Permit from the Ground Water Quality Bureau in compliance with the Groundwater Regulations. If exploration affects surface water, then compliance with the Surface Water Regulations is required.

The Clean Air Act.  The federal Clean Air Act establishes ambient air quality standards, limits the discharges of new sources and hazardous air pollutants and establishes a federal air quality permitting program for such discharges. Hazardous materials are defined in the federal Clean Air Act and enabling regulations adopted under the federal Clean Air Act to include various metals. The federal Clean Air Act also imposes limitations on the level of particulate matter generated from mining operations.

National Environmental Policy Act (NEPA).  NEPA requires all governmental agencies to consider the impact on the human environment of major federal actions as therein defined.

Endangered Species Act (ESA).  The ESA requires federal agencies to ensure that any action authorized, funded or carried out by such agency is not likely to jeopardize the continued existence of any endangered or threatened species or result in the destruction or adverse modification of their critical habitat. In order to facilitate the conservation of imperiled species, the ESA establishes an interagency consultation process. When a federal agency proposes an action that “may affect” a listed species, it must consult with the USFWS and must prepare a “biological assessment” of the effects of a major construction activity if the USFWS advises that a threatened species may be present in the area of the activity.

National Forest Management Act.  The National Forest Management Act, as implemented through title 36 of the Code of Federal Regulations, provides a planning framework for lands and resource management of the National Forests. The planning framework seeks to manage the National Forest System resources in a combination that best serves the public interest without impairment of the productivity of the land, consistent with the Multiple Use Sustained Yield Act of 1960.

Wilderness Act.  The Wilderness Act of 1964 created a National Wilderness Preservation System composed of federally owned areas designated by Congress as “wilderness areas” to be preserved for future use and enjoyment.

The Comprehensive Environmental Response, Compensation and Liability Act (CERCLA).  CERCLA imposes clean-up and reclamation responsibilities with respect to discharges into the environment, and establishes significant criminal and civil penalties against those persons who are primarily responsible for such discharges.

The Resource Conservation and Recovery Act (RCRA).  RCRA was designed and implemented to regulate the disposal of solid and hazardous wastes. It restricts solid waste disposal practices and the management, reuse or recovery of solid wastes and imposes substantial additional requirements on the subcategory of solid wastes that are determined to be hazardous. Like the Clean Water Act, RCRA provides for citizens’ suits to enforce the provisions of the law.

National Historic Preservation Act.  The National Historic Preservation Act was designed and implemented to protect historic and cultural properties. Compliance with the Act is necessary where federal properties or federal actions are undertaken, such as mineral exploration on federal land, which may impact historic or traditional cultural properties, including native or Indian cultural sites.

In the fiscal year ended August 31, 2012, we incurred minimal costs in complying with environmental laws and regulations in relation to our operating activities.  Costs in the fiscal year ended August 31, 2013 will be substantially similar, but slightly lower due to our anticipated decreased drilling activities at our Round Top Project.

Employees

Including our executive officers, we currently have three employees.  We also retain qualified technical contractors through a third party administrator and utilize the services of qualified consultants with geological and mineralogical expertise.

Legal Proceedings

The GLO has filed a lawsuit against the Southwest Range & Wildlife Foundation, Inc. (the “Foundation”) seeking a declaratory judgment that the restrictions on mining in Section 5.06(1) (no mining during hunting season), Section 5.06(2) (no mining after dark or before dawn), and Section 5.06(4) (no lights) of the grazing and agricultural lease (Surface Lease SL 20040002, known as the “West Lease”) are legally void and unenforceable in violation of the public policy of the State of Texas.  State of Texas v. Southwest Range & Wildlife Foundation, Inc.; Cause No. 4273 in the 205th District Court of Hudspeth County, Texas.

One of our two mining leases with the GLO at our Round Top project (Lease M-113117, the “Mining Lease”)) covers land subject to the West Lease.  By letter dated March 27, 2012, the GLO had previously advised the Foundation that, effective immediately, the State of Texas declared the restrictions on mining void and unenforceable.  Immediately thereafter, the GLO had provided us with an amendment to the Mining Lease, signed by the GLO on March 29, 2012, which removed all mining restrictions which are the subject of the lawsuit.  The GLO is now seeking declaratory relief to enjoin the Foundation from challenging the removal of the mining restrictions from the Mining Lease.  We are not a party to the lawsuit.

An adverse outcome for the GLO in the lawsuit could adversely affect our ability to mine at our Round Top Project by restricting mining during hunting season and preventing mining at night.

From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of business. No legal proceedings, government actions, administrative actions, investigations or claims are currently pending against us or involve the Company.  There are no proceedings in which any of the directors, officers or affiliates of the Company, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to that of the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus.  This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions.  See “Cautionary Note Regarding Forward-Looking Statements.”  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview and Organizational History

We are a mining company engaged in the business of the acquisition, exploration and development of mineral properties.  We currently hold two nineteen year leases, executed in September 2011 and November 2011, to explore and develop a 950 acre rare earths project located in Hudspeth County, Texas known as the Round Top Project and prospecting permits covering an adjacent 9,345 acres.  We also own unpatented mining claims in New Mexico.  Our principal focus will be on developing a metallurgical process to concentrate or otherwise extract the metals from the Round Top rhyolite, although we will continue to examine other opportunities in the region as they develop. We currently have limited operations and have not established that any of our projects or properties contain any proven or probable reserves under SEC Industry Guide 7.

On November 8, 2011, we announced that our supplementary operating plan to expand exploration activities at our Round Top Project had been approved by the Texas General Land Office (GLO); the expanded development and exploration drill plan called for an additional 40 drill holes and 4 diamond core holes for an estimated planned drilled footage of 20,000 feet. The program included 4,000 feet of Core drilling to establish a high level of confidence in the resource, provide physical engineering data and additional metallurgical sample.

On March 20, 2012, we submitted for approval an updated plan of operations .  The updated plan of operations consisted of the reclassification of the drilling program through the Feasibility Study into three phases.  Phase 1 consists of 25 drill locations, phase 2 consists of 41 drill locations and phase 3 consists of 27 drill locations all located on round top.   The plan of operations also included two locations for 100 ton bulk sample collection for additional metallurgical tests. We have suspended this phase of physical exploration and development at Round Top pending development of a metallurgical process to extract the potentially marketable metals.

We were incorporated in the State of Nevada in 1970 as Standard Silver Corporation.  In July 2004, our Articles of Incorporation were amended and restated to increase the number of shares of common stock to 25,000,000, and in March 2007, we affected a 1-for-2 reverse stock split.  In September, 2008 we amended and restated our Articles of Incorporation to allow the increase of the number of shares of common stock from 25,000,000 to 100,000,000, and to authorize an additional 10,000,000 shares of preferred stock, to be issued at management’s discretion.  In September 2010, we amended our Amended and Restated Articles of Incorporation to change our name from Standard Silver Corporation to Texas Rare Earth Resources Corp.

On August 24, 2012, we changed our state of incorporation from the State of Nevada to the State of Delaware (the “Reincorporation”) pursuant to a plan of conversion dated August 24, 2012.   The Reincorporation was previously submitted to a vote of, and approved by, our stockholders at a special meeting of the stockholders held on April 25, 2012.

We currently do not have any producing properties and consequently, we have no current operating income or cash flow and have not generated any revenues.  Further exploration will be required before a final evaluation as to the economic and practical feasibility of any of our properties is determined.  We plan to raise additional capital to exploit current projects, including the Round Top Project, and to acquire, evaluate, and develop new properties.

Current Plan of Operations

Update Mineralization Calculations and Economic Mine Plan

On August 23, 2012, our management met with Gustavson Associates in Denver, who are presenting a proposal for an updated mineralization estimate to incorporate the final 30 drill holes and to incorporate uranium, thorium, niobium, tantalum, tin and gallium which were not included in the PEA.

The additional drilling has not resulted in values which vary significantly from the previous work. We believe it is “best practice” to incorporate all of the 65 drill holes completed during 2011 and all potential mineral products into our publicly disclosed information. We anticipate that these data will be disclosed as soon as we finish compiling them.

As announced on October 3, 2012, we intend to engage our independent experts to prepare twin updated studies on the project, including refinements to the Preliminary Economic Assessment 80,000 tonnes per day mine plan and a smaller “enhanced vat acid leach” at a staged rampup from 10,000 tonnes per day. While such a “twin study” may be presented as one document, it may include many dozens of refinements, new ideas, empirical tests or scientific experiments as we expect to challenge and retest many more items than the eleven changes discussed earlier to the 80,000 tonne per day economic model that we call a “first pass.” We estimate our independent experts will require a similar time frame to prepare an updated study of up to one year.

Metallurgical Studies

We intend to reevaluate the economics in our PEA.  Our re-optimization goals include but are not limited to the following metallurgical considerations:

#1 Conducting the metallurgical testing to establish the actual recoveries of all potentially economic commodities from this rock.

#2 Incorporating recovery of non-REE minerals as referenced in the May 16, 2011 press release in the second 3rd party mineralization calculation that we requested on August 23, 2012.

#3 Reducing unit capital costs by modifying or eliminating components from the mine and plant as described in the PEA.

#4 Reducing the absolute capital costs by evaluating smaller scale operations.

#5 Minimizing process risks that have caused startup delays to other mines. For example, high pressure grinding rolls and hydromet processes that have not met design standards in initial years at some other mines. A simplified process that bypasses such stages reduces risks to shareholders.

#6 Examining the feasibility of producing a concentrate either by physical or chemical methods to produce a marketable bulk product.

#7 Minimizing environmental impacts in multiple ways, including (a) minimum water use, (b) maximum recovery rates to simplify tailings disposal, (c) minimum plant footprint, and (d) a low startup processing rate to reduce environmental impacts.

#8 Analyzing the risk-adjusted rates of return of each process phase.

We believe Round Top offers the highest rates of return from extraction and concentration, and potentially much less return from final refining if overseas traders or local partners offer reasonable terms to buy concentrates.

These considerations incorporate the twin goals of minimizing risk and improving returns. We believe that the highest standards of environmental protection minimize risks most importantly, as lengthy environmental permit delays prevent job creation, delayroyalty and tax revenues to the benefit of the State of Texas and delays other benefits.

No future economic analysis will be reliable unless metallurgical recovery rates and the process flow chart have been documented to rigorous standards. For this reason our greatest efforts in the next year will be toward metallurgical process development. Our process design considerations involve many factors, and we will not rush any evaluation until we develop a high level of confidence that our scientists have unlocked the full values.

The “time line” slide #21 of our June 15, 2012 PEA presentation has become out of date. We contemplate a longer period of up front research, comparisons and “validation testing” of metallurgical processes prior to any final decisions in plant design or “plan of operations” that may be submitted to environmental regulatory agencies. We are optimistic that a smaller scale of operation, higher process recovery rates for non-REE and better design will shorten and simplify permitting. We have no specific timetable and have no plans to communicate such until definitive metallurgical testing and flow chart design have been completed.

Opportunities For Joint Development Of Exploration Potential Of The Round Top Property

Although we have no plans in the next 24 months to conduct more physical exploration, we do believe, as stated in our 2010 presentations, that there are untested exploration targets present. They are:

1. Uranium-beryllium mineralization at the lower contact of the rhyolite and the underlying sedimentary rock. This class of mineralization was the target of the successful exploration program conducted in the late 1980's by Cabot Corporation and Cyprus Exploration. It appears to be structurally controlled and associated with a later phase of hydrothermal or gas phase deposition that occurred sometime after the emplacement of the rhyolite. This fluorite-beryllium replacement mineralization in what is termed the West Side Fault under the north side of Round Top was the topic of a 1988 definitive feasibility study by Cyprus Minerals to historical standards (not NI 43-101 compliant under today’s Canadian regulations) to produce beryllium. This zone is the location of the intact decline and lateral mine workings developed by Cyprus Minerals in 1988-89. Sampling and analysis by TRER indicates the presence of uranium mineralization occurring adjacent to and likely associated with these beryllium bearing structures. This "Contact Zone" mineralization is not restricted to Round Top and is present under the Sierra Blanca rhyolite and there is some evidence in drill holes on Little Blanca that this style of mineralization may also be present there.

2. Uranium-beryllium-rare earth and other rare metals hosted as structurally controlled fluorite replacements in the limestones at depth below the known deposits. Geologic and geochemical conditions are thought to be condusive for the emplacement of replacement type deposits within the same fault zones that hosted the known beryllium-uranium deposits at depth where favorable host limestones are present. We believe that careful compilation and analysis of existing surface geologic mapping and of the drill data may better define these targets.

3. Additional tonnage of rhyolite containing rare earth and other rare metals. Round Top is one of four principal rhyolite bodies making up the group of mountains known as The Sierra Blanca. Two of them, Round Top and the smaller Little Round Top we believe are similar in rare metal content. Based on sparse data seen to date, Little Blanca appears to be similar but slightly lower in total metal content and is less enriched in the "heavy" rare earths. Little Blanca is thought to have a mass similar to Round Top. The large Sierra Blanca rhyolite intrusion, again based on sparse data, is thought to contain some thirty percent less rare earth and other metals and at a considerably lower "heavy" content. It should be noted that data points on these other rhyolite masses are few and any conclusions are highly speculative as to their size and content. However, should we be successful in developing a method to process the Round Top rhyolite, it is likely that this process would be applicable to the other mineralogically similar rhyolites masses. In addition, magnetic and gravity surveys indicate that there may be other rhyolite bodies in the subsurface that would have to be tested by later drilling.

We believe that using the existing data we can improve our understanding of the exploration potential of the area without resorting to such expensive techniques as drilling.

Our Board of Directors may invite and consider proposals from other companies to evaluate those additional zones.

Macho Silver Property

We will contact silver mining companies, a royalty company, direct investors and startup silver exploration companies to evaluate alternatives for the Macho silver-lead-zinc-gold property in Sierra County, New Mexico that was our primary asset prior to our leasing of the Round Top deposit in October 2010.

The galena type silver-lead-zinc-gold veins have zones of high lead values, where an efficient operator skilled in narrow vein mining may be able to recover all costs from lead revenues where the silver revenues could benefit owners. Three historic shafts went to 100, 200 and 525 foot depths. A recent publication (McLemore,  2012, New Mexico Bureau of Geology and Mineral Resources) describes three diamond drill holes, two drilled in 1983 by Nicor Minerals Ventures and another in 1997 by Toque de Oro Inc. The core and logs of the Nicor drilling are available at the New Mexico Bureau of Geology and Mineral Resources, no data is available from the later 1997 drilling. One of the Nicor holes was drilled to a depth of 3795 feet and encountered weak silver-lead-zinc mineralization in the Silurian age Fusselman dolomite below its contact with the overlying Percha shale. This contact is known for being a favorable host of "bonanza" silver ore. We plan to review these data and update our evaluation of this prospect based on these new data.. There are no known reserves, resources or commercial studies to modern standards.

Our objective is to monetize the Macho property to help fund our 2014 or 2015 future activities.

Liquidity and Capital Resources

As of August 31, 2012, we had a working capital surplus of approximately $6,114,000. We will need to raise additional funding to implement our business strategy.  Our management believes that based on our current working capital, we will be able to continue operations through the end of calendar year 2014 without raising additional capital.  During our fiscal year ending August 31, 2013, we plan to spend over $1,500,000 for metallurgical  testing and flow sheer development, additional geologic and resource modeling and compliance costs associated with state governmental agencies and appropriate staff and consulting expenses.  The timing of these expenditures is dependent upon a number of factors, including the availability of drilling contractors. We estimate that general and administrative expenses during fiscal year ending August 31, 2013 will be approximately $1,900,000 to include payroll, investor relations, professional services, travel, and other expenses necessary to conduct our operations. We have reduced our staff, closed the Denver office and plan to reduce all other costs possible in order to accomplish our objectives without the necessity of raising additional capital.

We currently do not have sufficient funds to fully complete exploration and development work on any of our properties, which means that we will be required to raise additional capital, enter into joint venture relationships or find alternative means to finance placing one or more of our properties into commercial production, if warranted. Failure to obtain sufficient financing may result in the delay or indefinite postponement of exploration and development or production on one or more of our properties and any properties we may acquire in the future or even a loss of property interests. This includes our leases over claims covering the principal deposits on our properties, which may expire unless we expend minimum levels of expenditures over the terms of such leases. We cannot be certain that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable or acceptable to us. Our ability to arrange additional financing in the future will depend, in part, on the prevailing capital market conditions as well as our business performance.

Our policy will be not to issue common stock less than $2.50 per share. If we cannot attract investment capital on favorable terms, we will evaluate other potential sources of financing that may include:

(1) early exercise of warrants by shareholders;

(2) sales of royalties on Macho Silver, REE or non-REE elements as may be subsequently documented;

(3) sale of the Macho Silver property;

(4) JV or sale of the “Contact Zone” enriched in beryllium and uranium that was the earlier subject of Cyprus Minerals 1988 historical definitive feasibility study; and

(5) based on our experience in operating "narrow vein" deposits, possible participation in other mining ventures as operators for or partners with other investors or companies..

During the twelve months ended August 31, 2012, Class A Warrants to purchase 1,293,750 shares of the Company’s common stock and Class B warrants to purchase 650,000 shares of the Company’s common stock were exercised, resulting in $646,874 of proceeds being raised by the Company for the Class A warrants and $456,250 of proceeds being raised by the Company for the Class B Warrants. Total proceeds to the Company for the issuance of 1,943,749 shares of the Company’s common stock as a result of the Class A and Class B Warrant exercise was $1,103,124. The remaining outstanding warrants expired on December 31, 2011.

During the twelve month period ending August 31, 2012, we invested an approximate net amount of $200,000 in mineral properties, including the purchase of land in the surrounding area of Round Top totaling approximately $200,000. During the twelve months ending August 31, 2012, we pursued a small claim in Idaho for a total amount of approximately $90,000. Later during the year ended August 31, 2012, management decided to abandon the pursuit of this small claim. As a result, the accumulated costs and subsequent expense to the income statement was approximately $90,000.

During the twelve months ended August 31, 2012, we purchased furniture, equipment and mining software totaling approximately $63,000 and approximately $95,000 for 5 vehicles for our Round Top Project. Also during the twelve months ended, we disposed of 3 of these vehicles with an approximate book value of $40,000.

Results of Operations

Fiscal Years ended August 31, 2012 and 2011

General & Revenue

We had no operating revenues during the fiscal years ended August 31, 2012 and 2011.  We are not currently profitable.  As a result of ongoing operating losses, we had an accumulated deficit of approximately $22,817,000 as of August 31, 2012.

Operating expenses and resulting losses from Operations.

We incurred exploration costs for the fiscal years ended August 31, 2012 and 2011, in the amount of approximately $7,633,000 and $1,292,000, respectively.  The increase in expenditures for the twelve months ended August 31, 2012 over the twelve months ended August 31, 2011, was primarily due to increased drilling and related geological consulting fees as we intensified exploration in order to publish our PEA of our Round Top Project.  Also included in the current year’s expenses is approximately $462,000 of stock compensation amortization for one of our executive officers. The expenditures for the fiscal year ended 2011 were primarily for surveys, drilling and related geological consulting fees for our Round Top Project.

Our general and administrative expenses for the twelve months ended August 31, 2012 were approximately $6,755,000.  This amount included non-cash expenses of approximately $2,103,000 of stock compensation amortization for two of our executive officers and one employee and a one-time charge of approximately $604,000 for 400,000 options granted to four of our Directors as continuing compensation for their service on the board, and a one-time charge of approximately $152,000 to four of our Directors as initial compensation for the acceptance of Board positions.  The remaining expenditures totaling approximately $3,896,000 were primarily for legal, accounting & professional fees, investor relations, payroll and related taxes and benefits, occupancy costs, information technology, travel and other general and administrative expenses necessary for our operations.

Our general and administrative expenses for the fiscal years ended August 31, 2011 were approximately $5,755,000.  This amount included non-cash expenses of approximately $1,181,000 of stock compensation for Public Relations services, approximately $2,500,000 of stock compensation to members of our Board of Directors and approximately $880,000 of stock compensation to three of our executive officers.  The remaining expenditures totaling approximately $1,194,000 were primarily for investor relations, professional fees associated with the audits of our financial statements, payroll and related taxes and benefits, legal fees and other general and administrative expenses necessary for our operations.

We had losses from operations for the fiscal years ended August 31, 2012 and 2011 totaling approximately $14,388,000 and $7,047,000, respectively and net losses for the fiscal years ended August 31, 2012 and 2011 totaling approximately $14,375,000 and $7,020,000, respectively.  We earned interest and other income in the net amount of approximately $13,000 and $26,000 for the fiscal year ended August 2012 and 2011, respectively.

Contractual Commitments

September 2011 Lease

On September 2, 2011, we entered into a new nineteen year mining lease with the Texas General Land Office covering Sections 7 and 18 of Township 7, Block 71 and Section 12 of Block 72, covering approximately 860 acres at Round Top Mountain in Hudspeth County, Texas.  The mining lease issued by the Texas General Land Office gives us the right to explore, produce, develop, mine, extract, mill, remove, and market beryllium, uranium, rare earth elements, all other base and precious metals, industrial minerals and construction materials and all other minerals excluding oil, gas, coal, lignite, sulfur, salt, and potash.  The term of the lease is nineteen years so long as minerals are produced in paying quantities.

On November 24, 2003, the State of Texas and the Southwest Range and Wildlife Foundation (the “Foundation”) entered into an agreement whereby certain restrictions were placed on mining operations on property under surface lease between the State of Texas and the Foundation.  On March 29, 2012, we entered into an amendment with the State of Texas whereby all restrictions were removed between the State of Texas and the Foundation except for the restriction that the Company agrees that in developing the leased minerals there will be no hunting on the property under our lease with the State of Texas.

Under the lease, we will pay the State of Texas a lease bonus of $197,800, $35,000 of which was paid upon the execution of the lease and $65,000 which was paid in April 2011 when we submitted our initial plan of operations to conduct exploration, and $97,800 which will be due when we submit a supplemental plan of operations to conduct mining.  Upon the sale of minerals removed from Round Top, we will pay the State of Texas a $500,000 minimum advance royalty.

Thereafter, we will pay the State of Texas a production royalty equal to eight percent (8%) of gross revenue, less all operating costs with the exception of mining and primary crushing costs, derived from uranium and other fissionable materials removed and sold from Round Top and six and one quarter percent (6 ¼%) of gross revenue, less all operating costs with the exception of mining and primary crushing costs, derived from all other minerals removed and sold from Round Top.

We paid a delay rental to the State of Texas upon execution of the lease in the amount of $44,718.  Thereafter, assuming production of paying quantities has not been obtained, we may pay additional delay rental fees to extend the term of the lease for successive one (1) year periods pursuant to the following schedule:

	Per Acre Amount	Total Amount
August 17, 2013 - 2014	$50	$44,718
August 17, 2015 - 2019	$75	$67,077
August 17, 2020 - 2024	$150	$134,155
August 17, 2025 - 2029	$200	$178,873

November 2011 Lease

On November 1, 2011, we entered into a mining lease with the State of Texas covering approximately 90 acres of land that we purchased in September 2011 near our Round Top site.  The deed was recorded with Hudspeth County on September 16, 2011.

Under the lease, we paid the State of Texas a lease bonus of $20,700 which was paid upon the execution of the lease.  Upon the sale of minerals removed from Round Top, we will pay the State of Texas a $50,000 minimum advance royalty.  Thereafter, we will pay the State of Texas a production royalty equal to eight percent (8%) of gross revenue, less all operating costs with the exception of mining and primary crushing costs, derived from uranium and other fissionable materials removed and sold from Round Top and six and one quarter percent (6 ¼%) of gross revenue, less all operating costs with the exception of mining and primary crushing costs, derived from all other minerals removed and sold from Round Top.

If production of paying quantities of minerals has not been obtained on or before November 1, 2012, we may pay the State of Texas a delay rental to extend the term of the lease in an amount equal to $4,500.  Thereafter, assuming production of paying quantities has not been obtained, we may pay additional delay rental fees to extend the term of the lease for successive one (1) year periods pursuant to the following schedule:

	Per Acre Amount	Total Amount
November 1, 2013 – 2014	$50	$4,500
November 1, 2015 – 2019	$75	$6,750
November 1, 2020 – 2024	$150	$13,500
November 1, 2025 – 2029	$200	$18,000

Other Contractual Commitments

From time to time, we may enter into employee agreements with certain key employees.  We currently have employment agreements with our CEO and CFO and Sr. Vice President Project Development.

We currently have leases with landlords for our corporate headquarters in Englewood, Colorado, an office warehouse in El Paso, Texas and an administrative office in Sierra Blanca.  These leases expire on dates from December 2012 through May 2014.

Off-Balance Sheet Arrangements

For the fiscal years ended August 31, 2012 and 2011, we did not have any Off-Balance Sheet Arrangements.

Recently Issued Accounting Pronouncements

Fair value of Financial Instruments - The Company will be required to adopt ASC topic 820, “Fair Value Measurements and Disclosures” (ASC 820), formerly SFAS No. 157 “Fair Value Measurements,” effective September 1, 2009. ASC 820 defines “fair value” as the price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Management does not expect there to be any impact relating to the adoption of ASC 820 to our financial statements.

ASC 820 also describes three levels of inputs that may be used to measure fair value:
•	Level 1: Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities traded in active markets.
•	Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
•	Level 3: Inputs that are generally unobservable. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Financial instruments consist principally of cash, prepaid expenses, accounts payable, and accrued liabilities. The carrying amounts of such financial instruments in the accompanying balance sheets approximate their fair values due to their relatively short-term nature. It is management’s opinion that the Company is not exposed to any significant currency or credit risks arising from these financial instruments.

Accounting Standards Codification - In June 2009, the FASB issued ASC 105 Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles . The FASB Accounting Standards Codification (the “Codification”) has become the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). All existing accounting standard documents are superseded by the Codification and any accounting literature not included in the Codification will not be authoritative. Rules and interpretive releases of the SEC issued under the authority of federal securities laws, however, will continue to be the source of authoritative generally accepted accounting principles for SEC registrants. Effective September 1, 2009, all references made to GAAP in our financial statements will include references to the new Codification. The Codification does not change or alter existing GAAP and, therefore, will not have an impact on our financial position, results of operations or cash flows.

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position, or cash flow.

Critical Accounting Estimates

Management’s discussion and analysis of financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. Preparation of financial statements requires management to make assumptions, estimates and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and the related disclosures of contingencies. Management bases its estimates on various assumptions and historical experience, which are believed to be reasonable; however, due to the inherent nature of estimates, actual results may differ significantly due to changed conditions or assumptions. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are fairly presented in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material. Management believes that the following critical accounting estimates and judgments have a significant impact on our financial statements.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer their shares at a price of $0.39 per share until such time as the Company's common stock is listed on the Over-the-Counter Bulletin Board or a national securities exchange at which time selling stockholders may sell their shares at the prevailing market price or privately negotiated prices, in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale.  The selling stockholders will receive all proceeds from the sale of the common stock. We will, however, receive the sale price of any common stock we sell to the selling stockholder upon exercise of the Warrants. We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes.  Our common stock is currently listed for quotation on the OTCQX U.S. under the symbol “TRER.”

MARKET PRICE INFORMATION AND DIVIDEND POLICY

Our common stock is traded on the OTCQX U.S. operated by OTC Markets Group Inc. under the symbol “TRER.”  The market for our common stock on the OTCQX U.S. is extremely limited, sporadic and highly volatile.  The quotations reflect inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions.  The following table sets forth the range of high and low bid prices during the last two completed fiscal years and the subsequent interim period for which financials are included in this prospectus.

Fiscal Year 2013	High	Low
Quarter ended February 28, 2013 (through December 17, 2012)	$0.34	$0.22
Quarter ended November 30, 2012	$0.46	$0.14

Fiscal Year 2012	High	Low
Quarter ended August 31, 2012	$0.80	$0.30
Quarter ended May 31, 2012	$1.35	$0.27
Quarter ended February 29,2012	$2.00	$1.11
Quarter ended November 30, 2011	$2.55	$1.50

Fiscal Year 2011	High	Low
Quarter ended August 31, 2011	$8.20	$1.80
Quarter ended May 31, 2011	$10.00	$2.85
Quarter ended February 28, 2011	$3.99	$2.70
Quarter ended November 30, 2010	$3.05	$0.65

Fiscal Year 2010	High	Low
Quarter ended August 31, 2010	$1.02	$0.25
Quarter ended May 31, 2010	$0.99	$0.55
Quarter ended February 28, 2010	$1.05	$0.36
Quarter ended November 30, 2009	$1.08	$0.37

The last bid price of our common stock on December 17 , 2012 was $0. 39 per share.

Holders

The approximate number of holders of record of our common stock as of December 19 , 2012 was 511.

Dividends

We have not paid any cash dividends on our equity security and our board of directors has no present intention of declaring any cash dividends.  We are not prohibited from paying any dividends pursuant to any agreement or contract.

Securities Authorized for Issuance under Equity Compensation Plans

In September 2008, the Board adopted our 2008 Stock Option Plan (the “2008 Plan”), which was also approved by our shareholders in September 2008.  In May 2011, the board of directors adopted an amendment to our 2008 Plan (the “Amended 2008 Plan”), which was also approved by our shareholders in August 2011. The Amended 2008 Plan increased the number of shares available for grant from 2,000,000 to up to 5,000,000 shares of our common stock for awards to our officers, directors, employees and consultants.  On February 15, 2012, our stockholders approved an increase of 2,000,000 of shares of common stock available for issuance under the amended 2008 Stock Option Plan (the “Plan”).  As amended, the Plan provides for 7,000,000 shares of common stock for all awards.  Other provisions of the Amended 2008 Plan remain the same as under our 2008 Plan.  As of August 31, 2012, a total of 3,125,000 shares of our common stock remained available for future grants under the Amended 2008 Plan.  The following table sets forth certain information as of August 31, 2012 concerning our common stock that may be issued upon the exercise of options or warrants or pursuant to purchases of stock under the Amended 2008 Plan:

Plan Category	(a) Number of Securities to be Issued Upon the Exercise of Outstanding Options and Warrants	(b) Weighted-Average Exercise Price of Outstanding Options and Warrants	(c) Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	3,875,000	$1.53	3,125,000
Equity compensation plans not approved by stockholders	--	N/A	--

Total	3,875,000	$1.53	3,125,000

Recent Sales of Unregistered Securities During Fiscal 2012

Outside of the below recent sales of unregistered securities, all other sales of unregistered securities during the fiscal year ended August 31, 2012, were previously reported under our quarterly reports on Form 10-Q and current reports on Form 8-K.

Date	Description	Number	Purchaser	Proceeds ($)	Consideration	Exemption (A)
December 2011/January 2012	Common Stock – Exercise of warrants	1,943,749	Private Placement Investors	1,103,124	Cash	4(2)

(A)
With respect to sales designated by “Section 4(2),” these shares were issued pursuant to the exemption from registration contained in to Section 4(2) of the Securities Act as privately negotiated, isolated, non-recurring transactions not involving any public offer or solicitation. Each purchaser represented that such purchaser’s intention to acquire the shares for investment only and not with a view toward distribution. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each purchaser and the transfer agent affixed the appropriate legends. Each purchaser was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

MANAGEMENT

The following table sets forth certain information with respect to our current directors and executive officers.  The ages of the directors and officers are shown as of December 19 , 2012.

Directors and Executive Officers

Name	Age	Current Office with Company	Positions Held Since

Daniel E. Gorski(1)	74	Director Chief Executive Officer	January 2007 August 2012
Wm Chris Mathers	53	Chief Financial Officer	December 2010
Anthony Marchese	55	Director	December 2009
Cecil Wall	81	Director	August 2012
Phillip Goodell	69	Director	August 2012
Nicholas Pingitore	68	Director	August 2012
James Wolfe	72	Director	August 2012
John Tumazos	56	Director	August 2012

Daniel E. Gorski -  Mr. Gorski has severed as a director of the Company since January 2006 and as the Company’s chief operating officer since May 2011.  Prior thereto, Mr. Gorski served as the Company’s president and chief executive officer from January 2007 to May 2011.  From July 2004 to January 2006, Mr. Gorski was the co-founder and vice president of operations for High Plains Uranium Inc., a uranium exploration and development company that went public on the Toronto Stock Exchange in December 2005.  Between June 1996 to May 2004, Mr. Gorski served as an officer and director of Metalline Mining Co., a publicly traded mining and development company with holdings in the Sierra Mojada Mining District, Coahuila, Mexico.  From January 1992 to June 1996, Mr. Gorski was the exploration geologist under contract to USMX Inc. and worked exclusively in Latin America.  Mr. Gorski earned a BS in 1960 from Sul Ross State College, in Alpine, Texas and an MA in 1970 from the University of Texas in Austin, Texas.  Mr. Gorski has over forty-three years of experience in the mining industry.

Wm. Chris Mathers - Mr. Mathers was appointed as the Company’s chief financial officer in November 2010.  From 2000 through 2010, Mr. Mathers was involved in providing contract chief financial officer and consulting services to a wide variety of privately and publicly held companies.  From 1993 through 1999 Mr. Mathers served as CFO to InterSystems, Inc. (AMEX:II). Mr. Mathers began his career in public accounting with the international accounting firm of PriceWaterhouse.  Mr. Mathers holds a BBA in accounting from Southwestern University located in Georgetown, Texas, and is also a certified public accountant.

Anthony Marchese -   Mr. Marchese has served as a director since December 2009.  Since May 2011, Mr. Marchese has served as a Senior Vice-President with Axiom Capital Management, Inc., a New York City based FINRA member broker/dealer.  Mr. Marchese also serves as the general partner and chief investment officer of the Insiders Trend Fund, LP, an investment partnership whose mandate is to invest in those public companies whose officers and/or directors have been active acquirers of their own stock.  Mr. Marchese’s prior experience includes Monarch Capital Group, LLC (President and Chief Operating Officer – 2003 to 2011), Laidlaw Equities (senior vice president - April 1997 to March 2002), Southcoast Capital (senior vice president – May 1988 to April 1997), Oppenheimer & Co (limited partner – September 1982 to May 1988), Prudential-Bache (vice president – July 1981 to August 1982) and the General Motors Corporation (analyst – June 1980 to June 1981).  Mr. Marchese served in the military with the Army Security Agency and the U.S. Army Intelligence and Security Command.  Mr. Marchese received an MBA in Finance from the University of Chicago.

Cecil C. Wall - Cecil C. Wall was born in Duchene County, Utah in 1931. Mr. Wall attended Carbon County College and Utah State University. In 1969, he acquired control of a publically traded company, Altex Oil Co. (formerly known as Mountain Valley Uranium), listed on the American Stock Exchange. Under Mr. Wall’s leadership, Altex established a 20,000 acre position in what became the Greater Altamont Field at Altamont, Utah. Mr. Wall sold his interest in Altex in 1985. Mr. Wall was also part of the founding group for the 2007 reorganization of Standard Silver Corp. which became TRER. He sat on the TRER board of directors and served as the Secretary and Treasurer from January 2004 to April 2012. He is currently the manager for C-Wall Investment Company, LLC, a Utah Limited Liability Company. In addition, he is the president of several family-owned private companies, and he brings wide business experience and close relations with many of the original shareholders.

Because Mr. Wall served as TRER Secretary and Treasurer during the past three years, he would not be considered an independent board member in accordance with Part 8, Section 803A, of the NYSE MKT Company Guide on board independence if elected a member of the board pursuant to this Consent Solicitation.

Dr. Philip Goodell - Dr. Philip C. Goodell was born in El Paso, Texas in 1943. Dr. Goodell holds a BS in solid state physics (Yale 1964), a MS in Geology (Harvard 1966) and a PhD in Geology (Harvard 1970). He is currently an associate Professor of Geology at The University of Texas at El Paso and has been in residence there since 1975. He has successfully sponsored 26 MS and 19 PhD candidates. In addition to his academic accomplishments, Dr. Goodell has wide experience in the mining industry and has consulted for St. Joe Minerals, Exxon Minerals, Chevron Minerals Corporation, Cameco Corp., MAG Silver Corp., and Energy Metals, Inc., among others. One of the theses sponsored by Dr Goodell, authored by W. M. Shannon, contained much of the basic research on the Round Top area that initially stimulated interest in the rare metals found there.

 Dr. Nicholas Pingitore - Dr. Nicholas Pingitore was born in New York City in 1944. Dr. Pingitore holds an AB degree from Columbia College (NYC, 1965) and a Masters (ScM) and PhD from Brown University (Providence RI, 1968 & 1973) in Geology. Since 1977, he has held a full-time faculty appointment at UTEP. In addition to being a Texas Licensed Geoscientist, Dr. Pingitore is a member of the American Chemical Society, Geochemical Society, American Association for the Advancement of Science, American Geophysical Union, Materials Research Society, Mineralogical Society of America, Society for American Archaeology, Society for Commercial Archaeology, American Rock Art Research Association, International Society for Reef Studies, Society of Economic Paleontologists and Mineralogists, and Society of the Sigma Xi. He has served for 25 years as Director of UTEP’s Electron Microprobe Laboratory, and he expects to use this instrument to study the Round Top minerals. The 2,500-foot-square geochemical laboratory that Dr. Pingitore also anticipates using to conduct research sponsored by TRER includes three x-ray fluorescence units, a high resolution inductively coupled plasma mass spectrometer, various optical microscopes, and sample preparation facilities. Since 2000, he has been project director of approximately $7,000,000 in research funding, and a co-investigator on another $10,000,000 in grants. He has established a record for successfully managing and completing large institutional projects on time and on budget. Dr. Pingitore considers Round Top to be a national treasure. He is ready to bring his wide geologic and chemical experience, his project skills, and his insight from decades of investment in the extractive industries, to help unlock the riches of this deposit.

Dr. James R. Wolfe - Dr. Wolfe, 72, and the firm he co-founded in 1995, Pacific Materials Resources, Inc. (“PMR”), were among the pioneers of the China-U.S. rare earth industry and trade. As Vice President of PMR from 1995 to 2010, Dr. Wolfe interfaced between the major rare earth producers in China and a broad spectrum of rare earth consumers in the U.S. Prior to founding PMR, from 1992 to 1995, Dr. Wolfe was President of MPV Lanthanides, Inc., a rare earth joint venture between China Metallurgical Import/Export of Inner Mongolia and U.S. interests. From 1979 to 1995, Dr. Wolfe’s professional interests centered on resource recovery from industrial and mining wastes. He served as a consultant to the steel industry, co-founded Exmet Corporation (zinc from smelter dust) and served as Executive Vice President of Williams Strategic Metals, Inc. and its predecessor, Nedlog Technology Group, Inc. Dr. Wolfe developed and implemented projects for the recovery of cobalt from slags, indium from smelter dusts, and rare earths from mine tailings. In 1970, while he was employed by the Lawrence Livermore Laboratory, Dr. Wolfe invented and patented a plasma method for producing ultra-fine refractory metal carbides. He co-founded Cal-Met Industries, Inc. in 1973 to commercialize the plasma technology. Cal-Met was bought by Fansteel Corporation in 1975. Dr. Wolfe was employed by Fansteel from 1975 to 1979 to implement the plasma technology for the manufacture of drill bits and cutting tools. Dr. Wolfe was employed by the AVCO Corporation as a space research scientist from 1965 to 1968, while working for his doctorate. Dr. Wolfe received his BS and MS in Metallurgical Engineering from the University of Washington and his PhD from the University of Missouri-Rolla in 1968. He is currently the Secretary and Trustee of The Biella Foundation.

John Tumazos - John Tumazos was born in Pittsburgh, Pennsylvania in 1956. He holds degrees from Carnegie-Mellon University. (B.S. Management Sciences & Economics and M.S. Industrial Administration). Mr. Tumazos’s business career includes positions as Senior Vice President, Oppenheimer & Co., Inc. (2/81 to 5/88), Vice President, Equity Research Department, specializing in metals securities, Donaldson, Lufkin & Jenrette (5/88 to 12/96) and Senior Vice President, Metals and Paper Analyst, Prudential Financial (7/01 to 6/07). Mr. Tumazos provided valuation testimony to the Federal Supreme Court of Canada in the largest property damages case in Canadian history in 1985, valuation in a large U.K. gold mine litigation, served the U.S. Department of Justice to enforce an antitrust divestiture in the steel industry, and has advised five other publicly traded companies in fairness opinions for mergers in the U.S. and Canada. In 2007, he formed his own company, John Tumazos Very Independent Research, LLC. He has specialized in the resource sector and has published approximately 20 research reports per month to over 50 customers totaling over 1,200 reports since July 2007. He has served as a financial advisor to seven emerging mining companies, including TRER. Mr. Tumazos was instrumental in TRER obtaining financing in 2011.

Board Committees

The Board has established three board committees: an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee.

The information below sets out the current members of each of the Company’s board committees and summarizes the functions of each of the committees in accordance with their mandates.

Audit Committee and Audit Committee Financial Experts

The Company has a standing Audit Committee and audit committee charter, which complies with Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the requirements of the NYSE Amex. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is comprised of three (3) directors all of whom, in the opinion of the Board, are independent (in accordance with Rule 10A-3 of the Exchange Act and the requirements of Section 803A the NYSE Amex Company Guide) and financially literate (pursuant to the requirements of Section 803B of the NYSE Amex Company Guide): Anthony Marchese (Chairman), Cecil Wall and Nicholas Pingitore.  Mr. Marchese is a “financial expert” as defined under Item 407(d)(5) of Regulation S-K and meets the requirements for financial sophistication under the requirements of Section 803B of the NYSE Amex Company Guide.

The Audit Committee is responsible for the oversight of the Company’s accounting and financial reporting processes.  This includes the selection and engagement of the Company's independent registered public accounting firm and review of the scope of the annual audit, audit fees and results of the audit.

The Audit Committee meets with our management and our external auditors to review matters affecting financial reporting, the system of internal accounting and financial controls and procedures and the audit procedures and audit plans. The Audit Committee reviews our significant financial risks, is involved in the appointment of senior financial executives and annually reviews our insurance coverage and any off-balance sheet transactions.

The Audit Committee monitors the Company’s audit and the preparation of financial statements and all financial disclosure contained in the Company’s SEC filings. The Audit Committee appoints the Company’s external auditors, monitors their qualifications and independence and determines the appropriate level of their remuneration. The external auditors report directly to the Audit Committee. The Audit Committee has the authority to terminate the Company’s external auditors’ engagement and approve in advance any services to be provided by the external auditors that are not related to the audit.

A copy of the Audit Committee charter is available on the Company’s website at www.trer.com.  The information on or accessible through the Company’s website is not a part of this prospectus.

Compensation Committee

The Company has a Compensation Committee comprised of three (3) directors, each of whom, in the opinion of the Board, are independent (under Section 803A of the NYSE Amex Company Guide): Cecil Wall (Chairman), James Wolfe and Anthony Marchese.

The Compensation Committee charter that complies with the requirements of the NYSE Amex.  The Compensation Committee is responsible for considering and authorizing terms of employment and compensation of executive officers and providing advice on compensation structures in the various jurisdictions in which the Company operates. The Company’s Chief Executive Officer may not be present during the voting determination or deliberations of his or her compensation; however, the Compensation Committee does consult with the Company’s Chief Executive Officer in determining and recommending the compensation of directors and other executive officers.

In addition, the Company’s Compensation Committee reviews both our overall salary objectives and significant modifications made to employee benefit plans, including those applicable to executive officers, and proposes awards of stock options.  The Compensation Committee has determined that the Company’s compensation policies and practices for its employees generally, not just executive officers, are not reasonably likely to have a material adverse effect on the Company.

The Compensation Committee does not and cannot delegate its authority to determine director and executive officer compensation.  Our Compensation Committee and management did not engage the services of an external compensation consultant during fiscal year 2011.  A copy of the Compensation Committee charter is available on the Company’s website at www.trer.com.

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee or Board interlocks among the members of the Company’s Board.

Corporate Governance and Nominating Committee

The Company has a Corporate Governance and Nominating Committee composed of 3 directors, each of whom, in the opinion of the Board are independent (under Section 803A of the NYSE Amex Company Guide): Phillip Goodell (Chairman), Nicholas Pingitore and James Wolfe. We have a Corporate Governance and Nominating Committee charter that complies with the requirements of the NYSE Amex.  A copy of the Corporate Governance and Nominating Committee charter is available on the Company’s website at www.trer.com.

The Company’s Corporate Governance and Nominating Committee is responsible for developing the Company’s approach to corporate governance issues. The Committee evaluates the qualifications of potential candidates for director and recommends to the Board nominees for election at the next annual meeting or any special meeting of stockholders, and any person to be considered to fill a Board vacancy resulting from death, disability, removal, resignation or an increase in Board size. The Committee has not adopted a formal policy which sets forth the criteria the Board will assess in connection with the consideration of a candidate.  Instead the Committee considers a multitude of qualifications and characteristics, including the candidate’s integrity, reputation, judgment, knowledge, independence, experience, accomplishments, commitment and skills, all in the context of an assessment of the perceived needs of the Board at that time.

Code of Ethics

In November, 2011, our board of directors adopted an amended and restated Code of Business Conduct and Ethics applicable to all officers, directors, and employees. We have posted the full text of our Code of Business Conduct and Ethics on our website at www.trer.com. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics or waivers of such provisions applicable to any director, principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on our website identified above. The information on or accessible through our website is not a part of this prospectus.

EXECUTIVE COMPENSATION

The following summary compensation tables set forth information concerning the annual and long-term compensation for services in all capacities to the Company for the years stated for those persons who were, at August 31, 2012 named executive officers.  “Named Executive Officer” means: (a) each Chief Executive Officer, (b) each Chief Financial Officer, (c) each of the three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity, other than the Chief Executive Officer and Chief Financial Officer, at the end of the most recently completed financial year; and (d) each individual who would be an NEO under paragraph (c) but for the fact that the individual was neither an executive officer of the Company, nor acting in a similar capacity, at the end of that financial year.

Summary Compensation Table

Name and principal position (a)	Year (b)	Salary (US$) (c)	Option Awards (US$) (1) (f)	All Other Compensation (US$) (i)	Total compensation (US$) (j)
Marc Levier Former Chief Executive Officer	2012 2011	$211,719 $75,000	$0 $6,250,000(2)	$243,750 $0	$455,469 $6,325,000
Wm. Chris Mathers Chief Financial Officer	2012 2011	$125,000 $50,004	$0 $1,000,000(3)	$0 $0	$125,000 $1,050,004
Daniel Gorski Chief Executive Officer and Former Chief Operating Officer	2012 2011	$45,834 $55,008	$0 $0	$66,500 $0	$112,334 $55,008
Anthony Garcia Senior Vice President	2012	$200,000	$0	$200,000	$400,000

(1) Assumptions for grant date fair value are contained in Note 7 to the audited financial statements in our Form 10-K as filed November 15, 2012.

(2) Represents a ten-year option to purchase up to 2,500,000 shares of common stock at a price of $2.50 per share.  Pursuant to the Separation and Release Agreement dated July 24, 2012 between the Company and Mr. LeVier these options were all cancelled without being exercised on July 24, 2012.

(3) Represents a five year option to purchase 400,000 shares of common stock at a price of $2.50 per share.  These options vest 1/36 each month provided Mr. Mathers is employed by the Company.  Pursuant to the supplemental agreement dated September 26, 2012 between the Company and Mr. Mathers, upon Mr. Mathers resignation these options will immediately be cancelled.

Executive Compensation Agreements and Summary of Executive Compensation

Report on Executive Compensation

During the year ended August 31, 2012, the Board and the Company’s Compensation Committee, was responsible for establishing a compensation policy and administering the compensation programs of the Company’s executive officers.

Salary

The amount of compensation paid by the Company to each of the Company’s officers and the terms of those persons’ employment is determined by the Compensation Committee. The Compensation Committee evaluates past performance and considers future incentive and retention in considering the appropriate compensation for the Company’s officers.  The Company believes that the compensation paid to the Company’s directors and officers is fair to the Company.

Stock Incentive Awards

The Compensation Committee believes that the use of direct stock awards is at times appropriate for employees, and in the future intends to use direct stock awards to reward outstanding service or to attract and retain individuals with exceptional talent and credentials. The use of stock options and other awards is intended to strengthen the alignment of interests of executive officers and other key employees with those of our stockholders.

In this regard, during the fiscal year ended August 31, 2012, Compensation Committee and the Board did not authorize the issuance of stock option awards to named executive officers.

Executive Compensation Agreements

Agreement with Mr. LeVier

In May 2011, the Company entered into a three-year employment agreement with Marc LeVier, pursuant to which Mr. LeVier will serve as chief executive officer of the Company.  Pursuant to the agreement, Mr. LeVier will be paid a base salary of $225,000 per year, and will be eligible to receive bonuses at the discretion of the Board in an amount not to exceed 50% of Mr. LeVier’s base salary.  The agreement also entitles Mr. LeVier the right to participate in the Company’s benefit plans.  Pursuant to the agreement, the Company granted to Mr. LeVier a 10-year option to purchase 2,500,000 shares of the Company’s common stock at an exercise price of $2.50 per share.  Should Mr. LeVier be terminated without cause or should he resign for good reason, the agreement provides for a severance payment equal to the greater of (i) one year of base compensation and (ii) remaining base compensation owed to Mr. LeVier during the term of the agreement.  The agreement contains confidentiality provisions consistent with his fiduciary duty obligations owed to the Company.

On July 24, 2012, the Company entered into a Separation Agreement and Release (“Separation Agreement”) with Mr. Marc LeVier regarding his voluntary resignation from the Board of Directors of the Corporation and as Chief Executive Officer of the Corporation.  Pursuant to the terms of the Separation Agreement, the Corporation has agreed to pay Mr. LeVier as consideration for entering into the Separation Agreement and voluntarily resigning from the Board and as Chief Executive Officer of the Corporation: (i) Mr. LeVier’s base salary through to the date of the Separation Agreement, (ii) a lump sum payment of $225,000 as a separation payment, and (iii) an additional amount of four weeks base salary, reflecting accrued but unpaid vacation pay. The employment agreement, dated May 3, 2011, between the Corporation and Mr. Marc LeVier, the Corporation’s former Chief Executive Officer, was terminated, except for Paragraph 7 thereof relating to the treatment of confidential information of the Corporation, which survives such termination pursuant to the terms of the Separation Agreement.

Pursuant to the Separation Agreement, Mr. LeVier has surrendered all of his 2,500,000 stock options in the Corporation.

The Separation Agreement also contained a mutual waiver and release of claims and a mutual non-disparagement agreement.

Agreement with Mr. Gorski

In May 2011, the Company entered into an at will employment arrangement with Dan Gorski, the Company’s chief operating officer, pursuant to which he will be paid an annual salary of $110,000. On December 31, 2011, Mr. Gorski resigned as the Company’s chief operating officer.

On August 16, 2012, the Company agreed to pay Mr. Daniel Gorski, in the amount of $120,000 annually in connection with his appointment as Chief Executive Officer of the Company.  The Company and Mr. Gorski have not entered into a formal written employment agreement in relation to Mr. Gorski’s compensation and employment terms as Chief Executive Officer.

On August 16, 2012, the Company agreed to pay Mr. Gorski in the amount of $120,000 annually in connection with his appointment as Chief Executive Officer.  The Company and Mr. Gorski have not entered into a formal written employment agreement in relation to Mr. Gorski's compensation and employment terms as CEO.

Agreement with Mr. Mathers

In May 2011, the Company entered into a three-year employment agreement with Wm Chris Mathers, pursuant to which Mr. Mathers will serve as chief financial officer of the Company.  Pursuant to the agreement, Mr. Mathers be paid a base salary of $100,000 per year, and will be eligible to receive bonuses at the discretion of the Board in an amount not to exceed 50% of Mr. Mathers’ base salary.  The agreement also entitles Mr. Mathers the right to participate in the Company’s benefit plans.  Pursuant to the agreement, the Company granted to Mr. Mathers a 5-year option to purchase 400,000 shares of the Company’s common stock at an exercise price of $2.50 per share.  Should Mr. Mathers be terminated without cause or should he resign for good reason, the agreement provides for a severance payment equal to the greater of (i) one year of base compensation and (ii) remaining base compensation owed to Mr. Mathers during the term of the agreement.  The agreement contains confidentiality provisions consistent with his fiduciary duty obligations owed to the Company.

On September 26, 2012, the Company and Mr. Wm. Christopher Mathers entered into a supplemental agreement (the “Supplemental Agreement”) to Mr. Mathers’ February 15, 2011 Employment Agreement (the “Employment Agreement”), pursuant to which the Company and Mr. Mathers agreed upon the terms and conditions of Mr. Mather’s expected departure from the Company at the end of the calendar year 2012.  Pursuant to the material terms of the Supplemental Agreement, Mr. Mathers will remain employed as the Company’s Chief Financial Officer.  The Employment Agreement will remain in full force and effect and shall be unamended, except as set forth below, and Mr. Mathers will continue to perform his services to the Company in accordance with the standards set forth in the Employment Agreement through December 31, 2012.  During the transition period, Mr. Mathers will use his reasonable best efforts to (i) create a smooth transition to any successor Chief Financial Officer, (ii) sublet the Company’s Colorado office space and (iii) perform such other duties as may arise pursuant to the terms of the Employment Agreement, including handling certain specific filings of the Company.

If Mr. Mathers satisfies the terms of his employment pursuant to the standards of the Employment Agreement, pursuant to the Supplement Agreement, the Company and Mr. Mathers have agreed to terminate the Employment Agreement on January 1, 2013 and pay Mr. Mathers a cash severance amount under the terms thereof of $240,000.  By executing the Supplement Agreement, Mr. Mathers has agreed not to terminate his Employment Agreement for “Good Reason” thereunder as a result of the recent changes to the Company’s board of directors.  The Supplement Agreement also redefines “Misconduct” under the terms of the Employment Agreement.

Agreement with Mr. Garcia

The Company had an employment agreement with Mr. Garcia, dated August 1, 2011, pursuant to which the Company had agreed to compensate Mr. Garcia in the amount of $200,000 annually.  Mr. Garcia was also granted 750,000 options exercisable at a price of $1.85 for period of 5 years from August 19, 2011, vesting in equal increments on a monthly basis over a three year period.  The employment agreement contained change of control provisions pursuant which, under certain circumstances, Mr. Garcia’s options would immediately vest.

On September 14, 2012, Texas the Company and Mr. Garcia mutually agreed upon the resignation of Mr. Garcia as the Company’s Senior Vice President of Project Development and Engineering effective retroactively to August 31, 2012.  In connection with Mr. Garcia’s resignation as the Company’s Senior Vice President of Project Development, the Registrant entered into a Confidential Severance, Waiver and Release Agreement with Mr. Garcia, dated September 14, 2012, to be retroactively effective August 31, 2012, whereby in exchange for a full general release and waiver of any obligations owed by the Registrant to Mr. Garcia,  Mr. Garcia is entitled to receive:  (i) continuation of his current salary of $200,000, as of the time of termination, for a period of twelve months (minus applicable withholding), paid through the Registrant’s payroll practices; and (2) continuation of health benefits through the Registrant’s payment of his COBRA premiums, if elected within the time period required by law, during the period from September 1, 2012 through February 28, 2013 (or such shorter period as Mr. Garcia is entitled to COBRA continuation coverage under the terms of the Registrant’s insurance policies or plans).

 Outstanding Equity Awards At Fiscal Year-End

The following table sets forth the stock options granted to the Company’s Named Executive Officers as of August 31, 2012. No stock appreciation rights were awarded.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)
Daniel Gorski Chief Executive Officer	--	--	--	--	--
Wm. Chris Mathers Chief Financial Officer	188,889(1)	211,111(1)	--	$2.50	2/28/16

K Marc LeVier Former Chief Executive Officer	--	--	--	--	--

(1) Represents 400,000 stock options granted February 28, 2011, which vest 1/36 per month for each month Mr. Mathers remains employed with the Company.  Pursuant to the supplemental agreement dated September 26, 2012, between the Company and Mr. Mathers, these options will be immediately cancelled upon Mr. Mathers’ resignation as Chief Financial Officer.

Nonqualified Deferred Compensation

The Company does not offer nonqualified deferred compensation to any of its named executive officers.

Potential Payments upon Termination or Change-in-Control.

As discussed above, Messrs. LeVier, Mathers and Garcia have, or will, receive severance upon termination.

DIRECTOR COMPENSATION

The following table sets forth the compensation granted to our directors during the fiscal year ended August 31, 2012.  Compensation to directors that are also executive officers is detailed above and is not included on this table.

Name	Fees Paid or Earned in Cash ($)	Option Awards ($)	Total ($)
(a)	(b)	(d)	(h)
Anthony Marchese	$28,750	$151,000	$179,750
General Gregory Martin	$26,000	$151,000	$177,000
Graham Karklin	$23,000	$151,000	$174,000
James Graham	$26,500	$151,000	$177,500
Cecil Wall	$2,000	$38,000	$40,000
Nicholas Pingitore	$1,500	$38,000	$39,500
James Wolfe	$2,000	$38,000	$40,000
Philip Goodell	$1,500	$38,000	$39,500
John Tumazos	$0	$721,893	$721,893

Compensation of Directors

In July 2011, we issued to Anthony Marchese a five year options to purchase up to 45,000 shares of common stock at an exercise price of $2.60.  In May 2011, we issued to Anthony Marchese a five year option to purchase up to 175,000 shares of common stock at an exercise price of $4.15. In March 2011, we issued to Anthony Marchese a five year option to purchase up to 150,000 shares of common stock at an exercise price of $2.50 per share.

In April 2011, we issued to Cecil Wall a five year option to purchase up to 90,000 shares of common stock at an exercise price of $4.70.  The option vests immediately upon the issuance of the option.

In connection with the appointment of Mr. Graham in April 2011, the Company and Mr.  Graham entered into a director’s agreement pursuant to which the Company granted to Mr. Graham an option to purchase 60,000 shares of common stock as compensation for services to be provided by Mr. Graham as an independent director, exercisable at $4.00 per share.  In July 2011, we granted to Mr. Graham an option to purchase 45,000 shares of common stock as compensation for services to be provided by Mr. Graham as a member of certain Board committees, exercisable at $2.60 per share.

In connection with the appointment of Mr. Karklin in March 2011, the Company and Mr.  Karklin entered into a director’s agreement pursuant to which the Company granted to Mr. Karklin an option to purchase 60,000 shares of common stock as compensation for services to be provided by Mr. Karklin as an independent director, exercisable at $2.50 per share. In July 2011, we granted to Mr. Karklin an option to purchase 45,000 shares of common stock as compensation for services to be provided by Mr. Karklin as a member of certain Board committees, exercisable at $2.60 per share.

In connection with the appointment of General Martin in February 2011, the Company and General Martin entered into a director’s agreement pursuant to which the Company granted to General Martin an option to purchase 60,000 shares of common stock as compensation for services to be provided by General Martin as an independent director, exercisable at $2.50 per share. In July 2011, we granted to General Martin an option to purchase 45,000 shares of common stock as compensation for services to be provided by General Martin as a member of certain Board committees, exercisable at $2.60 per share.

On August 16, 2012, in connection with their recent appointment of the Board of the Directors of the Company, each of Mr. Cecil C. Wall, Dr. Philip Goodell, Dr. Nicholas Pingitore and Dr. James Wolfe were granted 100,000 options to purchase the Company’s shares of common stock, vesting immediately, with a term of 10 years and at an exercise price of $1.00.  Further the Company has agreed to pay its directors $10,000 annually, $1,000 for in person board meetings, $500 for telephonic board meetings and $500 for committee meetings (both in person and telephonic).  Independent directors will be offered the option to elect to receive any cash compensation as restricted stock at a 20% discount to the closing price on the date of grant

Each of our directors are reimbursed reasonable out of pocket expenses associated with attending our board meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Reportable transactions with related parties, including named security holders, during the two fiscal years ended August 31, 2012 and 2011 are as follows.

Except as indicated herein, no officer, director, promoter, or affiliate of the Company has or proposes to have any direct or indirect material interest in any asset acquired or proposed to be acquired by the Company through security holdings, contracts, options, or otherwise.  In cases where we have entered into such related party transactions, we believe that we have negotiated consideration or compensation that would have been reasonable if the party or parties were not affiliated or related.

Issuance of Stock

In February 2011, we sold to Libra Fund LP 712,000 shares of common stock and five year warrants to purchase up to 712,000 shares of common stock exercisable at $2.50 per share.  As additional consideration for the purchase of the shares and warrants, we issued to Libra Fund LP an option to purchase (i) up to 2,848,000 shares of common stock exercisable at $2.50 per share and (ii) a warrant to purchase up to 2,848,000 shares of common stock at an exercise price of $2.50 per share.  In July 2011, Libra Fund LP exercised its option and was issued 2,848,000 shares of common stock and five-year warrants to purchase up to 2,848,000 shares of common stock exercisable at $2.50 per share.  The warrants issued to Libra Fund LP include a provision whereby Libra Fund LP may only exercise the warrants to the extent such exercise does result in Libra Fund LP owning in excess of 9.99% of the shares of Company common stock issued and outstanding.

Also in January 2011, we sold to Highline Capital International, Ltd. 296,996 shares of common stock and five year warrants to purchase up to 284,823 shares of common stock exercisable at $2.50 per share.  As additional consideration for the purchase of the shares and warrants, we issued to Highline Capital International, Ltd. an option to purchase (i) up to 1,187,984 shares of common stock exercisable at $2.50 per share and (ii) a warrant to purchase up to 1,187,984 shares of common stock at an exercise price of $2.50 per share.  In May 2011, Highline Capital International, Ltd. exercised its option and was issued 1,187,984 shares of common stock and five-year warrants to purchase up to 982,080 shares of common stock exercisable at $2.50 per share.  The warrants issued to Highline Capital International, Ltd. include a provision whereby Highline Capital International, Ltd. may only exercise the warrants to the extent such exercise does result in Highline Capital International, Ltd. owning in excess of 9.99% of the shares of Company common stock issued and outstanding.

In November 2010, in connection with our private placement, the Company sold RLR Services Partnership, a five percent stockholder, 37,500 shares of common stock, Class A Warrants to purchase up to 37,500 shares of common stock, and Class B Warrants to purchase up to 18,750 shares of common stock for gross proceeds of $15,000, the terms of which were identical to those offered to other investors in the Company’s private placement.

In January 2010, the Company entered into an agreement with Mr. Marchese pursuant to which the Company issued to Mr. Marchese 300,000 shares of common stock as compensation for serving as a member of the Company’s board of directors.  In October 2009, in connection with our private placement, the Company sold Mr. Marchese, prior to his appointment as a director, 62,500 shares of common stock, Class A Warrants to purchase up to 62,500 shares of common stock, and Class B Warrants to purchase up to 31,250 shares of common stock for gross proceeds of $25,000, the terms of which were identical to those offered to other investors in the Company’s private placement.  In October 2009, in connection with our private placement, the Company sold Insiders Trend Fund, LP, an affiliate of Mr. Marchese,125,000 shares of common stock, Class A Warrants to purchase up to 125,000 shares of common stock, and Class B Warrants to purchase up to 62,500 shares of common stock for gross proceeds of $50,000, the terms of which were identical to those offered to other investors in the Company’s private placement.

In Janaury 2011, the Company entered into an advisory agreement with Mr. Tumazos to advise the Company in potential mergers, acquisitions, joint ventures or introduction of capital sources or other advisory assignments as may arise.  Pursuant to the advisory agreement in 2011 the Company issued Mr. Tumazos 149,000 warrants to purchase shares of the Company’s common stock at a price of $2.50.  The advisory agreement expired on February 3, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of December 19 , 2012, regarding the ownership of the Company’s common stock by: (i) each named officer, each director and all of the Company’s directors and executive officers as a group; and (ii) each person who is known by us to own more than 5% of the Company’s shares of common stock.  The number of shares beneficially owned and the percentage of shares beneficially owned are based on 36,550,009 shares of common stock outstanding as of December 19 , 2012.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares subject to options that are exercisable within 60 days following December 19 , 2012 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent Of Class Beneficially Owned
Daniel E. Gorski	4,800,000	13.1%
Anthony Marchese	1,146,000(1)	3.1%
Chris Mathers	155,556(2)	*
John Tumazos	1,700,733(3)	4.6%
Nicholas Pingitore	137,978(4)	*
James Wolfe	100,000(5)	*
Cecil Wall	788,000(6)	2.2%
Philip Goodell	105,000(7)	*

All directors and executive officers as a group (8 persons)	8,933,267	24.44%

Libra Fund LP, Libra Advisors LLC, Libra Associates LLC, and Ranjan Tandon 777 Third Avenue, 27th Floor New York, NY 10017	3,651,345 (8)	9.99%
G.W. McDonald	5,066,750	13.9%
Thomas C. Pritchard	2,250,000(9)	6.2%
Mark Brewer	2,250,000(9)	6.2%
RLR Services Partnership(10)	3,458,465	9.5%
Highline Capital Management, LLC(11) One Rockefeller Center, 30th Floor, New York, NY 10020	3,689,369(12)	10.1%
* Less than 1%.

(1)
Represents (i) the following securities registered in the name of Mr. Marchese (a) 362,500 shares of common stock, (b) a five year option to purchase up to 150,000 shares of common stock at an exercise price of $2.50 per share, (c) a five year option to purchase up to 175,000 shares of common stock at an exercise price of $4.15 per share (d) a 3.5 year option to purchase up to 45,000 shares of common stock at an exercise price of $2.60 (e) a ten year option to purchase up to 100,000 shares of common stock at an exercise price of $1.51; and (ii) the following securities registered in the name of the Insiders Trend Fund, LP., an entity in which Mr. Marchese serves as general partner and chief investment officer: 313,500 shares of common stock.

(2)
Consists of a five year option to purchase up to 400,000 shares of common stock at an exercise price of $2.50 per share.  The option vests 1/36 each month provided Mr. Mathers’ is employed by the Company on the vesting dates.

(3)
Represents (i) 1,393,400 shares of common stock, (ii) 149,000 shares of common stock underlying a five-year warrant exercisable at $2.50 per share, (iii) 83,333 shares of common stock vested and issuable upon exercise of 1,000,000 employee stock options at a price of $0.50 and (iv) 75,000 shares of common stock vested and issuable upon exercise of 900,000 employee stock options at a price of $1.00.

(4)	Consists of (i) 37,938 shares of common stock and (ii) a ten year option to purchase up to 100,000 shares of common stock at an exercise price of $1.00.
(5)	Consists of a ten year option to purchase up to 100,000 shares of common stock at an exercise price of $1.00.
(6)
Consists of (i) 598,000 shares of common stock, (ii) a five year option to purchase up to 90,000 shares of common stock; and (iii) a ten year option to purchase up to 100,000 shares of common stock at an exercise price of $1.00.

(7)	Consists of (i) 5,000 shares of common stock and (ii) a ten year option to purchase up to 100,000 shares of common stock at an exercise price of $1.00.
(8)
Represents 3,560,900 shares of common stock held in the accounts of two private investment funds (the “Funds”), including Libra Fund LP which holds 3,120,900 shares of common stock, the investments of which are managed by Libra Advisors, LLC and/or Libra Associates, LLC, each of which Ranjan Tandon is the managing member.  The warrants issued to the Funds in connection with the January 2011 Private Placement include a provision whereby the Funds may only exercise the warrants to the extent such exercise does result in the Funds owning in excess of 9.99% of the shares of Company common stock issued and outstanding.  As a result, of the 4,000,000 shares of common stock underlying the five-year warrants exercisable at $2.50 per share only 90,445 have been included for purposes of determining beneficial ownership.  Each of Libra Advisors, LLC, Libra Associates LLC, and Mr. Tandon disclaim beneficial ownership with respect to the securities directly owned by Libra Fund except to the extent of their pecuniary interest therein.

(9)
In July 2011, Brewer & Pritchard, P.C. (“B&P), counsel to the Company, assigned to Thomas Pritchard 1,500,000 shares of Company common stock and to Mark Brewer 1,500,000 shares of Company common stock pursuant to written agreement.  Messrs. Pritchard and Brewer are shareholders of B&P, and have voting and investment control over the shares held by B&P.  As a result, each of Messrs. Brewer and Pritchard may be deemed to have beneficial ownership over the shares held by the firm.  The number reflected in the table therefore represents 2,250,000 shares held individually by each of Messrs. Pritchard and Brewer and 750,000 shares held by B&P.  Each of Messrs. Brewer and Pritchard disclaim beneficial ownership over the shares held by B&P, except to the extent of their pecuniary interest therein.

(10)	Anthony Kamin shares voting and investment control over the shares held by RLR Services Partnership with a family member.
(11)
Highline Capital Management, LLC (“Highline Management”) serves as investment advisor for Highline Capital Partners QP LP, Highline Capital Partners, LP, Highline A Masterfund, LLC and Highline Master, LP and may be deemed to have beneficial ownership over the securities held by each of these entities.  Jacob W. Doft is the managing member of Highline Management, and as the sole managing member has voting and investment control over securities held by Highline Management.

(12)	Represents (i) 2,500,000 shares of common stock and (ii) 1,189,369 shares of common stock underlying a five year warrant exercisable at $2.50 per share.

It is believed by the Company that all persons named have full voting and investment power with respect to the shares indicated, unless otherwise noted in the table and the footnotes thereto. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

The Company is not, to the best of our knowledge, directly or indirectly owned or controlled by another corporation or foreign government.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Securities Transfer Corporation whose address is 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034.

EXPERTS

Our financial statements as of August 31, 2011 and 2010 have been audited by LBB & Associates Ltd., LLP (an independent registered public accounting firm) to the extent and for the periods set forth in their report thereon, appearing elsewhere in this registration statement, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of common stock and the shares of common stock to be sold in this offering will be passed upon by Dorsey & Whitney LLP, of Denver, Colorado.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-1 that we have filed registering the common stock to be sold in this offering.  We also file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may access and read our SEC filings, including this registration statement and all of the exhibits to the registration statement, through the SEC’s website (http:www.sec.gov).  This site contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC.  This registration statement, including the exhibits and schedules filed as a part of the registration statement, may be inspected at the public reference facility maintained by the SEC at its public reference room 100 F Street NE, NW, Washington, DC 20549 and copies of all or any part thereof may be obtained from that office.  You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

GLOSSARY OF TERMS

Alteration	Any physical or chemical change in a rock or mineral subsequent to its formation.
Breccia	A rock in which angular fragments are surrounded by a mass of fine-grained minerals.
Concession	A grant of a tract of land made by a government or other controlling authority in return for stipulated services or a promise that the land will be used for a specific purpose.
Core	The long cylindrical piece of a rock, about an inch in diameter, brought to the surface by diamond drilling.
Diamond drilling
A drilling method in which the cutting is done by abrasion using diamonds embedded in a matrix rather than by percussion.  The drill cuts a core of rock, which is recovered in long cylindrical sections.

Drift	A horizontal underground opening that follows along the length of a vein or rock formation as opposed to a cross-cut which crosses the rock formation.
Exploration	Work involved in searching for ore, usually by drilling or driving a drift.
Exploration expenditures	Costs incurred in identifying areas that may warrant examination and in examining specific areas that are considered to have prospects that may contain mineral deposit reserves.
Grade	The average assay of a ton of ore, reflecting metal content.
Host rock	The rock surrounding an ore deposit.
Intrusive	A body of igneous rock formed by the consolidation of magma intruded into other rocks, in contrast to lavas, which are extruded upon the surface.
Lode	A mineral deposit in solid rock.
Ore
The naturally occurring material from which a mineral or minerals of economic value can be extracted profitably or to satisfy social or political objectives. The term is generally but not always used to refer to metalliferous material, and is often modified by the names of the valuable constituent; e.g., iron ore.

Ore body	A continuous, well-defined mass of material of sufficient ore content to make extraction economically feasible.
Mine development	The work carried out for the purpose of opening up a mineral deposit and making the actual ore extraction possible.
Mineral	A naturally occurring homogeneous substance having definite physical properties and chemical composition and, if formed under favorable conditions, a definite crystal form.
Mineralization	The presence of economic minerals in a specific area or geological formation.
Mineral reserve
That part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.  Reserves are customarily stated in terms of “Ore” when dealing with metalliferous minerals.

Probable (Indicated) reserves
Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measure) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced.  The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Prospect Proven (Measured) reserves
A mining property, the value of which has not been determined by exploration.

Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

Tonne	A metric ton which is equivalent to 2,200 pounds.
Trend	A general term for the direction or bearing of the outcrop of a geological feature of any dimension, such as a layer, vein, ore body, or fold.
Unpatented mining claim
A parcel of property located on federal lands pursuant to the General Mining Law and the requirements of the state in which the unpatented claim is located, the paramount title of which remains with the federal government. The holder of a valid, unpatented lode-mining claim is granted certain rights including the right to explore and mine such claim.

Vein	A mineralized zone having a more or less regular development in length, width, and depth, which clearly separates it from neighboring rock.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
Texas Rare Earth Resources Corp
Sierra Blanca, Texas

We have audited the accompanying balance sheets of Texas Rare Earth Resources Corp (the “Company”) as of August 31, 2012 and 2011, and the related statements of operations, cash flows, and shareholders' equity for each of the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Texas Rare Earth Resources Corp. as of August 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/S/ LBB & ASSOCIATES LTD., LLP
LBB & Associates Ltd., LLP

Houston, Texas
November 1, 2012

TEXAS RARE EARTH RESOURCES CORP
BALANCE SHEETS

	August 31, 2012	August 31, 2011

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$6,517,935	$16,886,066
Prepaid expenses and other current assets	74,149	37,579
Total current assets	6,592,084	16,923,645

Property and equipment, net	250,909	217,519
Mineral properties	343,434	143,356
Deposits	102,840	16,525

TOTAL ASSETS	$7,289,267	$17,301,045

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$478,430	$579,807
Total current liabilities and total liabilities	478,430	579,807

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred stock, par value $0.001; 10,000,000 shares authorized, no shares issued and outstanding as of August 31, 2012 and August 31, 2011, respectively	-	-

Common stock, par value $0.01; 100,000,000 shares authorized, 36,550,009 and 34,596,260 shares issued and outstanding as of August 31, 2012 and August 31, 2011, respectively	365,501	345,964
Additional paid-in capital	29,262,684	24,818,022
Accumulated deficit	(22,817,348)	(8,442,748)
Total shareholders' equity	6,810,837	16,721,238

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$7,289,267	$17,301,045

The accompanying notes are an integral part of these financial statements

TEXAS RARE EARTH RESOURCES CORP
STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	August 31,	August 31,
	2012	2011

OPERATING EXPENSES
Exploration costs	$7,633,368	$1,291,570
General and administrative expenses	6,754,706	5,754,983

Total operating expenses	14,388,074	7,046,553

LOSS FROM OPERATIONS	(14,388,074)	(7,046,553)

OTHER INCOME (EXPENSE)
Loss on sale of property and equipment	(14,498)	-
Interest and other income	28,306	27,705
Interest expense	(334)	(1,266)
Total other income (expense)	13,474	26,439

NET LOSS	$(14,374,600)	$(7,020,114)

Net loss per share:
Basic and diluted net loss per share	$(0.40)	$(0.25)

Weighted average shares outstanding:
Basic and diluted	35,964,877	27,869,787

The accompanying notes are an integral part of these financial statements.

TEXAS RARE EARTH RESOURCES CORP
STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED AUGUST 31, 2012 and 2011

	Preferred stock		Common Stock		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance at August 31, 2010	-	-	23,670,260	$236,703	$1,220,391	$(1,422,634)	$34,460
Shares issued for prior year compensation	-	-	361,000	3,610	(3,610)	-	-
Shares issued for cash	-	-	10,340,000	103,401	20,665,536	-	20,768,937
Shares issued for services	-	-	225,000	2,250	1,178,796	-	1,181,046
Common stock options issued to officers and directors	-	-	-	-	3,412,059	-	3,412,059
Cash paid for placement fees	-	-	-	-	(1,655,150)	-	(1,655,150)
Net loss	-	-	-	-	-	(7,020,114)	(7,020,114)
Balance as of August 31, 2011	-	-	34,596,260	345,964	24,818,022	(8,442,748)	16,721,238

Shares issued for services	-	-	10,000	100	19,100	-	19,200
Shares issued for cash	-	-	1,943,749	19,437	1,083,687	-	1,103,124
Options issued to Officers and Directors	-	-	-	-	3,341,875	-	3,341,875
Net loss	-	-	-	-	-	(14,374,600)	(14,374,600)
Balance as of August 31, 2012	-	-	36,550,009	$365,501	$29,262,684	$(22,817,348)	$6,810,837

 The accompanying notes are an integral part of these financial statements.

TEXAS RARE EARTH RESOURCES CORP
STATEMENTS OF CASH FLOWS

	Year Ended August 31,	Year Ended August 31,
	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(14,374,600)	$(7,020,114)
Adjustment to reconcile net loss to net cash
used in operating activities:
Depreciation expense	84,838	19,996
Loss on sale of property and equipment	14,498	-
Shares issued for services	19,200	1,181,046
Stock based compensation	3,341,875	3,412,059
Changes in current assets and liabilities:
Prepaid expenses and other assets	(122,885)	(54,104)
Accounts payable and accrued expenses	(101,377)	560,582
Net cash used in operating activities	(11,138,451)	(1,900,535)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in mineral properties	(200,078)	(98,817)
Proceeds from sale of property and equipment	25,500	-
Purchase of property and equipment	(158,226)	(210,957)
Net cash used in investing activities	(332,804)	(309,774)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from sale of common stock	-	19,113,787
Repayment of notes payable to related parties	-	(91,846)
Proceeds from exercise of common stock warrants	1,103,124	-
Net cash provided by financing activities	1,103,124	19,021,941
NET CHANGE IN CASH	(10,368,131)	16,811,632
CASH, BEGINNING OF PERIOD	16,886,066	74,434
CASH, END OF PERIOD	$6,517,935	$16,886,066

SUPPLEMENTAL INFORMATION
Interest paid	$334	$18,936
Taxes paid	$-	$-

Non-cash Transactions
Issuance of 131,250 shares of common stock for cash previously received	$-	$1,313
Issuance of 61,000 shares of common stock for services previously recorded	$-	$610
Issuance of 300,000 shares of common stock for director compensation
previously recorded	$-	$3,000

The accompanying notes are an integral part of these financial statements.

Texas Rare Earth Resources Corp.
Notes to financial statements
August 31, 2012 and 2011

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Texas Rare Earth Resources Corp (the “Company”) was incorporated in the State of Nevada in 1970.  In July 2004, our articles of incorporation were amended and restated to increase the authorized capital to 25,000,000 common shares and, in April 2007, we affected a 1-for-2 reverse stock split.  In September 2008, our articles of incorporation were further amended and restated to increase the authorized capital to 100,000,000 common shares with a par value of $0.01 per share and to authorize 10,000,000 preferred shares with a par value of $0.001 per share.  The Company’s fiscal year-end is August 31.

Effective September 1, 2010, we changed our name from “Standard Silver Corporation” to “Texas Rare Earth Resources Corp.”  We are now a mining company engaged in the business of the acquisition and development of mineral properties.  As of the date of this filing, we hold two nineteen year leases, executed in September and November of 2011, to explore and develop a 950 acre rare earths project located in Hudspeth County, Texas known as the Round Top Project and prospecting permits covering an adjacent 9,345 acres.  We also own unpatented mining claims in New Mexico. We are currently not evaluating any additional prospects, and intend to focus primarily on the development of our Round Top rare earth prospect.

On August 24, 2012, we changed our state of incorporation from the State of Nevada to the State of Delaware (the “Reincorporation”) pursuant to a plan of conversion dated August 24, 2012.   The Reincorporation was previously submitted to a vote of, and approved by, our stockholders at a special meeting of the stockholders held on April 25, 2012.

NOTE 2 – SUMMARY OF ACCOUNTING POLICIES

Basis of Presentation

Our financial records are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred, in accordance with generally accepted accounting principles (“GAAP”) – United States.

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.  Cash and cash equivalents consist of demand deposits at commercial banks.  We currently have cash deposits at financial institutions in excess of federally insured limits.

Property and Equipment

Our property and equipment consists primarily of vehicles, furniture and equipment, and are recorded at cost. Expenditures related to acquiring or extending the useful life of our property and equipment are capitalized. Expenditures for repair and maintenance are charged to operations as incurred. Depreciation is computed using the straight-line method over an estimated useful life of 3-20 years.

Lease Deposits

From time to time, the Company makes deposits in anticipation of executing leases.  The deposits are capitalized upon execution of the applicable agreements.

Long-lived Assets

The Company reviews the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through operations.  To determine if these costs are in excess of their recoverable amount, periodic evaluation of carrying value of capitalized costs and any related property and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC 360”),  Property, Plant and Equipment.   We have not incurred any impairment losses and, therefore, no impairment is reflected in these financial statements.

NOTE 2 – SUMMARY OF ACCOUNTING POLICIES (Continued)

Revenue Recognition

We recognize revenue when persuasive evidence of an arrangement exists, services have been performed, the sales price is fixed or determinable, and collectability is probable. We have yet to generate any revenue.

Mineral Exploration and Development Costs

All exploration expenditures are expensed as incurred. Costs of acquisition and option costs of mineral rights are capitalized upon acquisition. Mine development costs incurred to develop new ore deposits, to expand the capacity of mines, or to develop mine areas substantially in advance of current production are also capitalized once proven and probable reserves exist and the property is determined to be a commercially mineable property. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. If the Company does not continue with exploration after the completion of the feasibility study, the mineral rights will be expensed at that time. Costs of abandoned projects are charged to mining costs including related property and equipment costs. To determine if these costs are in excess of their recoverable amount, periodic evaluation of carrying value of capitalized costs and any related property and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with ASC 360-10-35-15,  Impairment or Disposal of Long-Lived Assets. Exploration costs were approximately $7,633,000 and $1,292,000 for the years ended August 31, 2012 and 2011, respectively.

Share-based Payments

The Company estimates the fair value of share-based compensation using the Black-Scholes valuation model, in accordance with the provisions of ASC 718,  Stock Compensation and ASC 505, Share-Based Payments .  Key inputs and assumptions used to estimate the fair value of stock options include the grant price of the award, the expected option term, volatility of our stock, the risk-free rate, and dividend yield.Estimates of fair value are not intended to predict actual future events or the value ultimately realized by the option holders, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company.

Stock Option Plan

In September 2008, the Board adopted our 2008 Stock Option Plan (the “2008 Plan”), which was also approved by our shareholders in September 2008.  In May 2011, the Board adopted an amendment to our 2008 Plan (the “Amended 2008 Plan”), which was also approved by our shareholders in August 2011. The Amended 2008 Plan increased the number of shares available for grant from 2,000,000 to up to 5,000,000 shares of our common stock for awards to our officers, directors, employees and consultants.  On February 15, 2012, our stockholders approved an increase of 2,000,000 of shares of common stock available for issuance under the Amended 2008  Plan.  As amended, the Plan provides for 7,000,000 shares of common stock for all awards.  Other provisions of the Amended 2008 Plan remain the same as under our 2008 Plan.  As of August 31, 2012, a total of 3,125,000 shares of our common stock remained available for future grants under the Amended 2008 Plan.

Income Taxes

Income taxes are computed using the asset and liability method, in accordance with ASC 740, Income Taxes.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities, and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Basic and Diluted Loss Per Share

The Company computes loss per share in accordance with ASC 260, Earnings Per Share, which requires presentation of both basic and diluted earnings per share on the face of the Statements of Operations.  Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period.  Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period, including stock options and warrants using the treasury method.  Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Management believes that these financial statements include all normal and recurring adjustments necessary for a fair presentation under Generally Accepted Accounting Principles.

NOTE 2 – SUMMARY OF ACCOUNTING POLICIES (Continued)

Fair Value Measurements

We account for assets and liabilities measured at fair value in accordance with ASC 820, Fair Value Measurements and Disclosures .  ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement.  Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability.  As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified with Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).The three levels of inputs used to measure fair value are as follows:

•	Level 1: Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities traded in active markets.
•	Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
•	Level 3: Inputs that are generally unobservable. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Our financial instruments consist principally of cash, accounts payable and accrued liabilities.  The carrying amounts of such financial instruments in the accompanying financial statements approximate their fair values due to their relatively short-term nature.  It is management’s opinion that the Company is not exposed to any significant currency or credit risks arising from these financial instruments.

In January 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-06, Fair Value Measurements and Disclosures (Topic 820)-Improving Disclosures about Fair Value Measurements , which enhances the usefulness of fair value measurements.  The amended guidance requires both the disaggregation of information in certain existing disclosures, as well as the inclusion of more robust disclosures about valuation techniques and inputs to recurring and nonrecurring fair value measurements.  The amended guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disaggregation requirement for the reconciliation disclosure of Level 3 measurements, which is effective for fiscal years beginning after December 15, 2010 and for interim periods within those years.  The Company adopted ASU 2010-06 effective December 31, 2009, and the adoption did not have a significant impact on our financial statements.

Recent Accounting Pronouncements

Pronouncements between August 31, 2012 and the date of this filing are not expected to have a significant impact on our operations, financial position, or cash flow, nor does the Company expect the adoption of recently issued, but not yet effective, accounting pronouncements to have a significant impact on our results of operations, financial position or cash flows.

NOTE 3 – PROPERTY AND EQUIPMENT, NET

Property and equipment consist of office furniture, equipment and vehicles.  The fixed assets are depreciated using the straight-line method over their estimated useful life of 3-20 years.  Our fixed assets consist of the following:
	August 31, 2012	August 31, 2011
Furniture &office equipment	$111,582	$90,959
Vehicles	105,299	68,290
Computers & software	56,176	31,792
Field equipment	73,953	50,451
Total cost basis	347,010	241,492
Less: Accumulated depreciation	(96,101)	(23,973)
Property and equipment, net	$250,909	$217,519

Depreciation expense for the years ending August 31, 2012 and 2011 was $84,838 and $19,996, respectively.

NOTE 4– RELATED PARTY TRANSACTIONS

The Company has historically received periodic cash advances from our officers and relatives of our officers to fund operations.  The advances accrued interest at rates ranging from five percent (5%) to six percent (6%) per annum. In December 2010, the notes payable principal balance of $91,846 plus accrued interest for these advances was paid in full.

NOTE 5 – MINERAL PROPERTIES

September 2011 Lease

On September 2, 2011, we entered into a new mining lease with the Texas General Land Office covering Sections 7 and 18 of Township 7, Block 71 and Section 12 of Block 72, covering approximately 860 acres at Round Top Mountain in Hudspeth County, Texas.  The mining lease issued by the Texas General Land Office gives us the right to explore, produce, develop, mine, extract, mill, remove, and market beryllium, uranium, rare earth elements, all other base and precious metals, industrial minerals and construction materials and all other minerals excluding oil, gas, coal, lignite, sulfur, salt, and potash.  The term of the lease is nineteen years so long as minerals are produced in paying quantities.

Under the lease, we will pay the State of Texas a lease bonus of $197,800, $35,000 of which was paid upon the execution of the lease, $65,000 which was paid in April 2011 when we submitted our initial plan of operations to conduct exploration, and $97,800 which will be due when we submit a supplemental plan of operations to conduct mining.  Upon the sale of minerals removed from Round Top, we will pay the State of Texas a $500,000 minimum advance royalty.

Thereafter, we will pay the State of Texas a production royalty equal to eight percent (8%) of the market value of uranium and other fissionable materials removed and sold from Round Top and six and one quarter percent (6 ¼%) of the market value of all other minerals removed and sold from Round Top.

In August 2011 we paid the State of Texas a delay rental of $44,718.  Thereafter, assuming production of paying quantities has not been obtained, we may pay additional delay rental fees to extend the term of the lease for successive one (1) year periods pursuant to the following schedule:

	Per Acre Amount	Total Amount
August 17, 2013 – 2014	$50	$44,718
August 17, 2015 – 2019	$75	$67,077
August 17, 2020 – 2024	$150	$134,155
August 17, 2025 – 2029	$200	$178,873

NOTE 5 – MINERAL PROPERTIES (Continued)

November 2011 Lease

On November 1, 2011, we entered into a mining lease with the State of Texas covering 90 acres, more or less, of land that we purchased in September 2011 near our Round Top site.  The deed was recorded with Hudspeth County on September 16, 2011.

Under the lease, we paid the State of Texas a lease bonus of $20,700 which was paid upon the execution of the lease.  Upon the sale of minerals removed from Round Top, we will pay the State of Texas a $50,000 minimum advance royalty.  Thereafter, we will pay the State of Texas a production royalty equal to eight percent (8%) of the market value of uranium and other fissionable materials removed and sold from Round Top and six and one quarter percent (6 ¼%) of the market value of all other minerals sold from Round Top.

If production of paying quantities of minerals has not been obtained on or before November 1, 2012, we may pay the State of Texas a delay rental to extend the term of the lease in an amount equal to $4,500.  Thereafter, assuming production of paying quantities has not been obtained, we may pay additional delay rental fees to extend the term of the lease for successive one (1) year periods pursuant to the following schedule:

	Per Acre Amount	Total Amount
November 1, 2013-2014	$50	$4,500
November 1, 2015 – 2019	$75	$6,750
November 1, 2020 – 2024	$150	$13,500
November 1, 2025 – 2029	$200	$18,000

NOTE 6– INCOME TAXES

The following table sets forth a reconciliation of the federal income tax for the year ended August 31, 2012 and 2011:

	2012	2011

Loss before income taxes	$(14,374,600)	$(7,020,114)

Income tax benefit computed at statutory rates	$(4,887,364)	$(2,386,839)
Increase in valuation allowance	3,701,883	1,226,000
Non-deductible stock compensation	1,136,237	1,160,000
Permanent differences, nondeductible expenses	4,771	2,680
Other	44,473	(1,841)
Tax benefit	$-	$-

The tax effects of the temporary differences between reportable financial statement income and taxable income are recognized as a deferred tax asset and liability.  Significant components of the deferred tax assets are set out below along with a valuation allowance to reduce the net deferred tax asset to zero.

In order to comply with generally accepted accounting principles, management has decided to establish a valuation allowance because of the potential that the tax benefits underlying deferred tax asset may not be realized.  Significant components of our deferred tax asset at August 31, 2012 and 2011 are as follows:

NOTE 6– INCOME TAXES (Continued)

Deferred tax assets (liability)	2012	2011
Net operating loss carryfowards	$2,248,448	$952,157
Stock compensation	1,136,237	1,160,000
Assets, exploration cost, depreciation and amortization	2,843,950	414,595
Utilization of net operating loss carryforwards	-	-
Less: valuation allowance	(6,228,635)	(2,526,752)

Net deferred tax assets	$-	$-

As a result of a change in control effective in April 2007, our net operating losses prior to that date may be partially or entirely unavailable, by law, to offset future income and, accordingly, are excluded from the associated deferred tax asset.

The net operating loss carryforward in the approximate amount of $6,613,000 will begin to expire in 2032.  We file income tax returns in the United States and in one state jurisdiction.  With few exceptions, we are no longer subject to United States federal income tax examinations for fiscal years ending before 2008, and is no longer subject to state tax examinations for years before 2007.

NOTE 7– SHAREHOLDERS’ EQUITY

Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.01 per share, and 10,000,000 preferred shares with a par value of $0.001 per share.

All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one non-cumulative vote per share in all matters to be voted upon by shareholders.  The shares of common stock have no pre-emptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. Holders of the common stock are entitled to equal ratable rights to dividends and distributions with respect to the common stock, as may be declared by the Board of Directors out of funds legally available.  In the event of a liquidation, dissolution or winding up of the affairs of the Company, the holders of common stock are entitled to share ratably in all assets remaining available for distribution  to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

The Company received cash proceeds from the sale of its common stock and the exercise of Class A Warrants and Class B Warrants to purchase common stock during the years ended August 31, 2011 and 2012 as follows:

Description - 2011	Shares of Common Stock Issued	Cash Proceeds Received
2009-2010 Private Placement (issuances occurred in quarter ended November 30, 2010) (1)	1,132,500	$453,000
Exercise of Class A & B Warrants issued in connection with 2009 – 2010 Private Placement (1)	1,236,250	715,938
January 2011 Private Placement (issuance occurred in quarter ended February 28, 2011) (2)	1,600,000	4,000,000
Exercise of options issued in January 2011 Private Placement	6,240,000	15,600,000
Net offering costs	-	(1,655,150)
Total shares of common stock issued and net cash proceeds received from sale of common stock and from the exercise of Warrants during the twelve months(3)	10,208,750	$19,113,788
Description - 2012	Shares of Common Stock Issued	Cash Proceeds Received
Exercise of Class A & B Warrants issued in connection with 2009 – 2010 Private Placement (1)	1,943,749	$1,103,124

NOTE 7– SHAREHOLDERS’ EQUITY (Continued) Total shares of common stock issued and net cash proceeds received from sale of common stock and from the exercise of Warrants during the twelve months(3)	1,943,749	$1,103,124

(1) See “2009-2010 Private Placement” below.
(2) See “January 2011 Private Placement” below.
(3) Does not include shares of common stock issued for services rendered during the twelve months ended August 31, 2011.  See “Other Equity Issues” below.

2009 – 2010 Private Placement

Between October 2009 and November 2010, we raised cash proceeds of $905,500 through the issuance of 2,263,750 shares of common stock and the issuance of Class A Warrants to purchase 2,263,750 shares of common stock and Class B Warrants to purchase 1,131,875 shares of common stock.  Of the $905,500 cash proceeds raised for this private placement, $452,500 was raised prior to September 1, 2010 and $453,000, representing the sale of 1,132,500 shares of common stock, was raised in September through November 2010. The final closing of this private placement was January 10, 2011.

During the year ended August 31, 2011, we issued 131,250 shares to two investors in connection with our 2009 – 2010 Private Placement that were paid for in a prior period.

During the year ended August 31, 2011, Class A Warrants to purchase 845,000 shares of our common stock and Class B warrants to purchase 391,250 shares of our common stock were exercised, resulting in $422,500 of proceeds being raised by us for the Class A warrants and $293,438 of proceeds being raised by us for the Class B Warrants.  Total proceeds to us as a result of the Class A and Class B Warrant exercise was $715,938.

During the year ended August 31, 2012, Class A Warrants to purchase 1,293,749 shares of our common stock and Class B warrants to purchase 650,000 shares of our common stock were exercised, resulting in $646,874 of proceeds being raised by us for the Class A warrants and $456,250 of proceeds being raised by us for the Class B Warrants.  Total proceeds to us for the issuance of 1,943,749 shares of our common stock as a result of the Class A and Class B Warrant exercise was $1,103,124.  The remaining outstanding warrants expired on December 31, 2011.

January 2011 Private Placement

Between January and February 2011, we entered into a series of transactions with accredited investors pursuant to which we sold an aggregate of 1,600,000 shares of our common stock and five year warrants to purchase up to 1,600,000 shares of common stock, exercisable at $2.50 per share, for gross proceeds of $4,000,000. We have determined these warrants to have an approximate relative fair value of $944,000. The Company paid cash commissions of $318,000 and issued five year warrants to purchase up to 305,000 shares of its common stock at an exercise price of $2.50 per share in connection with the sale of its securities in the January 2011 Private Placement. We have determined these warrants to have an approximate fair value of $887,000. The Black-Scholes pricing model was used to estimate the fair value of the 1,600,000 and 305,000 warrants issued during the period, using the assumptions of a risk free interest rate of 1.1%, dividend yield of 0%, volatility of 404%, and an expected life of 5 years.  The Company paid $65,150 in legal fees associated with the issuance of the shares associated with the January 2011 Private Placement.

In May and June 2011, certain investors participating in the January 2011 Private Placement exercised their options to purchase 6,240,000 shares of common stock resulting in gross proceeds to us in the amount of $15,600,000.  These investors were also issued five-year warrants to purchase up to 6,240,000 shares of common stock, exercisable at $2.50 per share.  We have determined these warrants to have an approximate relative fair value of $2,236,000. The Company paid a sales commission of $1,337,150 in cash and issued a five-year warrant to purchase up to 1,192,000 shares of common stock at an exercise price of $2.50 per share in connection with the exercise of these placement warrants. We have determined these warrants to have an approximate fair value of $2,980,000. The Black-Scholes pricing model was used to estimate the fair value of the 6,240,000 and 1,192,000 warrants issued during the period, using the assumptions of a risk free interest rate of 1.1%, dividend yield of 0%, volatility of 380%, and an expected life of 5 years.

NOTE 7– SHAREHOLDERS’ EQUITY (Continued)

Other Equity Items

On June 27, 2011, our registration statement registering the resale of 8,908,125 shares of its common stock, which consists of (i) 4,738,750 shares of common stock, (ii) an aggregate of 1,336,250 shares of common stock issuable upon exercise of Class A Warrants, (iii) an aggregate of 678,125 shares of common stock issuable upon exercise of Class B Warrants, (iv) an aggregate of 250,000 shares of common stock issuable upon the exercise of options exercisable at $5.00 per share, and (v) 1,905,000 shares of common stock issuable upon the exercise of warrants exercisable at $2.50 per share issued in the January 2011 private placement, was deemed effective by the Securities & Exchange Commission (“SEC”).

In September 2010, we issued 300,000 common shares to a director for compensation recorded in the prior year at a fair value on the date of grant of $249,000.

During the quarter ended November 30, 2010, we issued 61,000 shares of common stock to two external consultants as payment for services performed in a prior period.

In November 2010, we entered into a non-exclusive investment banking agreement with Sunrise Securities Corp. (“Sunrise”) pursuant to which we agreed to pay a sales commission with respect to certain financings effected, or alternative transactions entered into, by the Company through introductions by Sunrise.  We agreed to pay Sunrise a monthly fee of 5,000 shares of restricted common stock beginning in November 2010.  We have issued 50,000 shares totaling $96,150 of expense for the year ended August 31, 2011 related to this fee.

In November 2010, we also entered into a 24 month institutional public relations retainer agreement with Sunrise Financial Group, Inc., (“SFG”), an affiliate of Sunrise, pursuant to which it agreed to issue SFG five-year options to purchase 250,000 shares at $1.60 per share and 250,000 shares at $5.00 per share, with certain demand registration rights.  The Black-Scholes pricing model was used to estimate the fair value of the 500,000 options, assuming a risk free interest rate of 1.1%, dividend yield of 0%, volatility of 425%, and an expected life of 5 years.  We have determined these options to have an approximate fair value of $960,000, which was recognized as an immediate expense during the nine months ended May 31, 2011 in accordance with FASB ASC 505-50-25.

In January 2011, we entered into a finders agreement with Aspenwood Capital (“Aspenwood”) under which Aspenwood would introduce potential investors to us.  We agreed to pay up to a 10% cash fee and to issue a five year warrant to purchase up to 10% of the number of shares sold to investors introduced to us by Aspenwood at an exercise price equal to 100% of the equity purchase price.  The warrant may be exercised on a cashless basis at any time subsequent to August 31, 2011 in the event that we do not maintain an effective registration statement on file with the SEC.  We  have paid $25,000 under this agreement.

In May 2011, we entered into an agreement with an investor relations firm that we subsequently terminated in July 2011.  In connection with the agreement, the investor relations firm had received $15,575 cash and a warrant to purchase 200,000 shares of our common stock at an exercise price of $3.75 per share vesting over twelve months.  Upon termination of the agreement, the investor relations firm agreed to accept a vested warrant to purchase only 33,334 shares of our common stock at an exercise price of $3.75 per share and no future cash payments. The remaining 166,666 warrants were cancelled in conjunction with the termination of the agreement.  The Black-Scholes pricing model was used to estimate the fair value of the 33,334 options, assuming a risk free interest rate of 1.1%, dividend yield of 0%, volatility of 385%, and an expected life of 90 days.  We have determined these options to have an approximate fair value of $125,000, which was recognized as an immediate expense for the year ended August 31, 2011 in accordance with FASB ASC 505-50-25.

In June 2011, Sunrise Financial Group exercised a warrant to purchase 250,000 shares on a cashless basis resulting in the issuance of 175,000 shares of common stock.

Amended 2008 Stock Option Plan Issuances

In February 2011, we entered into a Director’s agreement with General Gregory Martin pursuant to which we issued to General Martin 5-year options to purchase 60,000 shares of our common stock at $2.50 per share as compensation for serving as a member of our board of directors.  The Black-Scholes pricing model was used to estimate the fair value of the 60,000 options issued during the period to this director, using the assumptions of a risk free interest rate of 1.1%, dividend yield of 0%, volatility of 421%, and an expected life of 5 years. We have determined these options to have an approximate fair value of $150,000.  General Martin’s award immediately vests on the grant date and were awarded for services as a nonemployee director acting in his role as a member of the board of directors. Therefore, we have recorded the entire amount of this award on the grant date as an immediate expense for the year ended August 31, 2011 in accordance with FASB ASC 718.

NOTE 7– SHAREHOLDERS’ EQUITY (Continued)

In March 2011, we granted to Wm Chris Mathers, our chief financial officer, as a part of his employment arrangement, a five year option to purchase up to 400,000 shares of our common stock at an exercise price of $2.50 per share.  These options vest 1/36 each month provided he is employed by us on the vesting dates.  The Black-Scholes pricing model was used to estimate the fair value of the 400,000 options issued during the period, using the assumptions of a risk free interest rate of 1.1%, dividend yield of 0%, volatility of 376%, and an expected life of 5 years. We have determined these options to have an approximate fair value of $1,000,000.  Since Mr. Mathers’ award vests over a 36 month period, we are expensing approximately $28,000 monthly for this award over the 36 month vesting period in accordance with FASB ASC 718.

In March 2011, we entered into a Director’s agreement with Graham Karklin pursuant to which we issued to Mr. Karklin a 5-year option to purchase 60,000 shares of our common stock at $2.50 per share as compensation for serving as a member of our board of directors.  The Black-Scholes pricing model was used to estimate the fair value of the 60,000 options issued during the period to this director, using the assumptions of a risk free interest rate of 1.1%, dividend yield of 0%, volatility of 325%, and an expected life of 5 years. We have determined these options to have an approximate fair value of $150,000.  Mr. Karklin’s award immediately vests on the grant date and were awarded for services as a nonemployee director acting in his role as a member of the board of directors. Therefore, we have recorded the entire amount of this award on the grant date as an immediate expense for the year ended August 31, 2011 in accordance with FASB ASC 718.

In March 2011, we issued Anthony Marchese a 5-year option to purchase 150,000 shares of our common stock at $2.50 per share as compensation for serving as a member of our board of directors.  The Black-Scholes pricing model was used to estimate the fair value of the 150,000 options issued during the period to this director, using the assumptions of a risk free interest rate of 1.1%, dividend yield of 0%, volatility of 323%, and an expected life of 5 years. We have determined these options to have an approximate fair value of $375,000.  Mr. Marchese’s award immediately vests on the grant date and were awarded for services as a nonemployee director acting in his role as a member of the board of directors. Therefore, we have recorded the entire amount of this award on the grant date as an immediate expense for the year ended August 31, 2011 in accordance with FASB ASC 718.

In April 2011, we issued Cecil Wall a 5-year option to purchase 90,000 shares of our common stock at $4.70 per share as compensation for serving as a member of our board of directors.  The Black-Scholes pricing model was used to estimate the fair value of the 90,000 options issued during the period to this director, using the assumptions of a risk free interest rate of 1.1%, dividend yield of 0%, volatility of 325%, and an expected life of 5 years. We have determined these options to have an approximate fair value of $423,000.  We have recorded the entire amount of this award on the grant date as an immediate expense for the year ended August 31, 2011 in accordance with FASB ASC 718.

In April 2011, we entered into a Director’s agreement with Jim Graham pursuant to which the Company issued to Mr. Graham a 5-year option to purchase 60,000 shares of our common stock at $4.00 per share as compensation for serving as a member of our board of directors.  The Black-Scholes pricing model was used to estimate the fair value of the 60,000 options issued during the period to this director, using the assumptions of a risk free interest rate of 1.1%, dividend yield of 0%, volatility of 322%, and an expected life of 5 years. We have determined these options to have an approximate fair value of $240,000.  Mr. Graham’s award immediately vests on the grant date and were awarded for services as a nonemployee director acting in his role as a member of the board of directors. Therefore, we have recorded the entire amount of this award on the grant date as an immediate expense for the year ended August 31, 2011 in accordance with FASB ASC 718.

In May 2011, we issued Anthony Marchese a 5-year option to purchase 175,000 shares of our common stock at $4.15 per share as compensation for his appointment as non-executive Chairman of the Board.  The Black-Scholes pricing model was used to estimate the fair value of the 175,000 options issued during the period to this director, using the assumptions of a risk free interest rate of 1.1%, dividend yield of 0%, volatility of 324%, and an expected life of 5 years. We have determined these options to have an approximate fair value of $726,000.  Mr. Marchese’s award immediately vests on the grant date and were awarded for services as a nonemployee director acting in his role as a member of the board of directors. Therefore, we have recorded the entire amount of this award on the grant date as an immediate expense for the year ended August 31, 2011 in accordance with FASB ASC 718.

In May 2011, we granted to K. Marc LeVier, our Chief Executive Officer, as a part of his employment arrangement, a five year option to purchase up to 2,500,000 shares of our common stock at an exercise price of $2.50 per share.  These options vest 1/36 each month provided he is employed by us on the vesting dates.  The Black-Scholes pricing model was used to estimate the fair value of the 2,500,000 options issued during the period, using theassumptions of a risk free interest rate of 1.1%, dividend yield of 0%, volatility of 376%, and an expected life of 5 years. We have determined these options to have an approximate fair value of $6,250,000.  Since Mr. LeVier’s award vests over a 36 month period, the Company is expensing approximately $174,000 monthly for this award over the 36 month vesting period in accordance with FASB ASC 718.  Mr. Levier’s options were surrendered in accordance with his separation agreement with the Company.

NOTE 7– SHAREHOLDERS’ EQUITY (Continued)

In July 2011, we issued 3.5 year options to purchase a total of 180,000 shares of our common stock at $2.60 per share as compensation to four independent directors for their service on select committees of the Board.  The Black-Scholes pricing model was used to estimate the fair value of the 180,000 options issued during the period to these directors, using the assumptions of a risk free interest rate of 1.1%, dividend yield of 0%, volatility of 372%, and an expected life of 3.5 years. We have determined these options to have an approximate fair value of $468,000.  These awards immediately vest on the grant date and were awarded for services as a nonemployee director acting in his role as a member of the board of directors. Therefore, we have recorded the entire amount of this award on the grant date as an immediate expense for the year ended August 31, 2011 in accordance with FASB ASC 718.

On August 19, 2011, the Company granted to Anthony Garcia, its Senior Vice-President of Development, as a part of his employment arrangement, a five year option to purchase up to 750,000 shares of our common stock at an exercise price of $1.85 per share.  These options vest 1/36 each month provided he is employed by the Company on the vesting dates.  The Black-Scholes pricing model was used to estimate the fair value of the 750,000 options issued during the period, using the assumptions of a risk free interest rate of 1.1%, dividend yield of 0%, volatility of 361%, and an expected life of 5 years. We have determined these options to have an approximate fair value of $1,387,000.  Since Mr. Garcia’s award vests over a 36 month period, the Company is expensing approximately $38,500 monthly, beginning in September 2011, for this award over the 36 month vesting period in accordance with FASB ASC 718. Mr. Garcia’s options were surrendered in accordance with his separation agreement with the Company.

On November 1, 2011, the Company granted to Nadine Wakely, its Director of Investor Relations a five year option to purchase up to 50,000 shares of our common stock at an exercise price of $1.81 per share.  These options vest 1/24 each month provided she is employed by the Company on the vesting dates.  The Black-Scholes pricing model was used to estimate the fair value of the 50,000 options issued during the period, using the assumptions of a risk free interest rate of 1.1%, dividend yield of 0%, volatility of 353%, and an expected life of 5 years. We have determined these options to have an approximate fair value of $90,000.  Since Ms. Wakely’s award vests over a 24 month period, the Company is expensing approximately $3,800 monthly, beginning in November 2011, for this award over the 24 month vesting period in accordance with FASB ASC 718. The Company expensed approximately $34,666 as compensation expense for the twelve months ended August 31, 2012 for these options. Ms. Wakely’s options were surrendered in accordance with her separation agreement with the Company.

On December 30, 2011, the Company granted to four members of the Board of Directors, a ten year option to purchase up to 100,000 shares of common stock each at an exercise price of $1.51 per share.  The Black-Scholes pricing model was used to estimate the fair value of the 400,000 options issued during the period to these directors, using the assumptions of a risk free interest rate of 1.1%, dividend yield of 0%, volatility of 348%, and an expected life of 10 years. We have determined these options to have a total approximate fair value of $604,000.  The Directors’ awards immediately vested on the grant date and were awarded for services as a nonemployee director acting in their role as a member of the board of directors. Therefore, we have recorded the entire amount of this award on the grant date as an immediate expense for the year ending August 31, 2012 in accordance with FASB ASC 718.

In August of 2012, the Company granted to four new members of the Board of Directors, a ten year option to purchase up to 100,000 shares of common stock each at an exercise price of $1.00 per share.  The Black-Scholes pricing model was used to estimate the fair value of the 400,000 options issued during the period to these directors, using the assumptions of a risk free interest rate of 1.1%, dividend yield of 0%, volatility of 333%, and an expected life of 10 years. We have determined these options to have a total approximate fair value of $152,000.  The Directors’ awards immediately vested on the grant date and were awarded for services as a nonemployee director acting in their role as a member of the board of directors. Therefore, we have recorded the entire amount of this award on the grant date as an immediate expense for the year ending  August 31, 2012 in accordance with FASB ASC 718.

In August 2012, the Company granted to John Tumazos, its Chairman of the Board of Directors, two five year options to purchase up to 1,000,000 and 900,000 shares of our common stock, at an exercise price of $0.50 and $1.00 per share, respectively.  These options vest 1/36 each month provided he remains as Chairman of the Board of Directors on the vesting dates.  The Black-Scholes pricing model was used to estimate the fair value of the 1,000,000 and 900,000 options issued during the period, using the assumptions of a risk free interest rate of 1.1%, dividend yield of 0%, volatility of 333%, and an expected life of 5 years. We have determined these options to have an approximate fair value of $380,000 and $342,000, respectively.  Since Mr. Tumazos’ award vests over a 36 month period, the Company is expensing a total of approximately $20,052 monthly, beginning in August 2012, for this award over the 36 month vesting period in accordance with FASB ASC 718.

As of August 31, 2012, the Company had 3,875,000 common stock options outstanding.

NOTE 7– SHAREHOLDERS’ EQUITY (Continued)

Warrants

The fair value of the warrants issued with our 2009 – 2010 Private Placement was estimated at the date of issue using the Black-Scholes valuation model, and the relative fair value of the Class A Warrants, Class B Warrants, and shares of common stock issued during the twelve months ended August 31, 2010 as part of the units was $0.82, $0.84, and $0.85, respectively.  The Company included the relative fair value of the warrants of $269,978 as additional paid-in capital (“APIC”).

No warrants from the 2009 – 2010 Private Placement were outstanding as of August 31, 2012.

The fair value of the 1,600,000 warrants issued in January 2011 with our 2011 Private Placement was estimated at the date of issue using the Black-Scholes valuation model. The Company included the relative fair value of the warrants of $944,000 as APIC.

The assumptions used are as follows:
August 31, 2011
Expected dividend yield	0%
Risk-free interest rate	1.1%
Expected volatility	404%
Expected warrant life (in years)	5.00

The following January 2011 Warrants are outstanding as of August 31, 2012:

Expiry Date	Exercise Price	August 31, 2012
January 31, 2016	$2.50	1,600,000

The fair value of the 6,240,000 Option Warrants issued in May and June with our 2011 Private Placement was estimated at the date of issue using the Black-Scholes valuation model. The Company recorded the relative fair value of the warrants of $2,236,000 as Additional Paid In Capital.

The assumptions used are as follows:
August 31, 2011
Expected dividend yield	0%
Risk-free interest rate	1.1%
Expected volatility	380%
Expected warrant life (in years)	5.00

The following January 2011 Option Warrants are outstanding as of August 31, 2012:

Expiry Date	Exercise Price	August 31, 2012
June 30, 2016	$2.50	6,240,000

As of August 31, 2012, the Company had 9,620,334 common stock warrants outstanding.

22,019,150 Shares of Common Stock

PROSPECTUS

_________, 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered.  The expenses shall be paid by the Company.

SEC registration fees	$9,650
Legal fees	45,000
Accounting fees	20,000
EDGAR/financial printing	2,000
Misc.	40,000
Total	$116,650

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide to the fullest extent permitted by Delaware law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Our Articles of Incorporation also provide that we shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, we shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by our Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, the registrant has sold the following securities which were not registered under the Securities Act:

Date	Description	Number	Purchaser	Proceeds ($)	Consideration	Exemption
December 2011/ January 2012	Common Stock	1,786,875	Private Placement Investors	1,012,968	Cash	4(2)
November 2011	Common Stock	140,625	Private Placement Investors	82,031	Cash	4(2)
September 2011	Common Stock	16,250	Private Placement Investor	8,125	Cash	4(2)
August 2011	Common Stock	93,750	Private Placement Investor	54,688	Cash	4(2)
July 2011	Common Stock	42,500	Private Placement Investors	21,250	Cash	4(2)
July 2011	Warrants	33,334	First Canadian Capital Corp	-	Services rendered	4(2)
June 2011	Common Stock	443,750	Private Placement Investors	257,188	Cash	4(2)
June 2011	Options	1,192,000	Registered Broker-dealers	-	Services rendered/commissions	4(2)
June 2011	Common Stock	175,000	Nathan Low	-	Cashless exercise of warrant	4(2)
June 2011	Common Stock	302,500	Private Placement Investors	151,250	Cash	4(2)
June 2011	Common Stock	141,250	Private Placement Investors	105,938	Cash	4(2)
June 2011	Common Stock	3,680,000	Private Placement Investors	9,200,000	Cash	4(2)
June 2011	Warrants	3,680,000	Private Placement Investors	-	Issued as additional consideration	4(2)
May/June 2011	Common Stock	2,520,000	Private Placement Investors	6,300,000	Cash	4(2)
May/June 2011	Warrants	2,520,000	Private Placement Investors	-	Issued as additional consideration	4(2)
May 2011	Common Stock	40,000	Private Placement Investor	100,000	Cash	4(2)
May 2011	Warrants	40,000	Private Placement Investor	-	Issued as additional consideration	4(2)
May 2011	Common Stock	15,000	Sunrise Securities Corp.	-	Services rendered	4(2)

May 2011	Options	2,500,000	Marc LeVier	-	Services rendered	4(2)
May 2011	Options	175,000	Anthony Marchese	-	Services rendered	4(2)
April 2011	Options	60,000	Jim Graham	-	Services rendered	4(2)
April 2011	Options	90,000	Cecil Wall	-	Services rendered	4(2)
March 2011	Options	400,000	Wm Chris Mathers	-	Services rendered	4(2)
March 2011	Options	60,000	Graham A. Karklin	-	Services rendered	4(2)
March 2011	Options	150,000	Anthony Marchese	-	Services rendered	4(2)
February 2011	Options	60,000	Gen. Gregory Martin	-	Services rendered	4(2)
February 2011	Common Stock	800,000	Private Placement Investors	2,000,000	Cash	4(2)
February 2011	Warrants	800,000	Private Placement Investors	-	Issued as additional consideration	4(2)
February 2011	Options	3,200,000	Private Placement Investors	-	Issued as additional consideration	4(2)
February 2011	Option Warrants	3,200,000	Private Placement Investors	-	Issued as additional consideration	4(2)

January 2011	Common Stock	562,500	John C. Tumazos	328,125	Cash	4(2)
January 2011	Common Stock	93,750	Paul Lewis	54,688	Cash	4(2)
January 2011	Warrants	305,000	Registered Broker-dealers	-	Services rendered	4(2)
January 2011	Common Stock	30,000	Sunrise Securities Corp.	-	Services rendered	4(2)
January 2011	Common Stock	800,000	Private Placement Investors	2,000,000	Cash	4(2)
January 2011	Warrants	800,000	Private Placement Investors	-	Issued as additional consideration	4(2)
January 2011	Options	3,200,000	Private Placement Investors	-	Issued as additional consideration	4(2)
January 2011	Option Warrants	3,200,000	Private Placement Investors	-	Issued as additional consideration	4(2)
November 2010	Common Stock	125,000	Private Placement Investors	50,000	Cash	4(2)
November 2010	Class A Warrants	125,000	Private Placement Investors	-	Issued as part of placement	4(2)
November 2010	Class B Warrants	62,500	Private Placement Investors	-	Issued as part of placement	4(2)
November 2010	Options to purchase common stock	500,000	Sunrise Securities Corp.	-	Services rendered	4(2)
October 2010	Common Stock	36,000	DRC Partners, LLC	-	Services rendered	4(2)
October 2010	Common Stock	845,000	Private Placement Investors	338,000	Cash	4(2)
October 2010	Class A Warrants	845,000	Private Placement Investors	-	Issued as part of placement	4(2)
October 2010	Class B Warrants	422,500	Private Placement Investors	-	Issued as part of placement	4(2)
September 2010	Common Stock	25,000	Henry C. Bradbury	-	Services rendered	4(2)
September 2010	Common Stock	162,500	Private Placement Investors	65,000	Cash	4(2)
September 2010	Class A Warrants	162,500	Private Placement Investors	-	Issued as part of placement	4(2)
September 2010	Class B Warrants	81,250	Private Placement Investors	-	Issued as part of placement	4(2)
April 2010	Common Stock	262,500	Private Placement Investors	105,000	Cash	4(2)
April 2010	Class A Warrants	262,500	Private Placement Investors	-	Issued as part of placement	4(2)
April 2010	Class B Warrants	131,250	Private Placement Investors	-	Issued as part of placement	4(2)
March 2010	Common Stock	62,500	Private Placement Investors	25,000	Cash	4(2)
March 2010	Class A Warrants	62,500	Private Placement Investors	-	Issued as part of placement	4(2)
March 2010	Class B Warrants	31,250	Private Placement Investors	-	Issued as part of placement	4(2)
January 2010	Common Stock	62,500	Private Placement Investors	25,000	Cash	4(2)

January 2010	Class A Warrants	62,500	Private Placement Investors	-	Issued as part of placement	4(2)
January 2010	Class B Warrants	31,250	Private Placement Investors	-	Issued as part of placement	4(2)
January 2010	Common Stock	300,000	Anthony Marchese	-	Services rendered	4(2)
November 2009	Common Stock	125,000	Private Placement Investors	50,000	Cash	4(2)
November 2009	Class A Warrants	125,000	Private Placement Investors	-	Issued as part of placement	4(2)
November 2009	Class B Warrants	62,500	Private Placement Investors	-	Issued as part of placement	4(2)
November 2009	Common Stock	15,000	Robert O’Shaughnessy	-	Services rendered	4(2)
October 2009	Common Stock	312,500	Private Placement Investors	125,000	Cash	4(2)
October 2009	Class A Warrants	312,500	Private Placement Investors	-	Issued as part of placement	4(2)
October 2009	Class B Warrants	156,250	Private Placement Investors	-	Issued as part of placement	4(2)
September 2009	Common Stock	250,000	Private Placement Investors	100,000	Cash	4(2)
September 2009	Class A Warrants	250,000	Private Placement Investors	-	Issued as part of placement	4(2)
September 2009	Class B Warrants	125,000	Private Placement Investors	-	Issued as part of placement	4(2)
November 2008	Common Stock	3,750,000	Brewer & Pritchard, PC	25,000	Cash	4(2)
November 2008	Common Stock	3,750,000	RLR Services Partnership	25,000	Cash	4(2)

(A)  With respect to sales designated by “Sec. 4(2),” these shares were issued pursuant to the exemption from registration contained in to Section 4(2) of the Securities Act of 1933 as privately negotiated, isolated, non-recurring transactions not involving any public offer or solicitation. Each purchaser represented that such purchaser’s intention to acquire the shares for investment only and not with a view toward distribution. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each purchaser and the transfer agent affixed the appropriate legends. Each purchaser was given adequate access to sufficient information about us to make an informed investment decision. Except as described in this prospectus, none of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

ITEM 16 – EXHIBITS

Other than contracts made in the ordinary course of business, the following are the material contracts that we have entered into within the two years preceding the date of this Registration Statement:

Exhibit No.	Description

3.1	Bylaws, incorporated by reference to Exhibit 3.3 of the Company’s Form 8-K filed with the SEC on August 29, 2012.
3.2	Articles of Incorporation, incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K filed with the SEC on August 29, 2012.
3.3	Delaware Certificate of Conversion incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed with the SEC on August 29, 2012

5.1	Opinion of Dorsey & Whitney LLP incorporated by reference to Exhibit 5.1 of the Company's Form S-1/A filed with the SEC on November 29, 2012

10.1*	Amended and Restated 2008 Stock Option Plan, incorporated by reference to Exhibit 10.1 of the Company’s Form 10-Q for the period ended May 31, 2011 filed with the SEC on July 15, 2011.
10.2	Lease, incorporated by reference to Exhibit 10.2 of the Company’s Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.
10.3	Form of Class A Warrant, incorporated by reference to Exhibit 10.3 of the Company’s Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.
10.4	Form of Class B Warrant, incorporated by reference to Exhibit 10.4 of the Company’s Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.
10.5	Form of Registration Rights Agreement, incorporated by reference to Exhibit 10.5 of the Company’s Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.
10.6 *
Director’s Agreement by and between the Company and Anthony Marchese, incorporated by reference to Exhibit 10.6 of the Company’s Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.

10.7
Form of Subscription Agreement for January 2011 Investment, incorporated by reference to Exhibit 10.7 of the Company’s Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.

10.8	Form of Warrant for January 2011 Investment, incorporated by reference to Exhibit 10.8 of the Company’s Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.
10.9
Form of Registration Rights Agreement for January 2011 Investment, incorporated by reference to Exhibit 10.9 of the Company’s Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.

10.10	Shareholders’ Agreement, incorporated by reference to Exhibit 10.10 of the Company’s Form 10-K for the period ended August 31, 2009 filed with the SEC on February 8, 2011.
10.11*	Director’s Agreement by and between the Company and General Gregory Martin, incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on February 23, 2011.
10.12*
Director’s Agreement by and between the Company and Graham A. Karklin incorporated by reference to Exhibit 10.12 of the Company’s Amendment No. 2 to its Registration Statement on Form S-1 (333-172116) filed with the SEC on May 25, 2011.

10.13
Investment Banking Agreement by and between the Company and Sunrise Securities Corp. incorporated by reference to Exhibit 10.13 of the Company’s Amendment No. 2 to its Registration Statement on Form S-1 (333-172116) filed with the SEC on May 25, 2011

10.14
Finders Agreement by and between the Company and Aspenwood Capital incorporated by reference to Exhibit 10.14 of the Company’s Amendment No. 2 to its Registration Statement on Form S-1 (333-172116) filed with the SEC on May 25, 2011

10.15
Institutional Public Relations Retainer Agreement by and between the Company and Sunrise Financial Group, Inc. incorporated by reference to Exhibit 10.15 of the Company’s Amendment No. 2 to its Registration Statement on Form S-1 (333-172116) filed with the SEC on May 25, 2011

10.16*
Summary of Dan Gorski Employment Arrangement incorporated by reference to Exhibit 10.16 of the Company’s Amendment No. 2 to its Registration Statement on Form S-1 (333-172116) filed with the SEC on May 25, 2011

10.17*
Summary of Wm. Chris Mathers Employment Arrangement incorporated by reference to Exhibit 10.17 of the Company’s Amendment No. 2 to its Registration Statement on Form S-1 (333-172116) filed with the SEC on May 25, 2011

10.18*
Summary of Stanley Korzeb Employment Arrangement incorporated by reference to Exhibit 10.18 of the Company’s Amendment No. 2 to its Registration Statement on Form S-1 (333-172116) filed with the SEC on May 25, 2011

10.19*	Employment Agreement by and between the Company and Marc LeVier, incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on May 9, 2011.
10.20*	Director’s Agreement by and between the Company and Jim Graham, incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed with the SEC on May 9, 2011.
10.21
Option Agreement for Wm. Chris Mathers incorporated by reference to Exhibit 10.21 of the Company’s Amendment No. 2 to its Registration Statement on Form S-1 (333-172116) filed with the SEC on May 25, 2011

10.22*	Form of Directors Option Agreement incorporated by reference to Exhibit 10.22 of the Company’s Amendment No. 2 to its Registration Statement on Form S-1 (333-172116) filed with the SEC on May 25, 2011
10.23
Form of Registration Rights Agreement for May/June option exercises, incorporated by reference to Exhibit 10.12 of the Company’s Form 10-Q for the period ended May 31, 2011 filed with the SEC on July 15, 2011

10.24	Denver Colorado Facilities Lease, incorporated by reference to Exhibit 10.13 of the Company’s Form 10-Q for the period ended May 31, 2011 filed with the SEC on July 15, 2011
10.25
Employment Agreement between the Company and Anthony Garcia date August 11, 2011, incorporated by reference to Exhibit 10.25 of the Company’s Form 10-K for the period ended August 31, 2012 filed with the SEC on November 15, 2012

10.26	Director Appointment Agreement dated February 2, 2012, incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed with the SEC on February 6, 2012
10.27	Separation Agreement and Release between the Company and Marc LeVier incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on July 24, 2012

10.28
Severance, Waiver and Release Agreement between the Company and Anthony Garcia dated September 14, 2012, incorporated by reference to Exhibit 10.25 of the Company’s Form 10-K for the period ended August 31, 2012 filed with the SEC on November 15, 2012

10.29
Supplemental Agreement bewteen the Company and Christopher Mathers dated September 26, 2012, incorporated by reference to Exhibit 10.25 of the Company’s Form 10-K for the period ended August 31, 2012 filed with the SEC on November 15, 2012

23.1	Consent of LBB & Associates Ltd., LLP incorporated by reference to Exhibit 23.1 to the Company's Form S-1/A filed with the SEC on November 29, 2012
23.2	Consent of Dorsey & Whitney LLP, incorporated in Exhibit 5.1 hereto
24.1	Power of Attorney incorporated by reference to Exhibit 24.1 to the Company's Form S-1/A filed with the SEC on November 29, 2012

101.INS(2)	XBRL Instance Document
101.SCH(2)	XBRL Taxonomy Extension — Schema
101.CAL(2)	XBRL Taxonomy Extension — Calculations
101.DEF(2)	XBRL Taxonomy Extension — Definitions
101.LAB(2)	XBRL Taxonomy Extension — Labels
101.PRE(2)	XBRL Taxonomy Extension — Presentations

* Management contract or compensatory plan or arrangement.

(1) Filed herewith.

(2) Previously filed with the Company's Form S-1/A filed with the SEC on November 29, 2012.

ITEM 17.   UNDERTAKINGS

 The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change  in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 ;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Sierra Blanca, State of Texas, on December 19, 2012.

TEXAS RARE EARTH RESOURCES CORP.

By:	/s/ Daniel E Gorski
Daniel E Gorski
Principal Executive Officer (Chief Executive Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Daniel E Gorski	President, Chief Executive Officer and Director	December 19, 2012
Daniel E Gorski

/s/ Wm. Chris Mathers	Principal Financial Officer and	December 19, 2012
Wm. Chris Mathers	Principal Accounting Officer (Chief Financial Officer)

/s/ Cecil C Wall *	Director	December 19, 2012
Cecil C Wall

/s/ Phillip Goodell *	Director	December 19, 2012
Phillip Goodell

/s/ Anthony Marchese *	Director	December 19, 2012
Anthony Marchese

/s/ Nicholas Pingitore *	Director	December 19, 2012
Nicholas Pingitore

/s/ John Tumazos *	Director	December 19, 2012
John Tumazos

/s/ James R Wolfe *	Director	December 19, 2012
James R Wolfe

*Daniel E. Gorski
Daniel E. Gorski
Attorney-in-Fact
Pursuant to the Power of Attorney filed as Exhibit 24.1 to the Company's Form S-1/A filed with the SEC on November 29, 2012.